                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                          THE SECURITIES ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 13, 1994


                           CORESTATES FINANCIAL CORP
    -----------------------------------------------------------------------
              (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER



    PENNSYLVANIA                   0-6879                      23-1899716
- --------------------------------------------------------------------------------
   (STATE OR OTHER               (COMMISSION                 (IRS EMPLOYEE
   JURISDICTION OF               FILE NUMBER)                IDENTIFICATION NO.)
   INCORPORATION)


                    CENTRE SQUARE WEST, 1500 MARKET STREET
        PHILADELPHIA, PENNSYLVANIA                           19101
- --------------------------------------------------------------------------------
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)


          REGISTRANT'S TELEPHONE, INCLUDING AREA CODE: (215) 973-3806
                                                       --------------


- --------------------------------------------------------------------------------
         (FORMER NAME AND FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

 ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
          ---------------------------------

 (A)   Consolidated Financial Statements of CoreStates             PAGE
            Financial Corp and Subsidiaries                        ----

       (1)  Consolidated Statements of Income for the years
            ended December 31, 1993, 1992, and 1991..............  5

       (2)  Consolidated Balance Sheets as of December 31,
            1993 and 1992........................................  6

       (3)  Consolidated Statements of Changes in Shareholders'
            Equity for the years ended December 31, 1993, 1992,
            and 1991.............................................  7

       (4)  Consolidated Statements of Cash Flows for the years
            ended December 31, 1993, 1992, and 1991..............  8

       (5)  Notes to the Consolidated Financial Statements.......  9 to 34

       (6)  Reports of Independent Auditors......................  35 to 37

       (7)  Management's Discussion and Analysis of Financial
            Condition and Results of Operations..................  38 to 64

       (8)  Supplemental Financial Data

            (a)  Five Year Average Balance Sheet, Statement
                 of Income and Balance Sheet                       65 to 70

            (b)  Shareholders' and Other Selected Data             71

            (c)  Rate/Volume Analysis                              72

            (d)  Loan Portfolio, Risk Elements and Allowance       73 to 77
                      for Loan Losses Data

            (e)  Selected Maturity and Interest Sensitivity Data   77 to 79

(B)  Exhibits

     23.1  Consent of Ernst & Young LLP
     23.2  Consent of KPMG Peat Marwick LLP
     23.3  Consent of Coopers & Lybrand LLP


                      EXHIBIT INDEX
                      -------------

     Exhibit No.
     -----------

     23.1  Consent of Ernst & Young LLP..........................  80
     23.2  Consent of KPMG Peat Marwick LLP......................  81
     23.3  Consent of Coopers & Lybrand LLP......................  82

                                   SIGNATURE
                                   ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CORESTATES FINANCIAL CORP
                                                   (Registrant)



                                            By /s/ Albert W. Mandia
                                               ------------------------
                                              Albert W. Mandia
                                              Executive Vice President, Finance
                                              (Principal Accounting Officer)

Dated:  September 13, 1994

CORESTATES FINANCIAL CORP AND SUBSIDIARIES

FINANCIAL STATEMENTS (a)


                                                                   PAGE
                                                                   ----


Consolidated Statements of Income for the
    years ended December 31, 1993, 1992, and 1991.............     5

Consolidated Balance Sheets as of December 31, 1993
    and 1992..................................................     6

Consolidated Statements of Changes in Shareholders'
    Equity for the years ended December 31, 1993,
    1992 and 1991.............................................     7

Consolidated Statements of Cash Flows for the years ended
    December 31, 1993, 1992, and 1991.........................     8

Notes to the Consolidated Financial Statements................     9 to 34

Reports of Independent Auditors...............................     35 to 37

Management's Discussion and Analysis of
    Financial Condition and Results of Operations.............     38 to 64

Supplemental Financial Data...................................     65 to 79

- ------------------------------------
(a) The accompanying Financial Statements have been restated to include the consolidated accounts of Independence Bancorp, Inc., which was acquired on June 27, 1994 and accounted for as a pooling of interests.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)

                                                                Year Ended December 31,
                                                           ------------------------------------
INTEREST INCOME                                               1993         1992         1991
                                                           ----------   ----------   ----------
Interest and fees on loans:
  Taxable income.........................................  $1,553,865   $1,609,209   $2,066,918
  Tax exempt income......................................      31,150       38,554       49,923
Interest on investment securities:
  Taxable income.........................................     185,866      216,074      230,930
  Tax exempt income......................................      19,304       22,777       30,813
Interest on time deposits in banks.......................      44,340       58,613       79,768
Interest on Federal funds sold, securities purchased
  under agreements to resell and other...................       7,339       16,611       26,925
                                                           ----------   ----------   ----------
     Total interest income...............................   1,841,864    1,961,838    2,485,277
                                                           ----------   ----------   ----------
INTEREST EXPENSE
Interest on deposits:
  Domestic savings.......................................     149,094      230,166      345,031
  Domestic time (Note 9).................................     212,471      311,970      528,439
  Overseas branches and subsidiaries.....................      18,248       28,319       76,929
                                                           ----------   ----------   ----------
     Total interest on deposits..........................     379,813      570,455      950,399
Interest on short-term funds borrowed (Note 10)..........      67,001       60,480      171,605
Interest on long-term debt (Note 11).....................      69,779       78,425       90,363
                                                           ----------   ----------   ----------
     Total interest expense..............................     516,593      709,360    1,212,367
                                                           ----------   ----------   ----------
     Net interest income.................................   1,325,271    1,252,478    1,272,910
Provision for losses on loans (Note 7)...................     121,201      160,250      291,261
                                                           ----------   ----------   ----------
     Net interest income after provision for
      losses on loans....................................   1,204,070    1,092,228      981,649
NON-INTEREST INCOME
Service charges on deposit accounts......................     179,428      163,132      142,989
Trust income.............................................     101,793       96,731       97,362
Fees for international services..........................      69,432       60,247       47,275
Debit and credit card fees...............................      61,717      152,078      168,056
Income from investment in EPS, Inc. (Note 20)............      13,159            -            -
Gains on trading account securities......................       2,254        1,836        2,613
Securities gains (losses) (Note 5).......................      16,110       13,805      (13,868)
Other gains (Notes 6 and 20).............................      11,000       41,072       89,062
Other operating income...................................     119,137       81,763       82,076
                                                           ----------   ----------   ----------
     Total non-interest income...........................     574,030      610,664      615,565
                                                           ----------   ----------   ----------
NON-FINANCIAL EXPENSES
Salaries, wages and benefits (Notes 12 and 13)...........     622,968      627,904      620,359
Net occupancy (Notes 8 and 14)...........................     114,951      112,765      121,848
Equipment expenses (Note 8)..............................      74,844       85,589       89,066
Other operating expenses (Note 16).......................     429,099      480,335      488,192
                                                           ----------   ----------   ----------
       Total non-financial expenses......................   1,241,862    1,306,593    1,319,465
                                                           ----------   ----------   ----------
INCOME BEFORE INCOME TAXES...............................     536,238      396,299      277,749
Provision for income taxes (Note 16).....................     173,809      128,165       97,432
                                                           ----------   ----------   ----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
    ACCOUNTING PRINCIPLE.................................     362,429      268,134      180,317
Cumulative effect of a change in accounting
  principle, net of income tax benefits of $7,005 in
  1993 and $43,760 in 1992 (Note 12).....................     (13,010)     (84,946)           -
                                                           ----------   ----------   ----------
NET INCOME...............................................  $  349,419   $  183,188   $  180,317
                                                           ==========   ==========   ==========
PER COMMON SHARE DATA (Based on weighted average
  shares outstanding of 145.398 million in 1993,
   135.813 million in 1992 and 133.237 million in 1991)
Income before cumulative effect of a change in
  accounting principle...................................       $2.49        $1.97        $1.35
                                                                =====        =====        =====
Net Income...............................................       $2.40        $1.35        $1.35
                                                                =====        =====        =====
Cash dividends declared..................................       $1.14        $1.02         $.97
                                                                =====        =====         ====

See accompanying notes to the financial statements.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)

                                                                  December 31,
                                                           -------------------------
                                                               1993          1992
                                                           -----------   -----------
ASSETS
Cash and due from banks (Note 4).........................  $ 2,521,676   $ 2,510,001
Time deposits, principally Eurodollars...................    1,319,457     1,815,394
Investment securities (market value: 1993-$3,628,119
  1992-$3,671,842) (Note 5)..............................    3,599,166     3,588,348
Total loans, net of unearned discounts of
  $151,994 in 1993 and $194,619 in 1992 (Note 6).........   19,776,258    18,940,402
  Less: Allowance for loan losses (Note 7)...............     (450,823)     (442,267)
                                                           -----------   -----------
          Net loans......................................   19,325,435    18,498,135
Federal funds sold and securities purchased under
  agreements to resell...................................      161,527       266,890
Trading account securities...............................        6,393         2,796
Due from customers on acceptances........................      332,234       632,976
Premises and equipment (Note 8)..........................      410,022       405,427
Other assets (Note 20)...................................      758,707     1,012,750
                                                           -----------   -----------
          Total assets...................................  $28,434,617   $28,732,717
                                                           ===========   ===========
LIABILITIES
Deposits:
  Domestic:
    Non-interest bearing.................................  $ 6,649,367   $ 6,460,415
    Interest bearing (Note 9)............................   13,686,027    14,446,043
  Overseas branches and subsidiaries (Note 9)............      796,902       766,119
                                                           -----------   -----------
          Total deposits.................................   21,132,296    21,672,577
Short-term funds borrowed (Note 10)......................    1,884,125     1,904,044
Bank acceptances outstanding.............................      337,180       635,544
Other liabilities (Note 12)..............................    1,123,342     1,068,395
Long-term debt (Note 11).................................    1,589,290     1,357,598
                                                           -----------   -----------
          Total liabilities..............................   26,066,233    26,638,158
                                                           -----------   -----------

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 15)

SHAREHOLDERS' EQUITY (NOTES 11, 13 AND 19)
Common stock: $1 par value; authorized 200.0 million
  shares; issued 145.8 million shares in 1993 and 144.7
  million shares in 1992 (including treasury shares of
  .4 million in 1993 and .2 million in 1992).............    2,368,384     2,094,559
                                                           -----------   -----------
          Total shareholders' equity.....................    2,368,384     2,094,559
                                                           -----------   -----------
          Total liabilities and shareholders' equity.....  $28,434,617   $28,732,717
                                                           ===========   ===========

See accompanying notes to the financial statements.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(IN THOUSANDS)

                                                           COMMON     CAPITAL    RETAINED    TREASURY
                                                           STOCK      SURPLUS    EARNINGS     STOCK       TOTAL
                                                          --------   --------   ----------   --------   ----------
Balances at January 1, 1991.............................  $ 60,703   $620,002   $  975,165   $(23,815)  $1,632,055
Acquisition of Independence Bancorp, Inc. (Note 2)......    16,128     89,681       91,702                 197,511
                                                          --------   --------   ----------   --------   ----------
Balances at January 1, 1991, restated...................    76,831    709,683    1,066,867    (23,815)   1,829,566
Net income..............................................                           180,317                 180,317
Net change in unrealized loss on marketable equity
 securities, net of tax (Note 5)........................                            22,257                  22,257
Treasury shares acquired (73 shares)....................                                       (3,051)      (3,051)
Repurchase and retirement of common stock...............       (12)       (66)         (21)                    (99)
Common stock issued under employee benefit
 plans (451 shares).....................................        56      1,650       (3,038)    14,670       13,338
Common stock issued under dividend reinvestment and
 stock purchase plans (262 shares)......................       142      2,016                   4,485        6,643
Foreign currency translation adjustments................                               674                     674
Common dividends declared...............................                          (122,234)               (122,234)
                                                          --------   --------   ----------   --------   ----------
Balances at December 31, 1991...........................    77,017    713,283    1,144,822     (7,711)   1,927,411

Net income..............................................                           183,188                 183,188
Net change in unrealized gain in marketable
 equity securities, net of tax (Note 5).................                             1,331                   1,331
Treasury shares acquired (30 shares)....................                                       (1,480)      (1,480)
Stock issued in public offering (7,842 shares)..........     7,842     59,739                               67,581
Common stock issued under employee benefit
 plans (1,230 shares)...................................     1,190     30,286          131        777       32,384
Common stock issued under dividend reinvestment
 plan (449 shares)......................................       338     14,083                   4,288       18,709
Conversion of subordinated debt.........................                               (45)       245          200
Foreign currency translation adjustments................                            (4,384)                 (4,384)
Common dividends declared...............................                          (130,381)               (130,381)
                                                          --------   --------   ----------   --------   ----------
Balances at December 31, 1992...........................    86,387    817,391    1,194,662     (3,881)   2,094,559

Net income..............................................                           349,419                 349,419
Issuance of shares in connection with a 100% common
 stock dividend.........................................    58,929    (58,929)
Net unrealized gain on investments available-for-sale,
 net of tax (Note 5)....................................                            64,305                  64,305
Acquisition of Inter Community Bancorp (Note 2).........                              (213)    17,459       17,246
Treasury shares acquired (1,060 shares).................                                      (28,734)     (28,734)
Repurchase and retirement of common stock...............      (382)    (2,255)      (5,808)                 (8,445)
Common stock issued under employee benefit
 plans (857 shares).....................................       586     13,701       (1,510)     4,156       16,289
Common stock issued under dividend reinvestment
 plan (358 shares)......................................       220      8,590         (101)     3,181       12,534
Foreign currency translation adjustments................                            (1,758)                 (1,758)
Common dividends declared...............................                          (147,031)               (147,031)
                                                          --------   --------   ----------   --------   ----------
Balances at December 31, 1993...........................  $145,740   $778,498   $1,451,965   $ (7,819)  $2,368,384
                                                          ========   ========   ==========   ========   ==========

See accompanying notes to the financial statements.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (IN THOUSANDS)

                                                                        Year Ended December 31,
                                                               ------------------------------------------
                                                                   1993           1992           1991
                                                               ------------   ------------   ------------
OPERATING ACTIVITIES
 Net income.......................................             $    349,419   $    183,188   $    180,317
 Adjustments to reconcile net income to net
     cash provided by operating activities:
   Cumulative effect of a change in
       accounting principle (Note 12).............                   13,010         84,946              -
   Provision for losses on loans..................                  121,201        160,250        291,261
   Provision for losses and writedowns
    on other real estates owned...................                   26,614         34,253         38,031
   Depreciation and amortization..................                   84,998        106,111        119,186
   Deferred income tax expense (benefit)..........                  (10,656)        26,864         32,238
   Securities (gains) losses (Note 5).............                  (16,110)       (13,805)        13,868
   Other gains (Notes 6 and 20)...................                  (11,000)       (41,072)       (89,062)
   Increase in due to factored clients............                  147,072          1,923         12,976
   Proceeds from contribution of assets
    to EPS joint venture (Note 20)................                        -         79,350              -
    Decrease in interest receivable...............                    3,646         44,398         59,495
    Decrease in interest payable..................                   (7,738)       (62,667)       (58,526)
   Other, net.....................................                   44,234         80,421         (7,277)
                                                               ------------   ------------   ------------
 NET CASH PROVIDED BY OPERATING ACTIVITIES........                  744,690        684,160        592,507
                                                               ------------   ------------   ------------

INVESTING ACTIVITIES
 Net (increase) decrease in loans (Note 6)........               (1,483,539)      (191,780)       499,710
 Proceeds from sales of loans (Note 6)............                  790,193        568,698      1,414,444
 Loans originated or acquired--non-bank
   subsidiaries...................................              (24,712,336)   (16,561,468)   (11,675,599)
 Principal collected on loans--non-bank
   subsidiaries...................................               24,411,312     16,364,389     11,563,639
 Net (increase) decrease in time deposits,
   principally Eurodollars........................                  495,615       (131,596)      (383,932)
 Purchases of investment securities...............               (2,252,933)    (2,169,341)    (1,600,443)
 Proceeds from sales of investment
   securities (Note 5)............................                  581,101        408,341        498,878
 Proceeds from maturities of investment
   securities.....................................                1,819,500      1,440,311        898,300
 Net (increase) decrease in Federal funds
   sold and securities purchased under
   agreements to resell...........................                  105,363        109,410        (94,351)
 Purchases of premises and equipment..............                 (107,275)       (47,221)       (77,635)
 Proceeds from sales and paydowns on other
   real estate owned..............................                   84,389         79,073         34,146
 Other, net.......................................                    6,689         49,505        (72,653)
                                                               ------------   ------------   ------------
   NET CASH PROVIDED BY (USED IN) INVESTING
     ACTIVITIES...................................                 (261,921)       (81,679)     1,004,504
                                                               ------------   ------------   ------------

FINANCING ACTIVITIES
 Net decrease in deposits.........................                 (540,605)      (244,987)      (692,831)
 Long-term debt issued (Note 11)..................                  916,519        332,775        626,145
 Retirement of long-term debt.....................                 (683,399)      (215,756)      (266,901)
 Net proceeds from issuance of common
   stock in public offering.......................                    4,966         71,782          1,746
 Net decrease in short-term funds
   borrowed.......................................                  (19,919)      (165,407)    (1,595,598)
 Cash dividends paid..............................                 (143,334)      (126,265)      (120,943)
 Other, net.......................................                   (5,322)        44,995         14,643
                                                               ------------   ------------   ------------
   NET CASH USED IN FINANCING ACTIVITIES..........                 (471,094)      (302,863)    (2,033,739)
                                                               ------------   ------------   ------------
  INCREASE (DECREASE) IN CASH AND DUE
    FROM BANKS....................................                   11,675        299,618       (436,728)
   Cash and due from banks at January 1,..........                2,510,001      2,210,383      2,647,111
                                                               ------------   ------------   ------------
 CASH AND DUE FROM BANKS AT DECEMBER 31,..........             $  2,521,676   $  2,510,001   $  2,210,383
                                                               ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the year for:
   Interest.......................................             $    524,565   $    771,780   $  1,271,606
                                                               ============   ============   ============
   Income taxes...................................             $    167,216   $    124,952   $     49,458
                                                               ============   ============   ============

See accompanying notes to the financial statements.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of CoreStates Financial Corp ("the Corporation") and all of its subsidiaries, including:
CoreStates Bank, N.A. ("CBNA"); New Jersey National Bank ("NJNB"); CoreStates Bank of Delaware, N.A. ("CBD"); Constellation Bank, N.A. ("Constellation Bank"); Bucks County Bank and Trust Company; Cheltenham Bank; Lehigh Valley Bank; and Third National Bank and Trust Company of Scranton. All material intercompany transactions have been eliminated. The financial statements include the consolidated accounts of Independence Bancorp, Inc. ("Independence"), which was acquired on June 27, 1994, and Constellation Bancorp ("Constellation"), which was acquired on March 16, 1994 for all periods presented. Both transactions were accounted for as poolings of interests. Certain amounts in prior years have been reclassified for comparative purposes.

All common shares outstanding and per common share data have been restated to reflect the impact of the Corporation's 100% stock dividend declared on August 17, 1993, and paid on October 15, 1993 to shareholders of record on September 15, 1993 ("the Stock Dividend"). An amount equal to the par value of the shares issued in connection with the Stock Dividend was transferred from capital surplus to common stock.

At the annual shareholders' meeting on April 20, 1993, an increase in the number of authorized shares of common stock from 80,000,000 to 200,000,000 was approved.

Changes in accounting principles.

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). FAS 112 established the accounting requirements for benefits provided to former or inactive employees after employment but before retirement. FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. The Corporation recognized the January 1, 1993 FAS 112 transitional liability of $20,015, $13,010 after-tax or $.09 per share, as the cumulative effect of a change in accounting principle.

Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 established the accounting and reporting requirements for investments in equity securities that have readily determinable fair values and for all investments in debt securities. All affected investment securities must be classified as either held-to-maturity, trading, or available-for-sale. Held-to-maturity securities are carried at amortized cost basis. Trading securities are carried at fair value with unrealized holding gains and losses reported in the income statement. Available-for-sale securities are carried at fair value with unrealized holding gains and losses reported as a component of shareholders' equity. As a result of adopting FAS 115, securities with an original carrying value of $1,272,138 were classified as available-for-sale at December 31, 1993 and were written up to their aggregate fair value of $1,370,606. After the related tax effects, shareholders' equity at December 31, 1993 was increased by $64,305 to reflect the write-up of these securities to fair value.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Effective January 1, 1992, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees. As permitted under FAS 106, the Corporation elected to immediately recognize the January 1, 1992 transitional liability of $128,706, $84,946 after-tax or $.62 per share, as the cumulative effect of a change in accounting principle.

INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). In the first quarter of 1992 the Corporation retroactively adopted FAS 109 as of January 1, 1987. Under the asset and liability method provided for by FAS 109, deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Corporation and its subsidiaries file a consolidated Federal income tax return.

INVESTMENT SECURITIES

Held-to-maturity securities are carried at cost adjusted for amortization of premiums and accretion of discounts, both computed on the interest method. Held-to-maturity securities primarily consist of debt securities. The Corporation has both the ability and positive intent to hold these securities until maturity. Trading account securities are carried at market values. Gains on trading account securities include both realized and unrealized gains and losses on the portfolio.

Debt securities not classified as held-to-maturity or trading and marketable equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The accumulated net unrealized gain on available-for-sale securities included in retained earnings was $64,305 at December 31, 1993.

The adjusted cost of a specific certificate sold is the basis for determining realized securities gains and losses as included in the consolidated statement of income in "non-interest income".

Interest and dividends on investment securities are recognized as income when earned.

LOANS

Interest on commercial loans is recognized on the daily principal amounts outstanding. Loan fees are generally considered as adjustments of interest rate yields and are amortized into interest income on loans over the terms of the related loans. Interest on installment loans is principally recognized on the interest method.

Commercial loans are placed on a non-accrual status, generally recognizing interest as income when received, when, in the opinion of management, the collectibility of principal or interest becomes doubtful. The deferral or non-recognition of interest does not constitute forgiveness of the borrower's obligation. In those cases where collection of principal is in doubt, additions are made to the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on management's evaluation of the effects on the loan portfolio of current economic and political conditions and other pertinent indicators. Activities in foreign countries may involve special risks not normally a part of domestic operations. Credit review personnel and senior officers evaluate the loan portfolio by determining the net realizable value of collateral and the financial strength of borrowers. Installment and credit card loans are evaluated largely on the basis of delinquency data because of the number of such loans and the relatively small size of each individual loan.

Additions to the allowance arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the allowance. Loans are charged off when there has been permanent impairment of the related carrying values.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed, generally, on the straight-line method at rates based on the following range of lives: buildings - 10 to 45 years; equipment - 3 to 12 years; and leasehold improvements - 3 to 15 years.

RETIREMENT PLANS

The Corporation maintains a non-contributory defined benefit pension plan for substantially all employees. Benefits are primarily based on the employee's years of credited service, average annual salary and primary social security benefit, as defined in the plan. It is the Corporation's policy to fund the plan on a current basis to the extent deductible under existing tax regulations.

The Corporation provides certain postretirement health care and life insurance benefits for retired employees. In order to participate in the health care plan, an employee must retire with at least 10 years of service. The postretirement health care plan is contributory, with retiree contributions based on years of service. It is the Corporation's policy to fund the health care plan on a current basis to the extent deductible under existing tax regulations.

INTERNATIONAL OPERATIONS

Forward exchange contracts are valued at current rates of exchange. Gains or losses on forward exchange contracts intended to hedge an identifiable foreign currency commitment are deferred and included in the measurement of the related foreign currency transaction. All other gains or losses on forward exchange contracts are included in the consolidated statement of income.

Currency gains and losses in connection with foreign loans and deposit contract transactions, which are included in interest income and expenses, are recognized pro rata over the contract terms. Foreign currency translation adjustments are recorded directly to retained earnings. The cumulative foreign currency translation gain (loss) was $(1,623), $135 and $4,519 at December 31, 1993, 1992 and 1991, respectively.

INTEREST RATE CONTRACTS

The Corporation uses various interest rate contracts such as, interest rate swaps, futures, forward rate agreements, caps and floors, primarily as hedges against specific assets, liabilities or anticipated transactions and to provide for the needs of its customers. For contracts designated as hedges, gains or losses are deferred and recognized as adjustments to interest income or expense of the underlying assets or liabilities. Gains or losses resulting from early terminations of contracts are deferred and amortized over the remaining term of the underlying assets or liabilities. Any fees received or disbursed which represent adjustments to the yield on interest rate contracts are capitalized and amortized over the term of the interest rate contracts. Other contracts are valued at market with gains or losses included in the consolidated income statement.

CASH DIVIDENDS DECLARED PER SHARE

Cash dividends declared per share for the periods prior to the acquisitions of Independence Bancorp, Inc. on June 27, 1994, Constellation Bancorp on March 16, 1994 and First Peoples Financial Corporation on September 3, 1992 assume that the Corporation would have declared cash dividends equal to the cash dividends per share actually declared by the Corporation.

2.  ACQUISITIONS AND PROPOSED ACQUISITIONS

On December 17, 1993, the Corporation purchased Inter Community Bancorp ("Inter Community"), a New Jersey bank holding company with $133 million in assets and $110 million in deposits at the time of the acquisition. As a result of this acquisition, 640 thousand shares of the Corporation's common stock was issued. The transaction had a total value of approximately $17 million and was accounted for under the purchase accounting method. Accordingly, the results of operations of Inter Community have been included with the Corporation since the date of acquisition. This acquisition is not material to the financial position or results of operations and accordingly, pro forma information is deemed not necessary.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

2.  ACQUISITIONS AND PROPOSED ACQUISITIONS (continued)

On March 16, 1994, the Corporation acquired Constellation Bancorp ("Constellation"), a New Jersey bank holding company with $2.3 billion in assets and $2.1 billion in deposits. The Corporation issued approximately 11.3 million shares of common stock to shareholders of Constellation based on an exchange ratio of .4137 of a share of the Corporation's common stock for each share of Constellation common stock.

On June 27, 1994, the Corporation acquired Independence Bancorp, Inc. ("Independence"), a Pennsylvania bank holding company with $2.6 billion in assets and $2.1 billion in deposits. The Corporation issued approximately 16.6 million shares of common stock to shareholders of Independence based on an exchange ratio of 1.5 shares of the Corporation's common stock for each share of Independence common stock.

The Constellation and Independence acquisitions were both accounted for as a pooling of interests; accordingly, the consolidated financial statements have been restated to include the consolidated accounts of Constellation and Independence for all periods presented. Previously reported information was as follows:


1993                                           CORPORATION    CONSTELLATION    INDEPENDENCE
- ----                                           -----------    -------------    ------------

Net interest income..........................   $1,117,901        $100,753         $106,617
Provision for losses on loans................      100,000          10,000           11,201
Non-interest income..........................      503,055          41,599           29,376
Non-financial expenses.......................    1,033,375         115,186           93,601
Provision for income taxes...................      159,654             662 (a)        8,312
Income before cumulative effect of a change
 in accounting principle.....................      327,927          16,504           22,879
Cumulative effect of a change in accounting
 principle, net of tax.......................      (13,010)              -
Net income...................................      314,917          16,504           22,879
Income per share before cumulative effect
 of a change in accounting principle.........         2.80             .61             1.98
Net income per share.........................         2.69             .61             1.98
Cash dividends declared......................         1.14               -             1.16

1992
- ----

Net interest income..........................   $1,057,046        $ 86,304         $109,128
Provision for losses on loans................      119,300          10,000           30,950
Non-interest income..........................      546,509          40,585           23,941
Non-financial expenses.......................    1,094,591         118,527           93,250
Provision for income taxes...................      127,260              53 (a)        1,757
Income (loss) before cumulative effect of a
 change in accounting principle..............      262,404          (1,691)           7,112
Cumulative effect of a change in accounting
 principle, net of tax.......................      (80,986)              - (c)        4,378 (b)
Net income, (loss)...........................      181,418          (1,691)          11,490
Income (loss) per share before cumulative
 effect of a change in accounting principle..         2.27            (.19)             .63
Net income (loss) per share..................         1.57            (.19)            1.02
Cash dividends declared......................         1.02               -             1.16

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

2.  ACQUISITIONS AND PROPOSED ACQUISITIONS - (continued)


1991
- ----

Net interest income........................    $1,086,393    $ 81,475       $105,042
Provision for losses on loans..............       190,601      81,995         18,665
Non-interest income........................       541,646      46,285         28,452
Non-financial expenses.....................     1,096,119     133,955         90,209
Provision for income taxes.................       113,573         532 (a)      5,664 (b)
Net income (loss)..........................       227,746     (88,722)        18,956
Net income (loss) per share................          2.00      (10.82)          1.72
Cash dividends declared....................           .97           -           1.16

- -------------------------------------------------------------------

(a) In 1993, Constellation prospectively adopted FAS 109. However, restated financial information is prepared as if Constellation retroactively adopted FAS 109 as of January 1, 1987. The impact of applying pooling of interests accounting rules and retroactively applying FAS 109 to Constellation had the following effects on restated net income and period-end common shareholders' equity:

                                      Increase (decrease)
                                         in net income           Cumulative increase
                                   --------------------------         in common
                                   Amount           Per Share    shareholders' equity
                                   ------           ---------    --------------------
Year ended:
 December 31, 1993............       $(5,076)          $(0.03)          $39,924
 December 31, 1992............           702             0.01            45,000
 December 31, 1991............        23,602             0.02            44,298

(b) Independence prospectively adopted FAS 109 on January 1, 1992, recognizing a cumulative benefit of $4.4 million as the cumulative effect of a change in accounting principle. However, restated financial information is prepared as if Independence retroactively adopted FAS 109 as of January 1, 1987. The impact of applying pooling of interests accounting rules and retroactively applying FAS 109 to Independence has the following effects on restated net income and period-end common shareholders' equity:

                                      Increase (decrease)
                                         in net income           Cumulative increase
                                   --------------------------         in common
                                   Amount           Per Share    shareholders' equity
                                   ------           ---------    --------------------
Year ended:
  December 31, 1993............           -                 -                 -
  December 31, 1992............     $(4,378)           $(0.03)                -
  December 31, 1991............      (1,265)            (0.01)           $4,378

(c) Constellation adopted FAS 106 on January 1, 1993, the date required under that statement. Constellation elected not to recognize immediately its $6.0 million transitional liability, but to amortize that liability over 20 years. As permitted under FAS 106 and pooling accounting, the restated financial information is prepared as if Constellation adopted FAS 106 effective January 1, 1992 and immediately recognized the $6.0 million, $4.0 million after-tax, transitional liability. Restated salaries, wages and benefits have been adjusted accordingly.

Subsequent to the March 16, 1994 consummation of the Constellation acquisition, Constellation recorded merger-related charges in the first quarter of 1994 in connection with a change in strategic direction related to problem assets and to conform its consumer lending charge-off policies to those of the Corporation, and charges for expenses attributable to the acquisition. These merger related charges totalled $127.8 million after-tax, or $0.89 per share. On a pre-tax basis, the merger-related charges consisted of a $120.0 million provision for loan losses, a $28.0 million addition to the OREO reserve, $13.0 million for the writedown of purchased mortgage servicing rights and related assets, and $34.0 million for expenses directly attributable to the acquisition.

Subsequent to the June 27, 1994 consummation of the Independence acquisition, Independence recorded merger-related charges in the second quarter of 1994 in connection with a change in strategic direction related to problem assets and to conform its consumer lending charge-off policies to those of the Corporation, and charges for expenses attributable to the acquisition. These merger-related charges totalled $39.9 million after-tax, or $0.28 per share. On a pre-tax basis, the merger-related charges consisted of a $25.0 million provision for loan losses, a $4.0 million addition to the OREO reserve, and $29.7 million for expenses directly attributable to the acquisition.

In March 1994, the Corporation announced a definitive agreement to acquire Germantown Savings Bank ("GSB"), a $1.6 billion Pennsylvania chartered stock savings bank. Under the terms of the agreement each of GSB's 4.19 million shares of common stock will be exchanged for a combination of the Corporation's common stock, equal to 55% of the $62 per GSB share purchase price, and cash, equal to 45% of the purchase price. The total purchase price is approximately $260 million. The acquisition will be accounted for as a purchase creating intangible assets of approximately $141 million. The Corporation plans to purchase in the market 100% of the shares to be issued. The transaction is expected to close in the fourth quarter of 1994, assuming approval by regulators and GSB shareholders. A summary of unaudited historical financial information for GSB follows:

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

2.  ACQUISITIONS AND PROPOSED ACQUISITIONS - (continued)

                                             1993     1992(d)    1991(c)
                                           -------    -------    -------
Operating results (in thousands,
  except per share):
Net income...............................  $20,498    $15,183     $8,345
Per common share.........................     4.68       3.54       2.06
Average common and common
  equivalent shares outstanding..........    4,377      4,287      4,061

Balance sheet at year-end (in
  millions, except per share):
Assets...................................  $ 1,637    $ 1,555
Loans....................................    1,039      1,017
Deposits.................................    1,476      1,419
Shareholders' equity.....................      142        120
Book value per common share..............    33.89      29.26
- ---------------------------

(d) Before extraordinary item and cumulative effect of a change in accounting principle.

A summary of unaudited pro forma financial information for the Corporation and GSB combined follows:

                                          1993
                                     ----------
Operating results (in thousands,
  except per share):
Net interest income................  $1,382,777
Non-interest income................     580,445
Income before cumulative effect
  of a change in accounting
  principle........................     370,755
Per common share...................        2.45
Average common shares
  outstanding......................     151,032

                                          1993
                                     ----------
Balance sheet at year-end (in
  millions, except per share):
Assets.............................     $30,238
Loans..............................      20,823
Deposits...........................      22,617
Shareholders' equity...............       2,474
Book value per common share........       16.41

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the balance sheet, for which it is practicable to estimate that value. FAS 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contractual obligation or right that will be settled with another financial instrument.

In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through those techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS: continued

CASH AND DUE FROM BANKS AND SHORT-TERM INSTRUMENTS The carrying amounts reported in the balance sheet for cash and due from banks and short-term instruments approximate their fair values. Short-term instruments include: time deposits; Federal funds sold; and securities purchased under agreements to resell, all of which generally have original maturities of less than 90 days.

INVESTMENT SECURITIES Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. See Note 5 for the carrying value and estimated fair value of investment securities.

TRADING ACCOUNT SECURITIES Fair values for the Corporation's trading account securities, which also are the amounts recognized in the balance sheet, are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS Fair values are estimated for loans in groups with similar financial and risk characteristics. Loans are segregated by type including: commercial and industrial, commercial real estate; residential real estate; credit card and other consumer; financial institutions; factoring receivables; and foreign. Each loan type is further segmented into fixed and variable rate interest terms and by performing and non-performing categories in order to estimate fair values.

The fair value of fixed-rate performing loans is calculated by discounting scheduled principal and interest cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan type at December 31, 1993 and 1992. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan type, modified by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources.

For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using secondary market rates adjusted for differences in servicing and credit costs.

For variable rate loans that reprice frequently and which have experienced no significant change in credit risk, fair values are based on carrying amounts.

Fair value for non-performing loans is based on discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding cash flows, and discount rates are determined using available market information and specific borrower information.

The following table presents carrying amounts and estimated fair values for loans at December 31, 1993 and 1992. Disclosures about fair value of lease financing receivables, which totaled $728,764 and $583,187 at December 31, 1993 and 1992, respectively, are not required by FAS 107, accordingly, the following table excludes lease financing receivables.

                                                         1993                       1992
                                               -------------------------  -------------------------
                                                 Carrying       Fair        Carrying       Fair
                                                  Amount        Value        Amount        Value
                                               ------------  -----------  ------------  -----------
Domestic loans:
  Commercial, industrial and other...........  $ 7,879,451   $ 7,869,217  $ 7,354,666   $ 7,357,065
  Real estate loans..........................    6,663,656     6,695,595    7,028,097     7,100,150
  Consumer:
    Installment..............................    1,361,581     1,380,210    1,379,760     1,395,043
    Credit card..............................    1,174,024     1,274,288      957,168     1,042,348
  Financial institutions.....................      870,489       872,396      783,125       788,767
  Factoring receivables......................      555,211       555,211      454,244       454,244
Foreign......................................      543,082       543,127      400,155       401,067
                                               -----------   -----------  -----------   -----------
  Total loans, excluding lease
  financing..................................   19,047,494    19,190,044   18,357,215    18,538,684
Allowance for loan losses....................     (450,823)            -     (442,267)            -
                                               -----------   -----------  -----------   -----------
  Net loans, excluding lease
    financing................................  $18,596,671   $19,190,044  $17,914,948   $18,538,684
                                               ===========   ===========  ===========   ===========

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS: continued

The fair value estimate for credit card loans is based on the value of existing loans at December 31, 1993 and 1992. This estimate does not include the benefit that relates to estimated cash flows from new loans expected to be generated from existing cardholders over the remaining life of the portfolio. That benefit is estimated to be approximately $64 million at December 31, 1993 and $62 million at December 31, 1992 and is neither included in the fair value estimate for credit card loans, nor recorded as an intangible asset in the consolidated balance sheet.

DEPOSIT LIABILITIES The fair values disclosed for demand deposits (non-interest bearing checking accounts, NOW accounts, savings accounts, and money market accounts) are, by FAS 107 definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates offered on certificates at December 31, 1993 and 1992, respectively, to an estimate of aggregate expected maturities for those certificates of deposit.

The following table presents carrying amounts and estimated fair values of deposits at December 31, 1993 and 1992:

                                             1993                      1992
                                   ------------------------  ------------------------
                                    Carrying       Fair       Carrying       Fair
                                     Amount        Value       Amount        Value
                                   -----------  -----------  -----------  -----------
Domestic:
  Non-interest bearing checking..  $ 6,649,367  $ 6,649,367  $ 6,460,415  $ 6,460,415
  NOW accounts...................    1,907,537    1,907,537    1,913,539    1,913,539
  Savings accounts...............    4,188,103    4,188,103    4,285,076    4,285,076
  Money market accounts..........    3,043,779    3,043,779    2,834,768    2,834,768
  Time deposits..................    4,546,608    4,708,460    5,412,660    5,577,814
                                   -----------  -----------  -----------  -----------
        Total domestic deposits..   20,335,394   20,497,246   20,906,458   21,071,612
Overseas branches and
   subsidiaries..................      796,902      796,902      766,119      766,119
                                   -----------  -----------  -----------  -----------
        Total deposits...........  $21,132,296  $21,294,148  $21,672,577  $21,837,731
                                   ===========  ===========  ===========  ===========

The estimated fair values above do not include the benefit that results from funding provided by core deposit liabilities as compared to the cost of borrowing funds in the financial markets. That benefit, commonly referred to as a deposit base intangible, is estimated to be approximately $570,000 at December 31, 1993 and $515,000 at December 31, 1992 and is neither considered in the above estimated fair value amounts nor recorded as an intangible asset in the consolidated balance sheet. The core deposit base intangible was determined by using a discounted cash flow approach to value the spread between the cost of core deposit liabilities and the cost of alternative borrowing sources over the estimated lives of the core deposit liabilities.

SHORT-TERM FUNDS BORROWED The carrying amounts of Federal funds purchased, securities sold under agreements to repurchase, commercial paper and other short-term borrowings approximate their fair values.

LONG-TERM DEBT The fair values for long-term debt are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses based on the Corporation's borrowing rates at December 31, 1993 and 1992 for comparable types of borrowing arrangements. See Note 11 for additional information regarding the carrying value and estimated fair value of long-term debt.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS-continued

OFF-BALANCE SHEET INSTRUMENTS Fair values for the Corporation's futures, forwards, interest rate swaps, options, interest rate caps and floors, and foreign exchange contracts are based on quoted market prices (futures); current settlement values (forwards); quoted market prices of comparable instruments (foreign currency exchange contracts); or, if there are no relevant comparable instruments, on pricing models or formulas using current assumptions (interest rate swaps, interest rate caps and floors, and options). The fair value of commitments to extend credit other than credit card is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
The value of commitments to extend credit under credit card lines is embodied in the benefit that relates to estimated cash flows from new loans expected to be generated from existing cardholders over the remaining life of the portfolio.

The fair value of standby and commercial letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate the agreements or otherwise settle the obligations with the counterparties. See
Note 15 for the notional value and estimated fair value of the Corporation's off-balance sheet financial instruments.

4.  CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1993 and 1992 were approximately $462,000, and $326,000, respectively.

5.  INVESTMENT SECURITIES

The carrying and fair values of investment securities at December 31, 1993 and 1992 were as follows:

                                                Gross       Gross
                                              Unrealized  Unrealized     Fair
                                     Cost       Gains       Losses      Value
                                  ----------  ----------  ----------  ----------
1993
- ----
Held-to-Maturity
- ----------------
U.S. Treasury...................  $  522,537    $  6,203     $   169  $  528,571
U.S. Government agencies........   1,318,522       5,481       2,758   1,321,245
State and municipal.............     277,377      16,753         247     293,883
Other:
 Domestic.......................      88,423       1,193         154      89,462
 Foreign........................      21,701       2,655           4      24,352
                                  ----------    --------     -------  ----------
  Total held-to-maturity........  $2,228,560    $ 32,285     $ 3,332  $2,257,513
                                  ==========    ========     =======  ==========

Available-for-Sale
- ------------------
U.S. Treasury...................  $  435,721    $ 14,320     $   502  $  449,539
U.S. Government agencies........     439,496       9,815         621     448,690
State and municipal.............      77,050       2,185         174      79,061
Other:
 Domestic.......................     308,488      26,988       5,919     329,557
 Foreign........................      11,383      52,376           -      63,759
                                  ----------    --------     -------  ----------
   Total available-for-sale.....  $1,272,138    $105,684     $ 7,216  $1,370,606
                                  ==========    ========     =======  ==========

1992
- ----
U.S. Treasury...................  $  887,055    $ 16,548     $ 2,754  $  900,849
U.S. Government agencies........   1,848,837      21,207       8,225   1,861,819
State and municipal.............     419,303      18,026         578     436,751
Other:
 Domestic.......................     398,388      27,936      13,048     413,276
 Foreign........................      34,765      24,382           -      59,147
                                  ----------    --------     -------  ----------
  Total investment securities.    $3,588,348    $108,099     $24,605  $3,671,842
                                  ==========    ========     =======  ==========

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

5.  INVESTMENT SECURITIES - (continued)

At December 31, 1992, the other domestic investment securities category included marketable equity securities of $37,204, which were carried at the aggregate of their lower of cost or market in 1992. During 1991, the Corporation recorded $24,589 of pre-tax losses for write-downs against these securities. These write-downs reflected the amount of market value impairment in the portfolio which management viewed to be due to other than temporary conditions. During 1992, the Corporation recorded pre-tax gains of $2,636 on sales of certain domestic marketable equity securities. At December 31, 1992, the market value of the marketable equity securities portfolio exceeded its carrying value by $20,592. As a result of the December 31, 1993 adoption of FAS 115, these marketable equity securities are carried in the available-for-sale portfolio and have been written up by $26,257, the aggregate of their excess December 31, 1993 fair values over cost, through an after-tax credit to retained earnings. The Corporation recorded pre-tax gains of $13,594 on sales of certain domestic equity securities in 1993. During 1993 and 1992, the Corporation recorded pre-tax gains of $8,617 and $5,325 on sales of foreign equity securities.

Included in other domestic securities available-for-sale at December 31, 1993 were mortgage residual securities with an amortized cost and fair value of $13,251 and $8,339, respectively. At December 31, 1992, the carrying value and market value were $26,401 and $16,144, respectively. Write-downs of $3,961 and $2,376 were recognized in 1993 and 1992, respectively, on these investments and were included in securities gains and losses. During the first quarter of 1994, a $3.4 million after-tax impairment loss was recognized on these mortgage residual securities as the cumulative effect of a change in accounting principle. The loss was the result of a write-down to fair value of these securities which were deemed to be impaired. This write-down resulted from a FASB interpretation of FAS 115 reached by a consensus of the FASB Emerging Issues Task Force in March 1994, providing more definitive criteria for recognition of impairment losses on these types of securities.

At December 31, 1993 and 1992, there were no investments in securities of any single, non-Federal issuer in excess of 10% of shareholders' equity.

Securities with a carrying value of $3,519,767 were pledged at December 31, 1993 to secure public deposits, trust deposits, and for certain other purposes as required by law.

The amortized cost and estimated fair value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                         Amortized     Fair
                                            Cost       Value
                                         ----------  ----------
Held-to-Maturity
- ----------------
Due in one year or less................  $  374,557  $  377,083
Due after one year through five years..     458,311     472,150
Due after five year through ten years..      95,941      97,760
Due after ten years....................      69,659      75,246
                                         ----------  ----------
                                            998,468   1,022,239
Mortgage-backed securities.............   1,187,628   1,189,159
                                         ----------  ----------
                                         $2,186,096  $2,211,398
                                         ==========  ==========
Available-for-Sale
- ------------------
Due in one year or less................  $  141,297  $  141,304
Due after one year through five years..     239,892     241,703
Due after five year through ten years..     282,505     295,170
Due after ten years....................      72,596      74,249
                                         ----------  ----------
                                            736,290     752,426
Mortgage-backed securities.............     489,139     492,976
                                         ----------  ----------
                                         $1,225,429  $1,245,402
                                         ==========  ==========

Proceeds from sales of investments in debt securities during 1993, 1992 and 1991 were $535,267, $344,605 and $490,313, respectively. Gross gains of $6,069 in 1993, $8,475 in 1992 and $13,704 in 1991, and gross losses of $200 in 1993, $808 in 1992 and $3,056 in 1991 were realized on those sales.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

6.  LOAN PORTFOLIO

For a breakdown of the loan portfolio by type of loan and for information on non-performing loans, refer to Supplemental Financial Data under the captions Loan Portfolio and Non-Performing Assets (pages 73 and 75).

The book value of real estate loans transferred to other real estate owned during 1993, 1992 and 1991 was $48,124, $126,184 and $163,808 respectively.
Other real estate owned includes properties that the Corporation has acquired in foreclosure or that have been determined to be "in substance" foreclosed.

At December 31, 1993 and 1992, the Corporation had loans totalling $172,175 and $237,466, respectively, to its directors, officers and companies in which the directors had a 10% or more voting interest. These loans were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The 1993 additions and reductions were $2,474,519 and $2,539,810, respectively.

In October 1991, the Corporation sold $1,036,514 of credit card receivables, representing most of its out-of-region credit card portfolio. The sale resulted in a net gain of $55,143 after $33,919 of income tax expense. The majority of the loans were sold net of $27,486 of the allowance for loan losses and the gain also reflects the write-off of $74,748 of intangible assets associated with the loans sold.

In May 1992, the Corporation sold the assets of Signal Financial Corp, a consumer finance subsidiary, including approximately $300,000 of consumer installment loans. The loans were sold net of $14,700 of the allowance for loan losses. This transaction had an immaterial impact on the earnings of the Corporation.

In September 1993, the Corporation sold five of its seven branches from the Virgin Islands operations. The five branches had loans of $131,200 and deposits of $228,800 at the time of sale. The Corporation recorded a pre-tax gain of $11,000 on the sale. Also in 1993, the Corporation sold $207,000 of fixed-rate home equity loans in two securitization transactions.

7.  ALLOWANCE FOR LOAN LOSSES

The following represents an analysis of changes in the allowance for loan losses for the years ended December 31, 1993, 1992 and 1991:

                                                  1993        1992        1991
                                               ----------  ----------  ----------
Balance at beginning of period...............  $ 442,267   $ 473,301   $ 512,288
Allowance for loans sold at date of sale.....       (353)    (14,700)    (27,486)
Allowance for loans purchased at date
   of purchase...............................          -       1,028           -
Allowance for loans of bank acquired under
   purchase method of accounting.............      2,703           -           -
Provision charged to operating expense.......    121,201     160,250     291,261
Recoveries of loans previously charged off.       86,738      70,069      81,791
Loan charge-offs.............................   (201,733)   (247,681)   (384,553)
                                               ---------   ---------   ---------
Balance at end of period.....................  $ 450,823   $ 442,267   $ 473,301
                                               =========   =========   =========

8. PREMISES AND EQUIPMENT

The consolidated balance sheet includes premises and equipment, net of accumulated depreciation and amortization of $525,889 and $544,978 at December 31, 1993 and 1992, respectively. Depreciation and amortization of premises and equipment for the years ended December 31, 1993, 1992, and 1991 was $59,792, $67,384 and $73,142, respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

9. TIME DEPOSITS

Domestic time deposits in denominations of $100 or more at December 31, 1993, 1992, and 1991 were:

                                          1993      1992       1991
                                        --------  --------  ----------

Commercial certificates of deposit....  $330,915  $687,408  $1,104,977
 Other domestic time deposits,
    principally savings certificates..   110,115   160,487     255,712
                                        --------  --------  ----------
               Total..................  $441,030  $847,895  $1,360,689
                                        ========  ========  ==========

Interest expense on domestic time deposits in denominations of $100 or more for the years ended December 31, 1993, 1992 and 1991 was:

                                                  1993     1992      1991
                                                 -------  -------  --------
Interest expense:
    Commercial certificates of deposit.........  $15,912  $34,877  $ 93,161
    Other domestic time deposits, principally
           savings certificates................    7,430   13,818    18,298
                                                 -------  -------  --------
               Total...........................  $23,342  $48,695  $111,459
                                                 =======  =======  ========

Substantially all of the deposits of overseas branches and subsidiaries were time deposits in denominations of $100 or more for each of the three years.

10. SHORT-TERM FUNDS BORROWED

Short-term funds borrowed at December 31, 1993 and 1992 include the following:

                                                         1993        1992
                                                      ----------  ----------
Federal funds purchased (a).........................  $  606,617  $  848,953
Securities sold under agreements to repurchase (b)..     249,731     427,349
Commercial paper (c)................................     501,838     566,990
Other short-term funds borrowed (d).................     525,939      60,752
                                                      ----------  ----------
          Total short-term funds borrowed (e).......  $1,884,125  $1,904,044
                                                      ==========  ==========

(a) Federal funds purchased generally represent the overnight Federal funds transactions of banking subsidiaries with correspondent banks. The weighted average interest rate was 3.15% in 1993, 3.39% in 1992 and 5.82% in 1991. The maximum amount outstanding at any month-end was $1,160,951 in 1993, $848,953 in 1992 and $1,403,150 in 1991.

(b) Securities sold under agreements to repurchase usually mature within one to thirty days or are due on demand. The weighted average interest rate was 2.73% in 1993, 3.57% in 1992 and 5.24% in 1991. The maximum amount outstanding at any month-end was $386,368 during 1993, $427,349 during 1992 and $653,079 during
1991.

(c) Commercial paper issued by CoreStates Capital Corp is used to finance the short-term borrowing requirements of certain banking-related activities. Commercial paper is issued with maturities of not more than nine months and there are no provisions for extension, renewal or automatic rollover. The weighted average interest rate on commercial paper borrowings was 3.14% in 1993, 3.72% in 1992 and 6.28% in 1991. The maximum amount outstanding at any month-end was $714,439 in 1993, $578,364 in 1992 and $1,074,105 in 1991.

At December 31, 1993, the Corporation had fee-based lines of credit facilities from unaffiliated banks totalling $645,000. The lines of credit were established in support of commercial paper borrowings and general corporate purposes. In accordance with the terms of the credit agreement, all of the lines expire July 30, 1994. Subsequently, these lines were extended to July 25, 1995. There were no borrowings under these lines at December 31, 1993. The interest rate charged for usage of these lines varies with money market conditions.

(d) Other short-term funds borrowed include term Federal funds purchased and demand notes payable to the U.S. Treasury.

(e) The aggregate average funds borrowed were $1,962,000 in 1993, $1,657,000 in 1992 and $2,813,000 in 1991. The weighted average interest rate was 3.42% in 1993, 3.65% in 1992 and 6.10% in 1991. The average interest rate is calculated primarily on a daily average of funds borrowed.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

11.  LONG-TERM DEBT

Long-term debt at December 31, 1993 and 1992 includes the following:

                                              1993                   1992
                                     ----------------------  ----------------------
                                      Carrying      Fair      Carrying      Fair
CoreStates Financial Corp:             Amount      Value       Amount      Value
                                     ----------  ----------  ----------  ----------
 8 5/8% Mortgages due 2001.........  $   10,803  $   12,505  $   11,555  $   12,481
 5 1/2% Convertible Subordinated
   Debentures due 1993 (a).........                              19,987      20,145
 7% Convertible Subordinated
   Debentures due 2011 (b).........      42,147      44,813      42,147      39,407
 Subordinated Debentures due
   2000 (c)........................      25,000      25,000      25,000      25,000
                                     ----------  ----------  ----------  ----------
                                         77,950      82,318      98,689      97,033
                                     ----------  ----------  ----------  ----------
CoreStates Capital Corp ("CSCC"):
 5 7/8% Guaranteed Subordinated
   Notes due 2003 (d)..............     200,000     192,480
 6 5/8% Guaranteed Subordinated
   Notes due 2005 (e)..............     175,000     172,358
 9 5/8% Guaranteed Subordinated
   Notes due 2001 (f)..............     150,000     178,395     150,000     167,250
 9 3/8% Guaranteed Subordinated
   Notes due 2003 (g)..............     100,000     118,830     100,000     110,820
 Medium Term Notes (h).............     808,085     812,299     531,070     538,426
 8 3/8% Guaranteed Notes due
   1996 (i)........................                             200,000     205,780
 8 1/2% Guaranteed Notes due
   1996 (j)........................                             125,000     126,138
                                     ----------  ----------  ----------  ----------
                                      1,433,085   1,474,362   1,106,070   1,148,414
                                     ----------  ----------  ----------  ----------
Other subsidiaries:
 9.35% Subordinated
   Note due July 2003 (k)..........      10,000      10,250      10,000      10,300
 Senior debt, due September
   1993 (l)........................                              60,000      60,000
 8 1/4% Subordinated Capital
   Notes due January 1999 (m)......                              25,086      25,274
 9 7/8% Mortgages due 2003.........                              16,983      19,656
 Federal Home Loan Bank
   Borrowings (n)..................      65,000      66,801      35,000      35,069
 Various other.....................       3,255       3,367       5,770       5,801
                                     ----------  ----------  ----------  ----------
                                         78,255      80,418     152,839     156,100
                                     ----------  ----------  ----------  ----------
 Total long-term debt (o)..........  $1,589,290  $1,637,098  $1,357,598  $1,401,547
                                     ==========  ==========  ==========  ==========

(a) The Debentures were retired at par plus accrued interest on the June 1, 1993 maturity date.

(b) The Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of common stock at a conversion price of $24.1667 per share. The debentures are redeemable at the Corporation's option at a price of 102.1% of par on or after June 15, 1993, declining annually thereafter to par on and after June 15, 1996, together in each case with accrued interest.

(c) The Debentures were issued for general purposes at a floating rate of prime plus .25%. These debentures were originally issued by Independence in 1990. The debentures were retired at par plus accrued interest in January 1994.

(d) The Notes are not subject to redemption prior to maturity and are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all outstanding senior Corporation indebtedness.

(e) The Notes are not subject to redemption prior to maturity and are unconditionally guraranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all outstanding Senior Corporation indebtedness.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

11.  LONG-TERM DEBT (continued)

(f) The Notes are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all existing and future senior indebtedness of the Corporation.

(g) The Notes are not subject to redemption prior to maturity and are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all existing and future senior Corporation indebtedness.

(h) CSCC can issue up to $825,000 in Medium Term Notes (Senior and Subordinated) ranging in maturity from nine months to thirty years from date of issue. The interest rate or interest rate formula on each Note is established by CSCC at the time of issuance. The Senior Notes are unconditionally guaranteed as to payment of principal and interest by the Corporation. The Subordinated Notes are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Subordinated Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all existing and future senior Corporation indebtedness. At December 31, 1993, $808,085 of debt was outstanding at interest rates ranging from 4.88% to 8.63% with terms up to three years.

Under existing shelf registration statements filed with the Securities and Exchange Commission (SEC), the Corporation had debt and capital securities that were registered but unissued of approximately $177,000 at December 31, 1993. In February 1994, the Board of Directors approved the filing of a shelf registration with the SEC that will (when effective) cover the issuance of a broad range of debt and equity securities that will increase available registered but unissued securities to $1 billion.

(i) On November 1, 1993, the Notes were redeemed at the option of CSCC at par plus interest to the date of redemption.

(j) On April 1, 1993, the Notes were redeemed at the option of CSCC at par plus interest to the date of redemption.

(k) The Note is redeemable at CBNA's option. During 1994, the redemption price is 103.0% through June 30, and 102.5% from July 1 to December 31.

(l) In November 1990, CBD entered into an agreement with the Student Loan Marketing Association (Sallie Mae) to borrow $102,000 at a sub-LIBOR rate of interest. This borrowing matured September 15, 1993.

(m) The Subordinated Capital Notes were redeemed at par plus interest in January 1994. Accordingly, the Notes were classified as short-term borrowings at December 31, 1993.

(n) The borrowings range in maturity from May 1995 to June 1997 at floating interest rates from one month LIBOR less .10% to three month LIBOR less .10% and fixed interest rates from 4.58% to 5.89%.

(o) The consolidated aggregate maturities and sinking fund requirements for long-term debt for the years ended December 31, 1994 through 1998 are:
$187,394; $469,489; $200,938; $21,438; and $2,051, respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

12.  RETIREMENT AND BENEFIT PLANS

Pension expense under the Corporation's defined benefit pension plans was $12,007 in 1993, $10,926 in 1992 and $10,633 in 1991. The projected benefit obligation exceeded plan assets at fair value by $46,345 at December 31, 1993, based on current and estimated future salary levels. The excess of the projected benefit obligation is reconciled to the accrued pension cost included in other liabilities as follows:

                                                               December 31,
                                                            -------------------
                                                              1993       1992
                                                            ---------  --------
Plan assets at fair value(a)..............................  $484,273   $454,039
                                                            --------   --------
  Present value of benefit obligation:
  Accumulated benefits based on salaries to date,
    including vested benefits of $384,469 in 1993 and
    $317,243 in 1992......................................   419,943    345,907
  Additional benefits based on estimated future
    salary levels.........................................   110,675     84,359
                                                            --------   --------
Projected benefit obligation..............................   530,618    430,266
Amount projected benefit obligation is (over)/under plan    --------   --------
  assets at fair value at December 31,....................   (46,345)    23,773
Reconciliation:
  Unrecognized prior service cost.........................     5,736      6,712
  Unrecognized net asset from date of initial
   application............................................   (31,551)   (36,679)
  Net deferred actuarial (loss)/gain......................    44,172    (10,598)
                                                            --------    -------
Accrued pension expense included in other liabilities.....  $(27,988)  $(16,792)
                                                            ========   ========

  (a) Primarily U.S. Government securities, U.S. agency securities, fixed income securities and commingled funds managed by subsidiary banks.

Net pension cost for the years ended December 31, 1993, 1992 and 1991 included the following expense (income) components:

                                                    1993       1992       1991
                                                  ---------  ---------  ---------
Service cost benefits earned during the period..  $ 16,117   $ 15,384   $ 13,819
Interest cost on projected benefit obligation...    35,186     32,933     30,461
Actual return on plan assets....................   (49,401)   (16,426)   (99,173)
Net amortization and deferral...................    10,105    (20,965)    65,526
                                                  --------   --------   --------
  Net pension cost..............................  $ 12,007   $ 10,926   $ 10,633
                                                  ========   ========   ========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for the Corporation was 7.0% and 8.0%, respectively, at December 31, 1993 and 1992. The discount rate used in the Constellation plan was 7.0% and 9.0%, respectively, at December 31, 1993 and 1992. The rate of increase on future compensation levels used for both plans was 5.0% to 6.0%. The expected long-term rate of return on plan assets for both plans was 8.5% to 9.5%.

The Corporation sponsors a savings plan for its employees. Contributions to the savings plan for the employers' match were $13,576 in 1993, $13,117 in 1992, and $12,366 in 1991.

Prior to its acquisition by the Corporation, Independence maintained a defined contribution plan which covered all employees who meet age and service requirements. Expense related to this plan was $2,636 in 1993, $2,861 in 1992, and $2,418 in 1991. Vested contributions will be rolled into the Corporation's savings plan.

The Corporation and its subsidiaries provide certain postretirement health care and life insurance benefits for retired employees. The liability for these postretirement benefits is unfunded. Postretirement benefits are provided through an insurance company whose premiums are based on the benefits paid during the year. The postretirement health care plan is contributory, with retiree contributions based on years of service.

Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106") was issued in December 1990 to establish the accounting for postretirement benefits. FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing these costs on a pay-as-you-go basis.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

12.  RETIREMENT AND BENEFIT PLANS (continued)

Effective January 1, 1992, the Corporation adopted FAS 106. As permitted under FAS 106, the Corporation elected to recognize immediately the transitional postretirement benefit liability of $128,706, $84,946 after-tax or $.62 per share, as the cumulative effect of a change in accounting principle. The impact of FAS 106 on salaries, wages and benefits expense on the Consolidated Statement of Income for the year ended December 31, 1992 versus the pay-as-you-go basis was an increase of $9,288.

The liability for postretirement benefits included in other liabilities at December 31, 1993 and 1992 was as follows:


                                                     1993        1992
                                                  ----------  ----------
Accumulated postretirement benefit obligation:
   Retirees.....................................  $(102,143)  $ (83,511)
   Fully eligible active plan participants......     (3,662)     (3,548)
   Other active plan participants...............    (41,056)    (49,613)
                                                  ---------   ---------
Accumulated postretirement benefit obligation      (146,861)   (136,672)
Plan assets at fair value (a)...................     20,006
                                                  ---------   ---------
Unfunded obligation at December 31,.............   (126,855)   (136,672)
Unrecognized net loss...........................      3,795
                                                  ---------   ---------
Accrued postretirement benefit obligation.......  $ 123,060   $(136,672)
                                                  =========   =========

(a)  Primarily commingled funds managed by subsidiary banks.

Net periodic postretirement benefit cost for the year ended December 31, 1993 and 1992 included the following expense (income) components:


                                                    1993     1992
                                                  --------  -------
Service cost-benefits earned during the period..  $ 2,160   $ 3,145
Interest cost on accumulated postretirement
   benefit obligation...........................   10,108    10,426
Actual return on plan assets....................       (6)
Net amortization and deferral...................        6
                                                  -------   -------
Net periodic postretirement benefit cost........  $12,268   $13,571
                                                  =======   =======

The cost of providing postretirement benefits in 1991 was recognized by expensing the annual insurance premiums, which were $4,179.

For measurement purposes, a 13% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994; the rate was assumed to decrease gradually to 10.5% for 1997 and remains at that level thereafter. For measurement purposes, a fixed dollar amount was determined as the Corporation's maximum contribution per employee. This fixed dollar amount was established at the projected cost level for medical expenses in 1997. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $10,584 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $805.

The expected long-term rate of return on plan assets was 8.5%. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 8.0%, respectively, at December 31, 1993 and 1992. The discount rate used in the Constellation plan was 7.0% and 9.0%, respectively, at December 31, 1993 and 1992.

Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112") was issued in November 1992 to establish accounting for benefits provided to former or inactive employees after employment but before retirement. FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. Effective January 1, 1993, the Corporation adopted FAS 112. The Corporation recognized the January 1, 1993 FAS 112 transitional liability of $20,015, $13,010 after-tax or $0.09 per share, as the cumulative effect of a change in accounting principle. The impact of FAS 112 on salaries, wages and benefits expense for the year ended December 31, 1993 was not material.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  CONTINUED
(DOLLAR AMOUNTS IN THOUSANDS)

13.  LONG-TERM INCENTIVE PLAN

The Corporation has outstanding options granted under the Corporation's long-term incentive plan (the "Plan"). As provided in the Plan, a variety of incentives can be issued to eligible participants including restricted stock awards, incentive stock options, non-qualified stock options, stock appreciation rights, performance units and cash awards. Constellation and Independence had maintained similar plans. Options granted under those plans were carried over into the Corporation's Plan upon consummation of their respective acquisitions. Information on options for 1993 follows:

                                   Number of shares
                                -----------------------
                                               Under      Option price
                                 Available     option      per share
                                -----------  ----------  --------------

Balance at January 1, 1993....   4,284,502   5,503,602   $3.21 - $54.70
Options granted...............  (1,963,658)  1,963,658    9.06 -  28.50
Options exercised.............                (985,717)   3.21 -  23.19
Options cancelled.............     110,440    (110,440)   7.16 -  46.41
                                ----------   ---------
Balance at December 31, 1993..   2,431,284   6,371,103    3.21 -  54.70
                                ==========   =========

Options under the Plan are granted to purchase the Corporation's common shares at market value on the date of grant and are exercisable one year from the date of grant for a period not exceeding ten years. Stock appreciation rights may be granted in conjunction with the granting of an option. Upon the exercise of stock appreciation rights and the surrender of the related option, an employee may receive in cash or common stock of the Corporation a value equal to the difference between the market price at the date of exercise and the option price of shares.

The assumed exercise of the options and other awards under the Plan did not have a materially dilutive effect on the earnings per share in years 1991 through 1993.

The preceding option table does not reflect 280,190 performance unit awards outstanding at December 31, 1993, 371,514 at December 31, 1992 and 481,836 at December 31, 1991. Performance unit awards are earned subject to specific performance of the Corporation over specified performance periods as defined in the Plan. The payment value of each performance unit earned for the applicable performance period is the fair market value of one share of common stock of the Corporation based on the formula contained in the Plan. During 1993, 1992 and 1991, respectively, $1,051, $1,557 and $2,265 was expensed in connection with performance unit awards.

14.  OPERATING LEASES

Rental expense, reduced by sublease rental income, charged to operations was $63,055, $62,042 and $63,729 for 1993, 1992 and 1991, respectively.

15.  COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding commitments and contingent liabilities which are not reflected in the financial statements. These include various financial instruments with off-balance sheet risk used in connection with the Corporation's asset and liability management and to provide for the needs of customers. These involve varying degrees of credit, interest rate and liquidity risk, but do not represent unusual risks for the Corporation and management does not anticipate any significant losses as a result of these transactions.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  CONTINUED
(DOLLAR AMOUNTS IN THOUSANDS)

15.  COMMITMENTS AND CONTINGENT LIABILITIES - (continued)

The following is a summary of significant commitments and contingent liabilities as of December 31, 1993 and 1992, including fair values:

                                                                   1993                         1992
                                                        ---------------------------  ---------------------------
                                                         Notional         Fair        Notional         Fair
                                                            or           Value           or           Value
                                                        Contractual     of Asset     Contractual     of Asset
                                                          Amount     (Liability)(1)    Amount     (Liability)(1)
                                                        -----------  --------------  -----------  --------------
Standby letters of credit, net of participations (a)     $1,123,303    $ (1,884)      $  932,317    $ (1,530)
Commercial letters of credit..........................      892,450      (2,227)         749,394      (1,868)
Commitments to extend credit (b)......................    7,000,689     (13,000)       5,522,823     (10,120)
Unused commitments under credit card lines............    2,993,233                    1,976,773
Futures and forward contracts (c):
   Commitments to purchase............................      925,500         365        1,477,000         178
Commitments to purchase foreign and
   U.S. currencies (d)................................    1,336,646       1,148        1,422,806       2,555
Interest rate swaps, notional principal
   amounts (e)........................................    4,597,119     133,163        5,071,645     145,993
Interest rate caps and floors (f):
   Written............................................      622,920      (4,196)         231,577        (558)
   Purchased..........................................      660,398       5,229          261,042         386

(1)  See Note 3 for discussion of fair value.

(a) Standby letters of credit (SBLC) are used in various transactions to enhance the credit standing of the Corporation's customers and are subjected to the same risk, credit review and approval process as loans. SBLC's are irrevocable assurances that the Corporation will make payment in the event that a customer cannot perform its contractual obligations to third parties.

(b) Commitments to extend credit represent the Corporation's obligation to fund commercial and real estate loans, including home equity lines, lines of credit, revolving lines of credit and other types of commitments.

(c) Exchange traded futures contracts and forward rate agreements represent agreements to exchange dollar amounts at a specified future date for interest rate differentials between an agreed interest rate and a reference rate, computed on a notional amount. Credit and market risk exist with respect to these instruments. Exchange traded futures contracts entail daily cash settlement; therefore, the credit risk amount represents a one-day receivable. Gains and losses on these contracts are deferred and amortized over the life of the specific asset, liability or transaction hedged.

(d) Commitments to purchase foreign and U.S. currencies are primarily executed for the needs of customers. These foreign exchange contracts are structured similar to interest rate futures and forward contracts. The risk associated with a foreign exchange contract arises from the counterparty's ability to make payment at settlement and that the value of a foreign currency might change in relation to the U.S. dollar. The Corporation's exposure, if any, to counterparty failure equals the current market value of the contract. At December 31, 1993 and 1992, the market value of the Corporation's foreign exchange contracts which has been included in income was $1,160 and $2,543, respectively.

(e) Interest rate swaps generally represent the contractual exchange of fixed and variable rate interest payments based on a notional principal amount and an interest reference rate. The differential between the fixed and variable rate is included as interest income or expense of the asset or liability transaction hedged. Credit and market rate risk exist with respect to these instruments. The risk associated with interest rate swaps arises from the possible failure of the counterparty to make required payments on those contracts which are favorable to the Corporation. The Corporation's exposure to counterparty failure equals the current replacement cost of the contract. At December 31, 1993 and 1992, the replacement cost of the Corporation's interest rate swap contracts was $160,598 and $170,971, respectively. The risk of counterparty failure is controlled by limiting transactions to an approved list of counterparties.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  CONTINUED
(DOLLAR AMOUNTS IN THOUSANDS)

15.  COMMITMENTS AND CONTINGENT LIABILITIES - (continued)

(f) Interest rate caps and floors are written by the Corporation to enable customers to transfer, modify or reduce their interest rate risk. Interest rate caps and floors are similar to interest rate swaps except that payments are made only if current interest rates move above or below a predetermined rate. The risk associated with interest rate caps and floors is an unfavorable change in
interest rates.   As a writer of interest rate caps and floors, the Corporation receives a premium in exchange for bearing the risk of an unfavorable change in
interest rates.   The Corporation generally minimizes this risk by entering into offsetting cap and floor positions that essentially counterbalance each other.

In the normal course of business, the Corporation and its subsidiaries are subject to numerous pending and threatened legal actions and proceedings, some for which the relief or damages sought are substantial. Management and the Corporation's legal counsel do not believe the outcome of these actions and proceedings will have a materially adverse effect on the consolidated financial position of the Corporation.

16.  PROVISION FOR INCOME TAXES

The provision for income taxes in the consolidated statement of income consists of the following:


                                                  1993       1992     1991
                                                ---------  --------  -------
Current:
  Federal.....................................  $155,972   $ 85,838  $42,229
  State.......................................    18,209     11,095   17,629
                                                --------   --------  -------
        Total domestic........................   174,181     96,933   59,858
  Foreign.....................................    10,284      4,368    5,336
                                                --------   --------  -------
        Total current.........................   184,465    101,301   65,194
Deferred Federal and state expense (benefit)..   (10,656)    26,864   32,238
                                                --------   --------  -------
        Total provision for income taxes......  $173,809   $128,165  $97,432
                                                ========   ========  =======

The significant components of the Corporation's deferred tax assets and liabilities at December 31, 1993 and 1992 are as follows:

                                                   1993       1992
                                                 ---------  ---------
Deferred tax assets:
  Allowance for loan losses....................  $149,097   $146,852
  Postretirement and postemployment benefits...    48,210     44,825
  Reserves.....................................    25,802     23,456
  Employee compensation........................    11,610     11,534
  Other........................................    56,650     42,595
  Net Operating loss carry forward.............    16,393     15,396
                                                 --------   --------
  Gross deferred tax asset.....................   307,762    284,658
  Valuation allowance..........................   ( 9,102)    (8,817)
                                                 --------   --------
         Total deferred tax assets.............   298,660    275,841
                                                 --------   --------

Deferred tax liabilities:
  Auto leasing portfolio.......................    69,721     58,609
  FAS 115 fair value accounting................    34,916          -
  Partnership investments......................    19,660     18,299
  Tax over book depreciation...................    16,689     15,291
  Affiliate income.............................    14,924     21,090
  Other........................................    15,692     11,301
                                                 --------   --------
        Total deferred tax liabilities.........   171,602    124,590
                                                 --------   --------
Net deferred tax assets                          $127,058   $151,251
                                                 ========   ========

At December 31, 1993 cumulative deductible temporary differences are approximately $880 million and the related deferred tax asset is $308 million. The major components of the temporary differences include $426 million related to the allowance for loan losses and $138 million related to FAS 106 and FAS
112. Cumulative taxable temporary differences related to deferred tax credits at December 31, 1993 are estimated at $490 million and are primarily related to leasing, FAS 115 fair value accounting, partnership investments and depreciation. The related deferred tax liability is $172 million.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

16.  PROVISION FOR INCOME TAXES - continued

As required by FAS 109, the Corporation has determined that it is required to establish a valuation reserve of $9 million for the deferred tax asset related to Constellation's New Jersey income taxes. It is more likely than not that the deferred tax asset of $299 million will be principally realized through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and to a lesser extent, future taxable income and tax planning strategies. Management believes that future taxable income will be sufficient to realize the benefits of temporary deductible differences that cannot be realized through carryback to prior years or through the reversal of future temporary taxable differences. The Corporation's conclusion that it is "more likely than not" that the unreserved deferred tax asset will be realized is based on a history of growth in earnings and the prospects for continued growth including an analysis of potential uncertainties that may affect future operating results. The Corporation will continue to review the tax criteria of "more likely than not", for the recognition of deferred tax assets on a quarterly basis.

The consolidated effective tax rates are reconciled to the statutory rate as follows:


                                         1993   1992    1991
                                         ----   ----   -----
Statutory rate.........................  35.0%  34.0%   34.0%
Difference resulting from:
  Tax-exempt income....................  (3.1)  (5.0)  (10.4)
  State, local and foreign income tax..   2.4    2.2     5.4
  Other, net...........................  (1.9)   1.1     5.6
                                         ----   ----   -----
Effective tax rate.....................  32.4%  32.3%   35.1%
                                         ====   ====   =====

Foreign earnings of certain subsidiaries would be taxed only upon their transfer to the United States. Accumulated earnings of insurance subsidiaries would be taxed only to the extent they are distributed as dividends, or exceed limits prescribed by tax laws. During 1993, earnings of a foreign subsidiary were repatriated and a portion of insurance subsidiary previously untaxed earnings became subject to tax. No further transfers or dividends are contemplated. Taxes payable upon remittance of such accumulated earnings of $22,014 at December 31, 1993 would approximate $7,306.

Taxes, other than income taxes, included in other operating expenses for the years ended December 31, 1993, 1992 and 1991 are $76,608, $75,382 and $66,382,
respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  Continued
(DOLLAR AMOUNTS IN THOUSANDS)

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Corporation, which, in the opinion of management, reflects all adjustments (comprising only normal recurring accruals) necessary for a fair presentation:

                                                      Three Months Ended
                                       -------------------------------------------------
                                        Dec. 31     Sept. 30    June 30      March 31
                                       ----------  ----------  ----------  -------------
1993
- ----
Interest income......................   $457,021    $464,164    $461,521    $459,158
                                        ========    ========    ========    ========
Interest expense.....................   $123,601    $125,930    $129,844    $137,218
                                        ========    ========    ========    ========
Net interest income..................   $333,420    $338,234    $331,677    $321,940
                                        ========    ========    ========    ========
Provision for losses on loans........   $ 29,646    $ 30,005    $ 30,825    $ 30,725
                                        ========    ========    ========    ========
Securities gains (losses)............   $ 10,649    $  3,306    $   (694)   $  2,849
                                        ========    ========    ========    ========
Income before cumulative
   effect of a change in accounting
   principle.........................   $ 94,676    $ 96,081    $ 91,391    $ 80,281
                                        ========    ========    ========    ========
Cumulative effect of a change
   in accounting principle...........                                       $(13,010)
                                                                            ========
Net income...........................   $ 94,676    $ 96,081    $ 91,391    $ 67,271
                                        ========    ========    ========    ========
Net income per common share..........   $   0.65    $   0.66   $    0.63(b) $   0.55(a)(b)
                                        ========    ========   =========    ========
Average common shares outstanding....    145,372     145,702     145,476(b)  145,109(b)
                                        ========    ========   =========   =========

1992
- ----
Interest income......................   $473,288    $474,047    $497,977    $516,526
                                        ========    ========    ========    ========
Interest expense.....................   $149,117    $163,800    $187,448    $208,995
                                        ========    ========    ========    ========
Net interest income..................   $324,171    $310,247    $310,529    $307,531
                                        ========    ========    ========    ========
Provision for losses on loans........   $ 47,766    $ 34,675    $ 39,842    $ 37,967
                                        ========    ========    ========    ========
Securities gains (losses)............   $   (962)   $  4,585    $  3,621    $  6,561
                                        ========    ========    ========    ========
Income before cumulative effect of
  a change in accounting principle.     $ 63,607    $ 67,084    $ 72,919    $ 64,524
                                        ========    ========    ========    ========
Cumulative effect of a change
  in accounting principle............                                       $(84,946)
                                                                            ========
Net income (loss)....................   $ 63,607    $ 67,084    $ 72,919    $(20,422)
                                        ========    ========    ========    ========
Net income per common share..........  $    0.46(b) $   0.49(b) $   0.54(b) $   0.48(a)(b)
                                       =========    ========    ========    ========
Average common shares outstanding....    137,819(b)  135,769(b)  135,183(b)  134,447(b)
                                       =========    ========    ========    ========

- -------------------------------------

(a) Based on income before cumulative effect of a change in accounting principle.
(b) Adjusted to reflect the impact of the Stock Dividend.

18.  INTERNATIONAL OPERATIONS

International operations include the international activities of CBNA and its six overseas branches and two Edge Act subsidiaries. The International Banking group engages in foreign banking and international financing activities including loans, acceptances, time deposits, letter of credit financing and related financial services. Total assets and liabilities of the international operations at December 31, 1993 and 1992 are as follows:


                                                1993        1992
                                             ----------  ----------

          Assets...........................  $1,650,159  $1,945,992
                                             ==========  ==========
          Liabilities......................  $1,366,038  $1,704,665
                                             ==========  ==========

The following distribution between domestic and international segments involves many judgments because of the integrated operation of the business of the Corporation. Charges for funds used by one segment provided by another segment are based on a pooled cost of purchased funds. Geographic distributions of earnings are based upon average interest earning assets. Expenses are charged to international operations as directly incurred by such activities plus allocated charges consistent with internal allocation policies.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  CONTINUED
(DOLLAR AMOUNTS IN THOUSANDS)

18.  INTERNATIONAL OPERATIONS: Continued

                                                       International Operations
                                            -----------------------------------------------
                                Domestic    Europe and     Latin     Asia and   Middle East
                               Operations     Canada      America    Australia  and Africa      Total
                              ------------  ----------  -----------  ---------  -----------  -----------

DECEMBER 31, 1993
Assets......................   $26,784,458  $  939,631    $173,740(a) $524,375      $12,413  $28,434,617
                               ===========  ==========    ========    ========      =======  ===========
Total operating
  income (b)................   $ 2,268,050  $   83,226    $ 10,771    $ 53,243      $   604  $ 2,415,894
                               ===========  ==========    ========    ========      =======  ===========
Income before
  income taxes..............   $   470,399  $   25,530    $ 16,209    $ 23,889      $   211  $   536,238
                               ===========  ==========    ========    ========      =======  ===========
Income before cumulative
  effect of a change in
  accounting principle......   $   319,633  $   18,938    $  7,021    $ 16,684      $   153  $   362,429
                               ===========  ==========    ========    ========      =======  ===========

DECEMBER 31, 1992
Assets......................   $26,786,725  $1,255,214    $ 86,224    $602,113      $ 2,441  $28,732,717
                               ===========  ==========    ========    ========      =======  ===========
Total operating
  income (b)................   $ 2,430,268  $   89,038    $  6,088    $ 46,777      $   331  $ 2,572,502
                               ===========  ==========    ========    ========      =======  ===========
Income before
  income taxes..............   $   322,380  $   35,725    $ 15,069    $ 22,982      $   143  $   396,299
                               ===========  ==========    ========    ========      =======  ===========
Income before cumulative
  effect of a change in
  accounting principle......   $   223,569  $   20,820    $  9,750    $ 13,911      $    84  $   268,134
                               ===========  ==========    ========    ========      =======  ===========

DECEMBER 31, 1991
Assets......................   $26,720,040  $  970,903    $ 49,772    $437,215      $ 5,967  $28,183,897
                               ===========  ==========    ========    ========      =======  ===========
Total operating
  income(b).................   $ 2,936,159  $  107,575    $ 10,783    $ 48,487      $   838  $ 3,100,842
                               ===========  ==========    ========    ========      =======  ===========
Income before
  income taxes..............   $   206,760  $   29,587    $ 27,383    $ 13,733      $   286  $   277,749
                               ===========  ==========    ========    ========      =======  ===========

Net income..................   $   134,534  $   19,101    $ 17,659    $  8,839      $   184  $   180,317
                               ===========  ==========    ========    ========      =======  ===========

(a) At December 31, 1993, $130,869 of these assets represent LDC risk related to short-term trade finance.

(b) Amounts for operating income include foreign exchange gains of $15,979, $16,887 and $14,283 at December 31, 1993, 1992 and 1991, respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  Continued
(DOLLAR AMOUNTS IN THOUSANDS)

18.  INTERNATIONAL OPERATIONS:  Continued

A maturity schedule of selected international assets and liabilities at December 31, 1993 follows:

                                      Europe and    Latin      Asia and      Middle East
                                        Canada     America(a)  Australia     and Africa    Total
                                       --------    --------    ----------    -----------  --------
Eurodollar Time Deposits Placed
1 year or less.....................    $540,134    $  5,000      $ 79,868                 $625,002
Over 1 year........................
                                       --------    --------      --------                 --------
                                       $540,134    $  5,000      $ 79,868                 $625,002
                                       ========    ========      ========                 ========

Loans and Acceptances
1 year or less.....................    $304,859    $146,866      $362,374       $11,875   $825,974
Over 1 year........................      28,818       2,182                                 31,000
                                       --------    --------      --------       -------   --------
                                       $333,677    $149,048      $362,374       $11,875   $856,974
                                       ========    ========      ========       =======   ========

Deposit Liabilities
1 year or less.....................    $263,739    $125,010      $503,749       $26,014   $918,512
Over 1 year........................
                                       --------    --------      --------       -------   --------
                                       $263,739    $125,010      $503,749       $26,014   $918,512
                                       ========    ========      ========       =======   ========

(a) Amounts for Latin America include time deposit placements of $5,000 and deposit liabilities of $5,845 with bank branches in Nassau and the Cayman Islands at December 31, 1993.

19. FINANCIAL STATEMENTS OF THE PARENT COMPANY


Statement of Income
                                                           Year Ended December 31,
                                                       --------------------------------
                                                         1993        1992        1991
                                                       --------    --------    --------
REVENUES
- --------
Dividends from subsidiaries:
  Banks.........................................       $204,393    $151,016    $257,333
  Other subsidiaries............................         14,648      20,527      10,653
                                                       --------    --------    --------
      Total dividends from subsidiaries.........        219,041     171,543     267,986
Interest income from subsidiaries...............          6,238       6,724       6,784
Processing and management fees from subsidiaries        133,114     128,917     283,738
Rental income from subsidiaries.................          2,059       2,059       2,409
Securities gains (losses).......................           (380)        806     (24,207)
Other income....................................            721         828       1,408
                                                       --------    --------    --------
    Total revenues..............................        360,793     310,877     538,118
                                                       --------    --------    --------

EXPENSES
- --------
Interest on:
  Funds borrowed................................          2,738       2,311       4,376
  Long-term debt................................          8,827      18,348      27,123
                                                       --------    --------    --------
  Total interest expense........................         11,565      20,659      31,499
Salaries, wages and benefits....................         75,031      71,327     180,510
Net occupancy...................................         29,321      25,995      16,147
Equipment expenses..............................          5,982       3,697      28,214
Other operating expenses........................         27,134      29,210      80,927
                                                       --------    --------    --------
    Total expenses..............................        149,033     150,888     337,297
                                                       --------    --------    --------
Income before income tax benefit and equity in
  undistributed income of subsidiaries..........        211,760     159,989     200,821
Income tax (benefit)............................         (2,882)     (3,840)    (19,962)
                                                       --------    --------    --------
Income before equity in undistributed income
  of subsidiaries...............................        214,642     163,829     220,783
Equity in undistributed income (loss) of
  subsidiaries:
  Banks.........................................         89,743       3,767     (61,361)
  Other subsidiaries............................         45,034      17,061      20,895
                                                       --------    --------    --------
                                                        134,777      20,828     (40,466)
                                                       --------    --------    --------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE..........................        349,419     184,657     180,317
Cumulative effect of a change in accounting
  principle (Note 12)...........................                     (1,469)
                                                       --------    --------    --------
NET INCOME......................................       $349,419    $183,188    $180,317
                                                       ========    ========    ========

 CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS: Continued
(DOLLAR AMOUNTS IN THOUSANDS)

19.  FINANCIAL STATEMENTS OF THE PARENT COMPANY:  Continued


Balance Sheet                                             December 31,
                                                     ------------------------
                                                        1993          1992
                                                     ----------   -----------
ASSETS
- ------
Cash............................................     $    8,754    $   53,357
Investments and receivables-subsidiaries:
  Investments in subsidiaries at equity
  in underlying net assets:
   Banks........................................      2,101,069     1,936,766
   Other subsidiaries...........................        243,937       207,866
                                                     ----------    ----------
     Total investments in subsidiaries..........      2,345,006     2,144,632
  Other.........................................         69,303        69,685
                                                     ----------    ----------
     Total investments and receivables-
      subsidiaries..............................      2,414,309     2,214,317
Other investments...............................         55,317        21,183
Premises, net of accumulated depreciation.......          6,416        11,008
Other assets....................................          6,718         7,911
                                                     ----------    ----------
     Total assets...............................     $2,491,514    $2,307,776
                                                     ==========    ==========

LIABILITIES
- -----------
Funds borrowed..................................                   $   69,003
Dividends payable...............................     $   35,171        31,474
Other liabilities...............................          7,821        14,094
Long-term debt..................................         80,138        98,646
                                                     ----------    ----------
    Total liabilities...........................        123,130       213,217

SHAREHOLDERS' EQUITY
- --------------------
    Total shareholders' equity..................     $2,368,384    $2,094,559
                                                     ----------    ----------
    Total liabilities and shareholders' equity..     $2,491,514    $2,307,776
                                                     ==========    ==========

The approval of the Comptroller of the Currency is required for a nationally chartered bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, CBNA, NJNB and CBD can declare dividends without approval of the Comptroller of the Currency of approximately $151 million, $19 million and $1 million, respectively, plus an additional amount equal to CBNA's, NJNB's and CBD's retained net profits for 1994 up to the date of any such dividend declaration. CBD paid special dividends of $10 million in January 1992 and $25 million in September 1992. In addition, CBD paid $30 million as a return of capital in January 1992. These payments had the prior approval of the Comptroller of the Currency and resulted from CBD's lower capital requirements after the October 1991 sale of credit card receivables (See Note 6).

Constellation Bank has been prohibited from paying dividends since 1991 without the approval of the Comptroller of the Currency and other regulatory agencies. Constellation Bank was merged into NJNB on April 29, 1994. Upon consummation of that intra-corporate merger, and after taking into account the merger-related charges (see Note 2), NJNB could not declare dividends without approval of the Comptroller of the Currency.

The four banking subsidiaries acquired with Independence (Bucks County Bank and Trust Company, Cheltenham Bank, Lehigh Valley Bank, and Third National Bank and Trust Company of Scranton), under various regulatory limitations, can declare dividends of approximately $84 million in total.

The Federal Reserve Act requires that extensions of credit by CBNA and NJNB to certain affiliates, including the Corporation, be secured by readily marketable securities, that extensions of credit to any such affiliate be limited to 10% of capital and surplus (as defined) and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

The Corporation has guaranteed certain borrowings of its subsidiaries in the amount of $1,934,923, which includes $501,838 for commercial paper.

The maturities for parent company long-term debt for the years ending December 31, 1994 through 1998 are: $956; $1,041; $1,136; $1,237; and $1,349, respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS:  CONTINUED
(DOLLAR AMOUNTS IN THOUSANDS)

19.  FINANCIAL STATEMENTS OF THE PARENT COMPANY:  Continued


Statement of Cash Flows
                                                                Year Ended December 31,
                                                          -----------------------------------
                                                             1993         1992        1991
                                                          -----------  ----------  ----------
OPERATING ACTIVITIES
  Net income............................................    $349,419   $ 183,188   $ 180,317
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Undistributed (income) losses of subsidiaries.......    (143,393)    (32,823)     41,731
    Cumulative effect of a change in
      accounting principle..............................                   1,469
    Securities (gains) losses...........................         380        (806)     24,207
    Depreciation and amortization.......................         938       1,328       1,463
    Deferred income tax expense (benefit)...............       1,692      (1,563)     (9,464)
    Decrease in interest receivable.....................          96         291         723
    Increase (decrease) in interest payable.............       1,082          60        (329)
    Increase (decrease) in due to subsidiaries..........      (6,875)    (47,695)      9,751
    Other...............................................      (3,640)     14,640        (970)
                                                            --------   ---------   ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES               199,699     118,089     247,429

INVESTING ACTIVITIES
  Investment in subsidiaries............................      (5,460)    (72,240)    (20,000)
  Increase (decrease) in receivables from subsidiaries..     (16,962)     11,142      29,338
  Purchases of investment securities....................    (483,551)   (232,313)   (238,636)
  Proceeds from maturities and sales of investment
    securities..........................................     453,002     292,956     209,048
  Premises and equipment expenditures...................        (188)       (271)       (392)
  Return of capital from subsidiaries...................      42,579      42,165
                                                            --------   ---------   ---------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES     (10,580)     41,439     (20,642)

FINANCING ACTIVITIES
  Retirement of long-term debt..........................     (20,940)    (18,407)   (155,151)
  Net increase (decrease) in financing from subsidiaries     (69,003)    (80,849)     34,843
  Proceeds from public issuance of common stock.........       4,966      71,782       1,746
  Cash dividends paid...................................    (143,334)   (126,265)   (120,943)
  Other.................................................      (5,411)     44,995      14,608
                                                            --------   ---------   ---------
       NET CASH USED IN FINANCING ACTIVITIES............    (233,722)   (108,744)   (224,897)
                                                            --------   ---------   ---------
       INCREASE (DECREASE) IN CASH AND DUE FROM BANKS...     (44,603)     50,784       1,890
       Cash and due from banks at January 1,............      53,357       2,573         683
                                                            --------   ---------   ---------
       CASH AND DUE FROM BANKS AT DECEMBER 31...........    $  8,754   $  53,357   $   2,573
                                                            ========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest............................................    $ 10,712   $  15,965   $  30,382
                                                            ========   =========   =========
    Income taxes........................................           -           -           -
                                                            ========   =========   =========

20.  JOINT VENTURE

On December 4, 1992, the Corporation entered into a joint venture with three other banking companies creating Electronic Payment Services, Inc. ("EPS"). The joint venture combines the partners' separate consumer electronic transaction processing businesses and provides automated teller machine ("ATM") and electronic point-of-sale ("POS") processing services.

The Corporation contributed to EPS its wholly-owned subsidiaries Money Access Service Inc. ("MAC"), a regional ATM network, and BUYPASS Corporation, a third-party processor of electronic POS transactions.

The Corporation has equal ownership with two partners in the joint venture, each with 31%. The fourth partner owns 7%. As part of the transaction, the Corporation received a cash payment of $79,350 and $245,400 of EPS 5% cumulative redeemable preferred stock (additional dividends are tied to EPS performance). The exchange of assets involved in the transaction resulted in a pre-tax gain to the Corporation of $41,072, $25,670 after-tax, which was recorded in other operating income for the year ended December 31, 1992. The exchange also generated a deferred gain of approximately $136,000.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20.  JOINT VENTURE - continued

In December 1993, the Corporation and EPS mutually agreed to enter into a recapitalization of EPS involving the EPS preferred stock held by the Corporation. In exchange for substantially all of the preferred stock, the Corporation received from EPS a ten-year 6.45% note providing for equal principal payments over the life of the note. The recapitalization does not affect the amount of deferred gain, but changes the timing of deferred gain income recognition from a five-year period beginning in 1996 to a ten-year period beginning in 1994.

EPS has announced the signing of definitive agreements providing for two additional banking companies to enter the joint venture. The transactions are expected to be completed in 1994. As a result of the addition of new partners, the Corporation's share in earnings of EPS will decline from the current 31% to an estimated 23%.

The Corporation's net investment in EPS, $69,436 at December 31, 1993, is included in other assets.

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
CORESTATES FINANCIAL CORP

We have audited the accompanying consolidated balance sheets of CoreStates Financial Corp as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Constellation Bancorp and Independence Bancorp, Inc., which statements reflect total assets constituting of 17.2% and 17.9% of the related consolidated totals as of December 31, 1993 and 1992, respectively, and net interest income constituting of 15.6%, 15.6% and 14.7% of the related consolidated totals for the years ended December 31, 1993, 1992 and 1991, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to data included for Constellation Bancorp and Independence Bancorp, Inc., is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreStates Financial Corp at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, in 1993 the Company changed its methods of accounting for certain investments in debt and equity securities and for post-employment benefits, and in 1992 the Company changed its method of accounting for income taxes and for post-retirement benefits other than pensions.



/s/Ernst & Young LLP

Philadelphia, Pennsylvania
February 1, 1994,
except for the second paragraph of Note 2, as to which the date is March 16, 1994, and the third paragraph of Note 2, as to which the date is June 27, 1994

INDEPENDENT AUDITOR'S REPORT

KPMG PEAT MARWICK LLP
Certified Public Accountants
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078

THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CONSTELLATION BANCORP:

We have audited the consolidated statements of condition of Constellation Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993 (not presented separately herein). These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Constellation Bancorp and subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, Constellation Bancorp adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," No. 109, "Accounting for Income Taxes," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993.

As discussed in note 1, the accompanying 1993 Consolidated Financial Statements have been restated to remove certain merger-related charges.

/s/ KPMG Peat Marwick LLP

March 16, 1994 except as to the third
  paragraph of Note 1 and the last
  paragraph of Note 16, which are as
  of July 19, 1994

INDEPENDENT AUDITOR'S REPORT

COOPERS & LYBRAND LLP
Certified Public Accountants
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103

THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
INDEPENDENCE BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of Independence Bancorp, Inc. and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independence Bancorp, Inc. and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 4 and 11 to the Consolidated Financial Statements, the Company changed its method of accounting for investments in 1993 and method of accounting for income taxes in 1992.

/s/ Coopers & Lybrand LLP

January 19, 1994

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

CoreStates Financial Corp ("CoreStates") consummated its acquisition of Independence Bancorp, Inc. ("Independence") on June 27, 1994 and its acquisition of Constellation Bancorp ("Constellation") on March 16, 1994. The Independence and Constellation acquisitions were both accounted for as a pooling of interests. Corestates' originally reported results have been restated herein to include Independence and Constellation's results for 1993 and all other periods presented.

Subsequent to the March 16, 1994 consummation of the Constellation acquisition, Constellation recorded merger-related charges in the first quarter of 1994 in connection with a change in strategic direction related to problem assets and to conform its consumer lending charge-off policies to those of CoreStates, and for expenses directly attributable to the acquisition. These merger-related charges totalled $127.8 million after-tax, or $.89 per share. On a pre-tax basis, the merger-related charges consisted of a $120.0 million provision for loan losses, a $28.0 million addition to the OREO reserve, $13.0 million for the writedown of purchased mortgage servicing rights and related assets, and $34.0 million for expenses directly attributable to the acquisition.

Subsequent to the June 27, 1994 consummation of the Independence acquisition, Independence recorded merger-related charges in the second quarter of 1994 in connection with a change in strategic direction related to problem assets and to conform its consumer lending charge-off policies to those of CoreStates, and for expenses directly attributable to the acquisition. These merger-related charges totalled $39.9 million after-tax, or $.28 per share. On a pre-tax basis, the merger-related charges consisted of a $25.0 million provision for loan losses, a $4.0 million addition to the OREO reserve, and $29.7 million for expenses directly attributable to the acquisition.

Income for 1993, before the cumulative affect of a change in accounting principle, was $362.4 million, or $2.49 per share, reflecting growth of 26.4% on a per share basis when compared to $268.1 million, or $1.97 per share for 1992. Key performance measures improved during 1993 and are among the highest in the banking industry. Returns on average equity and assets were 16.49% and 1.31% respectively, in 1993, compared to 13.75% and .97%, respectively in 1992. The 1993 Montgomery Securities Regional Bank Composites for returns on average equity and assets were 15.49% and 1.21%, respectively.

   On a business line basis, CoreStates' 1993 earnings improvement reflects the strong growth achieved by the Wholesale Banking business, as net income increased $45.3 million, or 35.4% for that business. Wholesale Banking experienced a 12.0% increase in net interest income due primarily to substantial reductions in non-performing assets (this excludes Constellation and Independence which are treated as a separate line of business), higher average loan balances and wider interest spreads on prime based loans. Wholesale Banking's non-interest income increased by 14.3%, mostly due to growth in service charges on deposits and fees for international services. For a more detailed analysis of the performance of Wholesale Banking and CoreStates' other business lines, refer to the Business Line Results section beginning on page 42.

   CoreStates' income statements in 1993 and 1992 reflect the adoption of two new accounting standards. Effective January 1, 1993, CoreStates adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax or $.09 per share, as the cumulative effect of a change in accounting principle in 1993.

   In the prior year, CoreStates adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106") effective January 1, 1992. FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees. CoreStates recognized the January 1, 1992 transitional liability of $128.7 million, $84.9 million after-tax or $.62 per share, as the cumulative effect of a change in accounting principle in 1992.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW - continued

     Fully combined operating results on a taxable equivalent basis and per share information are summarized in the following table (in millions, except per share):

                                                                      Percentage
                                                                  increase (decrease)
                                                                  ------------------
                                   1993       1992       1991     '93/'92   '92/'91
                                 --------   --------   --------   -------   -------
OPERATING RESULTS
Net interest income............  $1,351.8   $1,283.5   $1,313.7       5.3%    (2.3)%
Provision for losses on loans..     121.2      160.3      291.3     (24.4)    (45.0)
Non-interest income............     574.0      610.7      615.6      (6.0)      (.8)
Non-financial expenses.........   1,241.9    1,306.6    1,319.5      (5.0)     (1.0)
                                 --------   --------   --------
  Income before income taxes...     562.7      427.3      318.5      31.7      34.2
Provision for income taxes.....     200.3      159.2      138.2      25.8      15.2
                                 --------   --------   --------
Income before the cumula-
  tive effect of a change
  in accounting principle......     362.4      268.1      180.3      35.2      48.7
Cumulative effect of a change
  in accounting principle......     (13.0)     (84.9)
                                 --------   --------   --------
      Net income...............  $  349.4   $  183.2   $  180.3      90.7       1.6
                                 ========   ========   ========
OPERATING RATIOS
Return on average equity (1)...     16.49%     13.75%      9.68%
Return on average assets (1)...      1.31        .97        .63
Net interest margin............      5.59       5.32       5.16
PER COMMON SHARE (2)
Income before the cumulative
  effect of a change in
  accounting principle.........  $   2.49   $   1.97   $   1.35
Net income.....................      2.40       1.35       1.35
Average common shares
   outstanding.................   145.398    135.813    133.237

- -----------------------------

 (1) Calculated based on income before cumulative effect of a change in accounting principle.
 (2) Common shares outstanding and per common share data for 1992 and 1991 have been restated to reflect the impact of the Stock Dividend (see Capital Strength section beginning on page 46).

COMPARISON OF 1992 TO 1991

  The comparability of CoreStates' 1992 reported revenues and expenses to 1991 was impacted by strategic actions occurring in those years. These actions included the October 1991 sale of approximately $1 billion of credit card receivables and the May 1992 sale of approximately $300 million of consumer installment loans. These two actions were responsible for the 2.3% year-to-year decline in net interest income in 1992 and approximately $60 million of the $131.0 million, or 45.8%, decline in the loan loss provision in 1992. From an operating earnings standpoint, the related business lines (Credit Card and Consumer Finance) experienced a $14.0 million after-tax earnings decline in 1992 that was principally attributable to these asset sales. Most of the remaining decline in the 1992 loan loss provision was due to the $72.0 million reduction at Constellation. Strong performances in the Wholesale and Community Banking businesses in 1992 more than offset this unfavorable impact. Also impacting 1992 to 1991 comparability was the adoption of FAS 106 which reduced 1992 operating earnings by $9.3 million, or $.07 per share.

  Although total 1992 and 1991 year-to-year non-interest income and non-financial expenses were essentially level, there was significant growth in Wholesale Banking non-interest income which was obscured by large gains: in 1991 from the sale of credit card receivables and in 1992 from the EPS transaction. Non-financial expenses in both years also included significant and unusual expenses that substantially offset those gains.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

OVERVIEW - CONTINUED

NON-PERFORMING ASSETS

  Non-performing assets at December 31, 1993 totalled $438.7 million, a decline of $232.9 million, or 34.7% from December 31, 1992. The decrease in non-performing assets as compared to the level at December 31, 1992 was principally in non-performing real estate assets which were down $170.8 million, or 35.3% from year-end 1992. Non-performing assets in the commercial portfolio also declined $56.2 million, or 31.4% from year-end 1992. At December 31, 1993 the allowance for loan losses at $450.8 million was 148.7% of non-performing loans. This compares to $442.3 million and 92.7% at December 31, 1992.

STRATEGIC ACTIONS IN 1993

ACQUISITIONS

  On December 17, 1993, CoreStates purchased Inter Community Bancorp ("Inter Community"), a New Jersey bank holding company with $133 million in assets and $110 million in deposits. The four Inter Community branches acquired were merged into CoreStates' New Jersey National Bank ("NJNB") subsidiary providing added presence in an important marketplace and a strategic complement to NJNB's growing middle market business. As a result of this acquisition, 640 thousand CoreStates' common shares were issued out of treasury. The transaction has a total value of approximately $17 million.

  On March 16, 1994, CoreStates acquired Constellation Bancorp ("Constellation") a New Jersey bank holding company with $2.3 billion in assets and $2.1 billion in deposits. As a result of this transaction, approximately 11.3 million new shares of CoreStates' common stock were issued. The transaction has a total value of approximately $300 million and accounted for as a pooling of interests.

  The Constellation acquisition is expected to add to CoreStates' earnings per share in the second year following closing. CoreStates expects to reduce operating costs by approximately one-third of Constellation's non-financial expenses through operations and branch consolidations and support staff efficiencies. Constellation's bank subsidiary was merged into NJNB on April 29, 1994.

  The acquisition of Constellation with its 49 branches in northern and central New Jersey is highly complementary to the branch network and businesses of NJNB, and the combined bank will be the fourth largest in New Jersey with more than $6 billion in assets. The acquisition creates the strength of presence CoreStates considers necessary in the strategically important commercial and industrial middle region of New Jersey.

  On June 27, 1994, CoreStates acquired Independence Bancorp, Inc. ("Independence"), a $2.6 billion asset Pennsylvania bank holding company with $2.1 billion in deposits. As a result of this transaction, approximately 16.6 million new shares of CoreStates' common stock were issued with a total value of approximately $430 million based on the year-end stock price. The transaction is being accounted for as a pooling of interests.

  The 54 branches of Independence's four Pennsylvania bank subsidiaries will be legally merged into CoreStates' lead banking subsidiary, CoreStates Bank, N.A. This in-market acquisition is expected to result in significant operating efficiencies, and after first year charges of approximately $29 million for CoreStates' planned strategic initiatives regarding Independence's problem assets and approximately $30 million for closing and consolidation costs, is expected to add to earnings per share in the second year following the acquisition.

  In March 1994, CoreStates announced a definitive agreement to acquire Germantown Savings Bank ("GSB"), a $1.6 billion Pennsylvania chartered stock savings bank. The transaction has a total value of approximately $260 million, of which 55% will be paid in CoreStates common stock and 45% will be paid in cash, and will be accounted for as a purchase creating an intangible asset of approximately $141 million. CoreStates plans to purchase in the market 100% of the shares to be issued. The transaction is expected to close late in the fourth quarter of 1994, assuming approval by regulators and GSB shareholders.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS:  CONTINUED

STRATEGIC ACTIONS IN 1993 - CONTINUED


  The 32 branches of GSB will be legally merged into CoreStates' lead banking subsidiary, CoreStates Bank, N.A. This in-market acquisition is expected to result in signficant operating efficiencies, and is expected to add to earnings per share in the second year following the acquisition.

A summary of 1993 financial information for GSB follows:


Operating Results for the Year Ended
December 31, 1993 (in thousands,
 except per share)                        GSB
                                        -------
Net income............................  $20,498
Per common share......................     4.68
Average common shares
 outstanding..........................    4,377

Balance Sheet
At December 31, 1993
(in millions)                             GSB
                                        -------
Assets................................  $ 1,637
Loans.................................    1,039
Deposits..............................    1,476
Shareholders' equity..................      142

  In December 1993, CoreStates had announced a definitive agreement to purchase privately held Rittenhouse Financial Services, Inc. and the $35 million asset Rittenhouse Trust Company. That agreement was terminated on June 8, 1994, by mutual consent.

MAJOR INITIATIVES

  In September 1993, CoreStates formed a new transaction services business named "Transys". Transys is a stand-alone business and includes 1,100 of staff previously employed in CoreStates' check processing operations. Transys provides banks and other financial institutions with a full range of check processing, electronic check presentment and related payment services. This initiative was undertaken to build on CoreStates' position as a leading provider of third-party payment processing services and as a response to the emerging trend among banking institutions to outsource services that are undifferentiated by customers, but which will require significant investments in technology. Transys is expected to have the technological and operational base to lead its customers in the transition from paper to electronic processing.

  A related initiative was the November 1993 formation of Synapsys, Inc. ("Synapsys"), a new subsidiary offering credit card and merchant processing services, another area where the industry trend has been to outsource. Synapsys will also serve as one of three development sites for VISA U.S.A. for next-generation, third-party card processing services for commercial card issuers.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS:  CONTINUED

STRATEGIC ACTIONS IN 1993 - CONTINUED


  Both Transys and Synapsys are part of CoreStates' ongoing strategy to provide sophisticated processing to other banks and financial institutions.

  In August 1993, CoreStates' formerly Pennsylvania state-chartered Hamilton Bank subsidiary was merged into CoreStates Bank, N.A. This action has improved operating efficiencies and customer convenience in the Pennsylvania branch banking business. The Hamilton unit is managed as a division of the lead bank.

DIVESTITURES

  On September 30, 1993, CoreStates concluded its sale of five branches from its Virgin Islands operations to Banco Popular de Puerto Rico. The five branches had loans of $131.2 million and deposits of $228.8 million on September 30, 1993. CoreStates recorded a pre-tax gain of $11.0 million on the sale. On April 22, 1994, CoreStates executed a purchase and assumption agreement for the sale of its remaining banking operations in the Virgin Islands. The Virgin Island branches are in markets well beyond CoreStates' core consumer strategy.

  In May 1993, CoreStates completed the sale of its Australian merchant banking unit, PNB Australia Limited. Based in Sydney, PNB Australia Limited had $70 million in assets. The merchant bank was not of a strategic size and its business mix was not consistent with CoreStates' international strategy.

BUSINESS LINE RESULTS

  CoreStates utilizes a value-based reporting methodology to facilitate management's analysis of performance by defined business lines. This process supports CoreStates' strategic objective of creating superior growth in shareholder value by focusing on the performance and value creation potential of CoreStates' component businesses.

  This section of management's discussion and analysis presents the performance results of CoreStates' four core businesses: Wholesale Banking; Consumer Financial Services; Trust and Investment Management; and Electronic Payment Services. Each core business is comprised of well-defined business lines with market or product specific missions. For the 1993 and 1992 reporting periods, Constellation and Independence are shown as separate entities. During 1994, as the new companies are fully integrated into CoreStates, the respective business components of Constellation and Independence will be blended into the existing business lines. It is expected that there will be a one to two quarter transition period following each acquisition prior to when complete business line reporting can be established. During the transition period, a new acquisition will be reported separately from the existing lines of business.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS:  CONTINUED
BUSINESS LINE RESULTS - continued

  Corporate overhead, processing and support costs are allocated along with the impact of balance sheet management and hedging activities of CoreStates. A matched maturity transfer pricing system is used to allocate interest income and interest expense. The loan loss provision and allowance for loan losses are allocated based on an expected normalized credit environment. All business lines in the four core businesses are allocated equity utilizing regulatory risk-based capital guidelines as well as each business line's fixed assets and other capital investment requirements. Intangible assets and associated costs are also allocated to relevant business units. The development of these allocation methodologies is a continuous process at CoreStates.

  The Corporate category includes the income and expense impact of unallocated equity; unallocated loan loss reserves and provision; unusual or non-recurring items not attributable to the operating activities of the four major business areas; emerging business activities not directly related to the four major business areas; and miscellaneous items.

  The earnings contribution of these Core businesses, Constellation and Independence is reflected in the table below (in millions):

                                                     Consumer             Trust and             Electronic
                               Wholesale             Financial            Investment             Payment
                                Banking              Services             Management             Services
(taxable equivalent       -------------------   -------------------   -------------------   -------------------
basis)                      1993       1992       1993       1992       1993       1992       1993       1992
                          --------   --------   --------   --------   --------   --------   --------   --------
Net interest income......  $ 546.5    $ 487.9     $527.0     $534.4     $ 29.9     $ 29.9    $  (5.7)    $  1.8
Provision for loan
  losses.................     59.8       57.8       48.1       52.2        1.0        1.1
Non-interest income......    238.1      208.4      114.5       98.1       95.6       91.5       13.2      109.3
Non-financial expenses...    441.2      431.4      441.6      437.5      107.4      103.0                 104.2
                           -------    -------     ------     ------     ------     ------    -------     ------
Income (loss) before
  income taxes...........    283.6      207.1      151.8      142.8       17.1       17.3        7.5        6.9
Income tax expense.......    110.5       79.3       57.6       53.6        6.2        6.2       (0.7)       4.9
                           -------    -------     ------     ------     ------     ------    -------     ------

Net income (loss)........  $ 173.1    $ 127.8     $ 94.2     $ 89.2     $ 10.9     $ 11.1    $   8.2     $  2.0
                           =======    =======     ======     ======     ======     ======    =======     ======

Percentage contribution..     47.8%      47.7%      26.0%      33.3%       3.0%       4.1%       2.3%       0.7%

Return on assets.........     1.32       1.00       1.71       1.55       1.65       1.62      11.88       1.80
Return on equity (2).....    24.52      18.28      36.09      31.41      40.37      41.11     205.00       2.50

Average assets...........  $13,139    $12,737     $5,501     $5,772     $  661     $  684    $    69     $  111
Average equity (2).......      706        699        261        284         27         27          4         80

                             Constellation          Independence           Corporate                 Total
                          -------------------   -------------------   -------------------    ---------------------
                            1993       1992       1993       1992       1993       1992        1993         1992
                          --------   --------   --------   --------   --------   --------    --------     --------
Net interest income......   $101.9    $  87.7     $108.6     $111.1     $ 43.6     $ 30.7    $1,351.8     $1,283.5
Provision for loan
  losses.................     10.0       10.0       11.1       31.0       (8.8)       8.2       121.2        160.3
Non-interest income......     41.5       40.2       29.4       23.9       41.7       39.3       574.0        610.7
Non-financial expenses...    114.9      118.7       93.6       93.3       43.2       18.5     1,241.9      1,306.6
                            ------    -------     ------     ------     ------     ------    --------     --------
Income (loss) before
  income taxes...........     18.5        (.8)      33.3       10.7       50.9       43.3       562.7        427.3
Income tax expense.......      6.9         .6       10.3        3.6        9.5       11.0       200.3        159.2
                            ------    -------     ------     ------     ------     ------    --------     --------

Net income (loss)........   $ 11.6    $  (1.4)    $ 23.0     $  7.1     $ 41.4     $ 32.3    $  362.4(1)  $  268.1(1)
                            ======    =======     ======     ======     ======     ======    ========     ========

Percentage contribution..      3.2%      (0.5)%      6.3%       2.6%      11.4%      12.1%      100.0%       100.0%

Return on assets.........      .49       (.05)       .88        .27       1.23       1.06        1.31(1)       .97(1)
Return on equity (2).....     6.01      (1.09)     10.70       3.33       5.23       6.22       16.49(1)     13.75(1)

Average assets...........   $2,346      2,583     $2,617     $2,627     $3,367     $3,040    $ 27,700     $ 27,554
Average equity (2).......      193        128        215        213        792        519       2,198        1,950

(1) Based on income before the cumulative effect of a change in accounting principle.
(2) Equity is allocated to business lines in the four core businesses by applying a factor of 5.0% against average risk-weighted assets and adding intangible assets. Equity reported for Constellation and Independence reflects those entities legal equity.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS:  CONTINUED

BUSINESS LINE RESULTS - continued

    WHOLESALE BANKING is organized into six business lines: Corporate and Institutional Banking; Investment Banking; Cash Management; International Banking; Corporate Middle Market; and Specialized Finance. Wholesale Banking continued its strong performance in 1993 as net income increased $45.3 million, or 35.4% above 1992. This increase was due primarily to growth in net interest income and non-interest income. Net-interest income was $58.6 million, or 12.0% above 1992 due to lower levels of non-performing loans, cash basis interest received on non-performing loans, higher loan and factoring volume and wider spreads on prime based loans. Average non-performing loans declined 27.7% from prior year. Average loan outstandings increased 4.9% from 1992. Fees recognized on loans were also well above 1992 principally resulting from loan prepayments due to the low interest rate environment. Non-interest income was 14.3% above 1992 as continued emphasis on Cash Management products resulted in substantial year-to-year growth in both service charges on deposits and fees for international services. An increase in securities gains also contributed to the year-to-year growth.

    CONSUMER FINANCIAL SERVICES includes the Community Banking and Specialty Products business lines. Specialty Products includes Credit Card, Student Lending and Residential Mortgage. Community Banking's 1993 results include the Virgin Islands operations center and five branches until their sale on September 30, 1993.

    Total net income for Consumer Financial Services of $94.2 million in 1993 was $5.0 million or 5.6% above 1992. This increase was primarily the result of significant net interest income growth in the credit card portfolio, strong non-interest income performance in Community Banking, and management's continued emphasis on cost control throughout the Group. Net interest income declined $7.4 million or 1.4% in 1993, reflecting the May 1992 sale of Signal Financial, a $300 million consumer finance subsidiary, and the sale of the Virgin Islands branches in September 1993. Excluding these transactions, net interest income increased by $6.5 million, including growth of 14.0% in credit card interest, partially offset by a declining net interest margin in Community Banking. The Community Banking margin continued to reflect the impact of deposit spread compression in a sustained low interest rate environment in 1993. Average loan volumes decreased 3.6% from 1992, primarily as a result of the two sale transactions and the securitization of $207 million in home equity loans during 1993. Average deposit volumes declined 2.1% compared to 1992, as consumers continue to shift out of certificates of deposits and into more liquid bank deposit products, as well as into higher yielding non-bank investment products. The loan loss provision for 1993 decreased $4.1 million or 7.9%, a direct impact of the decline in loan volumes. Non-interest income reflected strong growth of $16.4 million, or 16.7%, above 1992. Service charges on deposits in Community Banking increased 14.2% compared to 1992, as ongoing emphasis is placed on fee income generation. Additionally, loan securitizations also produced significant fee income for Community Banking in 1993. The 1993 results also reflect revenues from introducing sales of annuities and mutual funds by a third party through the CoreStates branch network. Non-financial expenses of the Group grew by $4.1 million or .9% in 1993. On a normalized basis, excluding the impact of the Signal and Virgin Island sales, non-financial expenses increased 3.3% as management's cost control efforts continued.

    TRUST AND INVESTMENT MANAGEMENT is organized into four business lines:
Institutional Trust; Personal Trust; Private Banking; and Investment Management. Net income of $10.9 million was down $.2 million from 1992. The slight decline in net income was due to 4.3% growth in non-financial expenses, which was partially offset by 4.5% growth in non-interest income. Net interest income was flat year-to-year. Lower earnings on demand balances due to the low interest rate environment was the primary factor for net interest income of $29.9 million being level with 1992. Non-interest income growth was due principally to growth in Personal Trust, Investment Services and Employee Benefit fees. Asset growth in the CoreFund family of Mutual funds was 10.6% over 1992 contributing most of the fee growth in Investment Services. Growth in trust fees, the largest component of non-interest income, was hampered by lower than anticipated new business, the continued low interest rate environment, and the loss of several large Institutional Custody/Securities Lending relationships in 1992.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

BUSINESS LINE RESULTS - continued


   ELECTRONIC PAYMENT SERVICES includes the MAC automated teller machine ("ATM") network and POS processing business lines. On December 4, 1992, the MAC and POS business lines were contributed to Electronic Payment Services, Inc. ("EPS"), a joint venture that combines the separate consumer electronic transaction processing businesses of CoreStates, Banc One Corporation, PNC Financial Corp and Society Corporation into the nation's leading provider of ATM and POS processing services.

   EPS has announced the signing of definitive agreements providing for two additional banking companies to enter the joint venture. The transactions will significantly expand the MAC network and POS business volume and are expected to be completed in 1994. As a result of the addition of new partners, CoreStates' share in earnings of EPS will decline from the current 31% to an estimated 23%.

   Full year 1993 net income totaled $8.2 million versus $2.0 million for 1992. The 1992 results include MAC and POS as a CoreStates business group through December 4, 1992 and earnings from EPS for the remainder of the year. The results for 1993 include income from CoreStates' 31% equity interest in the earnings of the EPS joint venture and dividends on EPS preferred stock, 80% of which is tax free, partially offset by an interest carrying charge on the net investment in EPS.

   In December 1993, CoreStates and EPS mutually agreed to enter into a recapitalization of EPS involving the EPS preferred stock held by CoreStates. In exchange for substantially all of the preferred stock, CoreStates received from EPS a ten-year 6.45% note providing for equal principal payments over the life of the note. The recapitalization does not affect the amount of deferred gain, but changes the timing of deferred gain income recognition from a five-year period beginning in 1996 to a ten- year period beginning in 1994.

   CONSTELLATION'S net income in 1993 was $11.6 million as compared to a loss of $1.4 million in 1992. The increase was primarily due to a $14.2 million increase in net interest income and a $3.8 million decline in non-financial expenses. The primary reason for the improvement in net interest income was due to the earnings on new capital, a more rapid decline in average rates on interest bearing liabilities than on interest earning assets, a lower level of non-performing assets and the extinguishment of Constellation's high cost debt. The decrease in non-financial expenses was primarily the result of lower salaries and employee benefits, net occupany expense, furniture and equipment expense, and amortization of purchased assets partially offset by higher legal and non-performing asset related expenses.

   INDEPENDENCE had net income of $23.0 million in 1993 compared with $7.1 million in 1992. The improvement in 1993 was primarily due to a decrease in the provision for loan losses, $11.1 million in 1993 compared with $31.0 million in 1992, resulting from a lower level of non-performing assets. Net interest income was $108.6 million compared with $111.1 million in 1992. This decrease was due to the lower interest rate environment and the lower level of earning assets. Non-interest income was $29.4 million in 1993, a $5.5 million increase from 1992. This increase was due to a $1.4 million excess recovery from the settlement on a charged-off loan, securities gains in 1993 compared with losses in 1992, and higher gains on the sale of mortgages. Non-financial expense was $93.6 million in 1993, a $0.3 million increase from 1992.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

BUSINESS LINE RESULTS - continued

   THE CORPORATE CATEGORY'S net income increased $9.1 million in 1993. This category included unusual gains for both 1993 and 1992. In 1992 a $41.1 million pre-tax gain was recorded for the EPS transaction and 1993 includes pre-tax gains of $11.0 million on the sale of five branches in the Virgin Islands and $9.1 million on prepayments of long-term debt, and securities gains of $8.6 million. Additionally, there were significant expenses recorded in each year that substantially offset those gains. The loan loss provision in the corporate category was $17.0 million lower than 1992 due to the reduction in the overall corporate provision levels. The provision reduction was not allocated to the core businesses where the loan loss provision is based on a normalized credit environment. The increase in net interest income in the corporate category was largely due to the impact of an increase in unallocated average equity, which has grown year-to-year by $273 million.


CAPITAL STRENGTH

   Capital strength must be evaluated in the context of business risk exposures, including asset quality, interest sensitivity, liquidity and earnings diversification. CoreStates places a significant emphasis on the maintenance of strong capital which promotes investor confidence, helps provide access to the credit markets under favorable terms and enhances the flexibility to capitalize on business growth and acquisition opportunities. Capital is managed for each of the CoreStates' subsidiaries based on their respective risks and growth opportunities, as well as regulatory requirements. CoreStates is positioned to take advantage of market opportunities to strengthen capital. A shelf registration is in place for fine tuning the debt structure and adding debt, preferred or convertible preferred equity, if and when appropriate. The relative strength of CoreStates' capital is reflected in the table "Average Common Equity/Assets".


Average Common Equity/Assets
- ----------------------------
                                     Average Common
(In percent)                          Equity/Assets
                                -------------------------
                                              Montgomery
                                CoreStates   Securities*
                                -----------  ------------
  1993                             7.94%         7.11%
  1992                             7.08          6.74
  1991                             6.50          6.03
  1990                             6.69          5.74
  1989                             6.62          5.65

  * The Montgomery Securities Regional Bank Composite

 At December 31, 1993, common shareholders' equity totaled $2,368 million or 8.3% of total assets, compared with $2,095 million or 7.3% at year-end 1992. The year-end 1993 equity to assets ratio for the Montgomery Securities Regional Bank Composite was 7.2%. CoreStates has achieved steady internal capital generation throughout the past five years. Common shareholders' equity increased over the five years ended December 31, 1993 at a compound annual growth rate of 5.6%, while dividends paid increased at a compound annual growth rate of 8.2%.

 During 1993, CoreStates increased its quarterly dividend by 8.0% to $.27 per share beginning January 1993, and again by 11.1% to $.30 per share beginning in October 1993. CoreStates' dividend on its common stock was $1.14 per share in 1993 and $1.02 per share in 1992. The common dividend payout ratio was 45.8% for 1993, compared to 51.8% for 1992.

 On August 17, 1993 the Board of Directors approved a two-for-one common stock split effected in the form of a 100% stock dividend ("the Stock Dividend"). The additional shares resulting from the Stock Dividend were distributed on October 15, 1993 to holders of record on September 15, 1993. All common shares and per common share data have been restated for the impact of the Stock Dividend.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

CAPITAL STRENGTH - CONTINUED

 CoreStates and its bank subsidiaries are subject to minimum risk-based and leverage capital guidelines issued by the Federal Reserve Board and Comptroller of the Currency. The measurement of risk-based capital takes into account the credit risk of both balance sheet assets and off-balance sheet exposures. These guidelines require minimum risk-based capital ratios of 4% for Tier 1 capital and 8% for total capital. In addition, a minimum leverage ratio of Tier 1 capital to quarterly average total assets of 3% is required for banking organizations that are rated as strong. The following table illustrates CoreStates' risk-based and leverage capital ratios at December 31, 1993 and 1992:


RISK-BASED AND LEVERAGE CAPITAL RATIOS
- --------------------------------------
AT DECEMBER 31,
- ---------------
($ in millions)                            1993      1992
                                          -------   -------

CAPITAL
Tier 1 capital                            $ 2,279   $ 2,096
Tier 2 capital                              1,002       833
Total qualifying capital                    3,281     2,929
ASSETS
Risk-adjusted assets                       23,863    22,723
Average assets-
 leverage capital basis                    27,603    27,921
RATIOS
Tier 1 capital ratio                          9.5%      9.2%
Total capital ratio                          13.7      12.9
Tier 1 leverage ratio                         8.3       7.5

     Bank regulators have also adopted five capital category definitions which are applicable to the supervision of all insured financial institutions. A bank is considered "well capitalized" if it has minimum Tier 1 and Total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%. As illustrated in the following table, all of CoreStates' banking subsidiaries qualified as "well capitalized" at December 31, 1993.


Bank Regulatory Capital Ratios
- ------------------------------
At December 31, 1993                       Capital Ratios
- --------------------                 --------------------------  Total
($ in billions)                      Tier 1   Total   Leverage   assets
                                     -------  ------  ---------  ------

CoreStates Bank, N.A.                  8.5%    10.9%     7.3%     $17.8
New Jersey National Bank               9.3     11.4      6.5        4.5
Constellation Bank, N.A.               9.9     11.2      6.7        2.3
CoreStates Bank of Delaware, N.A.     10.9     12.1     13.4         .6
Bucks County Bank                      9.7     11.0      8.0        1.2
Cheltenham Bank                       10.9     13.9      7.8         .5
Lehigh Valley Bank                    11.4     12.6      9.6         .5
Third National Bank                    9.9     11.0      8.5         .5


CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET QUALITY

RISK MANAGEMENT

 CoreStates manages asset quality and credit risk by maintaining diversification in its loan portfolio and through intensive review processes that include careful analysis of credit requests and ongoing examination of outstandings and delinquencies, with particular attention to portfolio dynamics. CoreStates strives to identify loans experiencing difficulty early enough to correct the problems, to recognize non-performing loans early, to record charge-offs promptly based on realistic assessments of current collateral values, and to maintain reserves that are strong.

 CoreStates' credit culture has served it well during economic downturns and, while asset quality was impacted by the recent extended recession, it has steadily improved over the past six quarters and remains strong relative to its peers. This same well- developed and ingrained credit culture that has evolved over the past decade will serve CoreStates well in the emerging economic growth environment and for the next inevitable recession. This credit culture has as a cornerstone a team approach that includes well- trained relationship managers supported by: 1) a group of Credit Officers with significant lending experience who have demonstrated the highest level of credit judgment and who have no direct business development or profit responsibility; 2) a credit management process that requires early and broad communication of and action on deteriorating credits, as well as regular, formal, detailed evaluations and projections of non-performing assets and potential losses; and 3) formal guidance through the loan quality committee process in which all criticized credits, all deteriorating credits and other credits with specified risk characteristics are reviewed and addressed by all levels involved in the credit process up through senior management on a regular basis. The team approach and successful use of Credit Officers in CoreStates' Wholesale Banking line of business have been extended into other areas including Trust, Community Banking and Asset and Liability Management.

 The above process allows CoreStates to make timely credit decisions, to know the customers' needs and evaluate closely all aspects of their businesses, keeping negotiating and structuring close to the customer. It allows for the early detection and reporting of credit problems, which is key to CoreStates' historically high levels of asset quality. Also, the mixing of experienced and less experienced bankers provides excellent training and mentoring, important components of our overall management approach.

 Underlying CoreStates' credit culture are well tested and defined credit policies and procedures. Approved at the holding company level by the CoreStates Credit Policy Office in concert with each bank's Chief Lending Office, these policies set underwriting standards, approval procedures, limits on exposure by borrower and by industry and such other limits as currently deemed prudent. The credit process is designed to make approval of straightforward credits relatively simple through a dual approval matrix system, but to increase the degree of involvement by experienced approvers as the credit becomes more complex. Some examples of complexities that require sign-offs beyond the dual approval matrix system include: large dollar concentrations, highly leveraged transactions, tenors beyond policy, lower rated credits and loans to customers with specialty characteristics.

 In addition to the management of credit risk, CoreStates manages and controls operating and fraud risks in all of its substantive transactional products through its Transactional Products Exposure Committee ("TPEC"). It is the role of this committee to review and assign risk levels to all significant new products prior to their implementation. In addition, reviews of substantial changes to existing products and regular reviews of the product array offered to customers are part of TPEC's responsibilities. The products reviewed by TPEC include products from CoreStates' normal operating services as well as those arising from Cash Management, Trust and Community Banking services. Through a predetermined risk matrix approach, all products are rated and assigned risk levels. Each product manager is responsible for acting on risk reduction recommendations issued by TPEC. By focusing on the transactional risk in all of its products, TPEC serves as one element in the overall risk management process at CoreStates.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET QUALITY - CONTINUED

 Credit quality and the effectiveness of portfolio management are independently and systematically assessed by Credit Review, which reports to the Audit Committee of the Board of Directors. Both its credit rating and process evaluation techniques are consistent with regulatory standards. Because CoreStates considers risk oversight to be an essential element for long-term financial stability, in 1994 CoreStates will more cohesively define its overall risk profile by applying its various well-developed risk analysis approaches to all risk areas within the corporation.

LOAN PORTFOLIO

 WHOLESALE LOANS - CoreStates has traditionally maintained limits on industry, market and borrower concentrations as a way to diversify and manage credit risk. Management's current policy is to limit industry concentrations to 50% of total equity and to limit market segment concentrations to 10% of total assets. CoreStates conservatively manages industry concentrations by applying these dollar limits to a family of industries that have common risk characteristics. This management process is reflected in the following table, which illustrates each industry that exceeds 10% of total shareholders' equity. CoreStates' largest concentration is in the non-bank finance industry at 35.4% of total equity.


Wholesale Loans by Industry
- ---------------------------

                               Outstandings   % of
                               as of %        Outstandings
                               of equity      non-performing
                               ------------   --------------

  Non-bank finance                 35.4%            0.2%
  Retail trade                     27.9             0.9
  Communications                   27.2             0.4
  Healthcare                       20.6             0.2
  Depository institutions          16.2
  Real estate construction         15.5             5.4
  Apparel                          15.2            10.5
  Trucking and auto leasing        13.5             1.9
  Chemical                         10.6

The following discussion highlights specific portfolios that are of interest in the current environment. The discussion focuses on three wholesale portfolios: communications because of its size; healthcare because of the high profile of this industry; and the commercial finance portfolio at a CoreStates non-bank subsidiary, Congress Financial Corp ("Congress"), because of the recent growth in this portfolio.

  COMMUNICATIONS - The communications/media lending activities are in industries which are either regulated by the Federal Communications Commission and/or derive some or all of their revenues from advertising. These industries, which include Cable Television, Telephone, Newspapers, Broadcasting and Cellular, are typically financed based on the cash flows available to repay debt, with less focus on tangible balance sheets. The underlying basis for this focus is the intangible franchise value of the business which generally exceeds the cost of establishing the business. Significant and rapid technological, regulatory and competitive changes are occurring in the communications segments of these businesses which our specialized lenders are closely monitoring. Risks are further mitigated through exposures to generally large, often diversified and highly experienced operators, and conservative debt structures. Three of the specialized portfolios in this industry, Cable Television, Broadcasting and Cellular, are highlighted below. Exposures in these industries are managed within clearly defined parameters regarding total exposure and acceptable tenors /maturities.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: (CONTINUED)

ASSET QUALITY - CONTINUED


Communications Portfolio
- ------------------------
At December 31, 1993         Cable(1)  Broadcasting(1)  Cellular
- --------------------         -----     ------------     --------
(in millions)
Outstandings...............   $413.2        $62.9          $55.1
Non-performing.............       --          2.7             --
  % of loans...............      N/A          4.3%           N/A

- ----------------------------------------------------------------

     (1) Does not include $68 million at December 31, 1993 outstanding to diversified companies that have cable and broadcasting in their mix of businesses.

   HEALTHCARE - The specialized healthcare lending activities are to healthcare providers which are heavily dependent upon third-party reimbursement for their revenue base. Two of the subsegments of the industry are the acute care (hospital) sector and the alternate site care sector (rehabilitation, subacute, psychiatric, oncology, etc.). Financing typically supports working capital requirements caused by delays in third-party payments, medium-term financing for the acquisition of equipment and/or merger activity. The industry operates in a highly regulated environment and is currently undergoing significant reform.
Our analysis focuses on several key indicators as predictors for success in this evolving industry: management's ability to identify and operate profitably within particular market niches, stable and growing market share, diversified and strong payor mix. The financial analysis emphasizes strong and steady cash flow and conservative leverage. The changing nature of this industry requires close monitoring which includes ongoing analysis of reimbursement by subsegment and geography, assessment of management and their respective strategies and collateral valuations.

The following table summarizes CoreStates' exposure in the two Healthcare industry segments discussed above at December 31, 1993. There were no non-performing loans in these segments for the period presented.



                                          Alternate
Healthcare Outstandings       Acute care  site care
- -----------------------       ----------  ---------
(in millions)

December 31, 1993......         $ 130.2     $ 138.2


  COMMERCIAL FINANCE - The loan portfolio at Congress grew approximately 25% on a year-to-year basis through December 31, 1993. The credit quality of loans generated during this period is consistent with past performance and reflects what would be expected from a high quality commercial finance company. During this period there were unusual market opportunities arising from the constraints and restrictive lending policies in the commercial banking system and the ever increasing nationwide reputation of Congress as a highly expert asset based lender able to structure and syndicate both large and complex transactions. The new business origination was geographically diverse, represented no particular industry concentrations and continued the historical collateral characteristics of the portfolio with its heavy emphasis on working assets such as accounts receivable and inventory.


Commercial Finance Portfolio
- ----------------------------
At December 31,
- ---------------
(in millions)                      1993        1992
                                 --------    --------

Outstandings..................   $1,426.5    $1,136.8
Non-performing................       15.9         4.6
  % of loans..................        1.1%         .4%


CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET QUALITY - CONTINUED

  REAL ESTATE LOANS - Although improving over the prior three years, the CoreStates regional real estate market continues to present a mixed picture as it emerges from a severe recession. The residential market has achieved supply/demand balance; marginal developers have been removed and low interest rates have created sales activity. However, the commercial and industrial market remains fundamentally weak, although there has been some increased interest from the investor market.

    Total real estate related loans outstanding were $6,664 million at December 31, 1993, compared to $7,028 million at December 31, 1992. Included within the broad classification of real estate loans are a number of different lending categories with distinctly different risk factors and performance. The construction and development loan portfolio was $367 million or 1.9 % of total loans at December 31, 1993. At December 31, 1993, 5.4% of CoreStates' construction and development loan portfolio was non-performing, compared to 2.5% for the remaining real estate loan portfolio. The table below summarizes CoreStates' real estate loans outstanding.


Real Estate Loans
- -----------------
At December 31,                              Completed
- -----------------                            projects/                             Total
(in millions)                Construction/   Investment                            real
                              development    properties   Residential   Other(1)   estate
                             --------------  -----------  ------------  ---------  -------
1993
- ----
Year-end outstandings......          $ 367       $1,321        $3,121   $1,855     $6,664
Average loans outstanding              421        1,351         2,867    2,156      6,795
Non-performing loans.......             20           47            43       68        178
  % of year-end loans......            5.4%         3.6%          1.4%     3.7%       2.7%

  Net charge-offs..........              8           13             6       24         51
  % of average loans.......            1.9%         1.0%          0.2%     1.1%       0.8%

1992
- ----
Year-end outstandings......          $ 501       $1,333        $3,314   $1,880     $7,028
Average loans outstanding              631        1,231         3,195    1,797      6,854
Non-performing loans.......             55           62            55      118        290
  % of year-end loans......           10.9%         4.7%          1.7%     6.3%       4.1%
Net charge-offs............             14           22             7       20         63
  % of average loans.......            2.2%         1.8%          0.2%     1.1%       0.9%

- -------------------------------------------------------------------------------
(1)  Principally commercial loans secured by owner-occupied real estate.

 The largest category within real estate loans is residential mortgages which include home equity loans. Residential mortgages were $3,121 million or 15.8% of total loans at December 31, 1993. Loans in the Other Real Estate Loans category, primarily commercial loans collateralized by owner-occupied real estate, accounted for 27.8% of total real estate loans and 9.4% of total loans.

 The remaining category of real estate loans, totaling $1,321 million at December 31, 1993, is comprised of completed projects and investment properties.

 Net charge-offs of construction and development loans in 1993 were $8 million compared to net charge-offs of $14 million in 1992.

Allowance for Loan Losses

 In 1993, CoreStates refined its methodology for determining appropriate levels of allowance for loan losses ("ALLL"). Each subsidiary of CoreStates which extends credit maintains an allowance sufficient to absorb the anticipated loss inherent in its credit portfolio for a minimal one-year horizon. Factors included in management's determination of an adequate level of ALLL are a statistical analysis of historical loss levels throughout an economic cycle and one year of projected charge-offs, creating a band, below which a bank's ALLL is considered inadequate and above which is considered inappropriate. A quarterly evaluation of loss potential on specific credits, products, industries, portfolios and markets as well as indicators for loan growth, the economic environment and concentrations assist in validating the position of the ALLL within the band. Management's evaluation of the adequacy of the ALLL

CORESTATES FINANCIAL CORP AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET QUALITY - CONTINUED

is independently tested by Credit Review. CoreStates believes that the ALLL is an important source of protection against problems in the portfolio. Equally important is the prompt recognition of problem situations and prompt write-downs of these assets to net realizable value. Accordingly, over an economic cycle, CoreStates has experienced relatively high levels of recoveries against these write-downs compared to other banking companies.

 The year-end 1993 allowance for loan losses totaled $450.8 million and represented 2.3% of loans. This compares with a loan loss allowance at year-end 1992 of $442.2 million, or 2.3% of loans. The allowance for loan losses at year-end 1993 was 148.7% of non-performing loans, an increase over the year-end 1992 coverage ratio of 92.7% and a reflection of the lower level of non-performing loans at year-end 1993 and reduced net loan charge-offs during 1993.

 CoreStates' total provision for loan losses in 1993 was $121.2 million, a
decrease of $39.1   million from the $160.3 million provided in 1992.  Net
charge-offs in 1993, excluding net LDC recoveries of $12.6 million, were $127.6 million or 0.7% of related average loans. This represents a decrease of $63.1 million when compared to the $190.7 million of net charge-offs excluding $13.1 million LDC recoveries in 1992.

Subsequent to the March 16, 1994 consummation of the Constellation acquisition, Constellation recorded a $120.0 million provision for loan losses in the first quarter of 1994 in connection with a change in strategy related to problem assets and to conform its consumer lending charge-off policies to those of CoreStates.

Subsequent to the June 27, 1994 consummation of the Independence acquisition, Independence recorded a $25.0 million provision for loan losses in the second quarter of 1994 in connection with a change in strategy related to problem assets, and to conform its consumer lending charge-off policies to those of CoreStates.

 The following table reflects the distribution of 1993 and 1992 net charge-offs by loan type:


Distribution of Net Charge-Offs
- -------------------------------
For the Year Ended December 31,
- -------------------------------
(in millions)                                  1993                            1992
                                   -----------------------------   -----------------------------
                                                          % of                            % of
                                                         Total                           Total
                                   Net        % of       net       Net        % of       net
                                   charge-   Average     charge-   charge-   Average     charge-
Loan type                          offs      loan type   offs      offs      loan type   offs
- ---------                          -------   ---------   -------   -------   ---------   -------
Domestic:
  Commercial
    and industrial                  $ 46.6          .6%     40.5%   $ 77.1         1.0%     43.4%
  Real estate:
    Construction                       8.1         1.9       7.0      14.1         2.2       8.0
    Other                             42.6          .7      37.0      49.4          .8      27.8
  Consumer:
    Credit card                       23.6         2.2      20.5      31.4         3.2      17.7
    Installment                        5.7          .4       5.0      14.4         1.0       8.1
  Other (1)                            1.0          .1        .9       4.3          .3       2.4
                                    ------                 -----    ------                 -----
      Total domestic                 127.6          .7     110.9     190.7         1.0     107.4
 Foreign (2)                         (12.6)       (2.3)    (10.9)    (13.1)       (3.1)     (7.4)
                                    ------                 -----    ------                 -----
     Total net charge-offs          $115.0          .6     100.0%   $177.6          .9%    100.0%
                                    ======        ====     =====    ======        ====     =====

(1)  Includes loans to financial institutions and lease financing.
(2) Reflects net recoveries on Less Developed Countries (LDC) assets of $12.6 million in 1993 and $13.1 million in 1992.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET QUALITY - CONTINUED

NON-PERFORMING ASSETS

  Non-performing assets at year-end 1993 were $438.7 million, or 2.2% of total loans plus other real estate owned ("OREO") and 1.5% of total assets. These levels compared to total non-performing assets at year-end 1992 of $671.6 million, 3.5% of total loans plus OREO and 2.3% of total assets. Except for the impact that the acquisition of Constellation will have on non-performing assets at March 31, 1994, management expects a continuing decline in non-performing asset levels during 1994.

  At year-end 1993, total non-performing assets were comprised of $246.7 million of non-accrual loans, $56.5 million of renegotiated loans and $135.5 million of OREO. The $232.9 million, or 34.7%, decline in total non-performing assets as compared to year-end 1992 was principally experienced in CoreStates' two largest portfolios, the commercial loan portfolio, declining $56.2 million, or 31.4%, and the real estate portfolio which declined $170.8 million, or 35.3%. During 1993, loans aggregating $247 million were added to non-performing status, payments of $236 million against non-performing assets were received, loans totaling $83 million were returned to full accrual status and $161 million of non-performing assets were charged off.

  CoreStates monitors the movements within the non-performing portfolio closely. The following table illustrates the components of the quarterly changes for 1993 and 1992:


Quarterly Changes in Non-performing Assets
- ------------------------------------------
(in millions)
                                            Quarter Ended
                          ----------------------------------------------------         Full
                           March 31     June 30    September 30    December 31         Year
                          ----------   ---------   ------------    -----------         -----
1993
- ----
Beginning balance....        $672        $590           $529          $494             $ 672
Additions............          70          47             54            76               247
Return to accrual....         (46)        (15)            (8)          (14)              (83)
Payments.............         (65)        (60)           (39)          (72)             (236)
Charge-offs..........         (41)        (33)           (42)          (45)             (161)
                             ----        ----           ----          ----             -----
Net change...........         (82)        (61)           (35)          (55)             (233)
                             ----        ----           ----          ----             -----
Ending balance.......        $590        $529           $494          $439             $ 439
                             ====        ====           ====          ====             =====

1992
- ----
Beginning balance....        $802        $788           $777          $728             $ 802
Additions............          93         129             98            85               405
Return to accrual....         (14)        (12)           (40)          (17)              (83)
Payments.............         (54)        (93)           (55)          (75)             (277)
Charge-offs..........         (39)        (35)           (52)          (49)             (175)
                             ----        ----           ----          ----             -----
Net change...........         (14)        (11)           (49)          (56)             (130)
                             ----        ----           ----          ----             -----
Ending balance.......        $788        $777           $728          $672             $ 672
                             ====        ====           ====          ====             =====

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET QUALITY - CONTINUED

       The following table reflects the distribution of non-performing assets by loan type at December 31, 1993 and 1992:

Distribution of Non-performing Assets
- -------------------------------------
At December 31,
- ---------------
(in millions)
                                          1993                              1992
                           --------------------------------- ---------------------------------
                                                   % Total                          % Total
                              Non-        % of       non-       Non-        % of      non-
Loan type                  performing  Loan type  performing performing  Loan type  performing
- ---------                  ---------- ----------- ---------- ---------- ----------  ----------
Domestic:
Commercial and
  industrial:
  Highly leveraged
   transactions ("HLTs")    $   5.1       1.1%       1.2%     $   8.5      $ 1.7%      1.3%
  Other.................      117.6       1.5       26.8        170.4        2.3      25.4
Real estate:
  Construction..........       19.7       5.4        4.5         54.5       10.9       8.1
  Other loans...........      157.8       2.5       36.0        235.0        3.6      35.0
  OREO..................      135.5                 30.9        194.3                 28.9
Consumer................        1.0                   .2           .5                   .1
Other domestic loans(1).        1.8        .1         .4          5.3         .4        .7
                             ------                -----       ------                -----
  Total domestic........      438.5       2.3      100.0        668.5        3.6      99.5
Foreign loans............        .2                               3.1         .8        .5
                             ------                -----       ------                -----
  Total non-performing
   assets(2)............     $438.7       2.2%     100.0%      $671.6        3.5%    100.0%
                             ======       ===      =====       ======        ===     =====
  % Total assets........        1.5%                              2.3%
                                ===                               ===

- --------------------------------------------------------------------------------
(1) Includes loans to financial institutions and lease financing.
(2) The table does not include loans of $47 million and $89 million at December 31, 1993 and 1992, respectively, that are past due 90 days or more as to principal or interest, but which remain on full accrual since such loans are well secured and in the process of collection.

  In May 1993, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). FAS 114 addresses accounting for impairment of certain loans and requires that impaired loans within the scope of FAS 114 be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or be measured at the loan's observable market price or the fair value of its collateral. FAS 114 is effective beginning in 1995. The impact that FAS 114 will have on CoreStates' future results of operations cannot be estimated with certainty at the current time. However, the adoption of FAS 114 is not expected to have a material impact on CoreStates' level of allowance for loan losses.


ASSET AND LIABILITY MANAGEMENT

  CoreStates manages its balance sheet to achieve maximum shareholder value within the constraints of a conservative interest rate risk discipline, the maintenance of high credit quality, and sound leverage and liquidity positions. CoreStates' asset and liability management is centralized and individual subsidiaries are managed within the context of overall corporate policies.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET AND LIABILITY MANAGEMENT - CONTINUED

   INTEREST RATE RISK MANAGEMENT - Interest rate risk refers to potential changes in current and future net interest income resulting from changes in interest rates, product spreads and mismatches in the repricing between interest rate sensitive assets and liabilities. CoreStates' management emphasizes stable net interest income throughout rate cycles, with the result that intermediate and longer term considerations take precedence over short-term profitability. This commitment is evidenced by the stability and strength of CoreStates' net interest margin over time, despite significant changes in economic conditions, competition and interest rates. CoreStates' net interest margin has remained consistently above industry averages over the last five years as illustrated in the table "Net Interest Margin".


Net Interest Margin
- ---------------------

(In percent)                                 Net interest margin
                                          ------------------------
                                                       Montgomery
                                          CoreStates   Securities*
                                          ----------   -----------
 1993                                        5.59%         4.81%
 1992                                        5.32          4.78
 1991                                        5.16          4.40
 1990                                        5.08          4.21
 1989                                        4.95          4.27


 * The Montgomery Securities Regional Bank Composite

 At CoreStates, measurement of interest rate risk focuses on potential changes in net interest income identified through computer simulations against both rising and falling interest rates. Longer term repricing risks are measured and
controlled through gap analysis.   All measurements of interest rate risk
include the impact of off-balance sheet activities. Under CoreStates' policy, rate changes of at least 200 basis points over a six-month period are simulated with rate related negative net interest income volatility over a twelve-month horizon limited to 4% of shareholders' equity. Included in these simulations are all contractual repricing risks, the impact of prepayments in the loan and securities portfolios, potential spread and volume changes on consumer deposits and fluctuations in the value of non-interest bearing funding sources. CoreStates believes that the spread between the prime rate and financial market rates is a function of both interest rates and credit conditions. While changes in the prime spread are included in simulations, only that portion believed to be interest rate related is subject to the policy guidelines.

 As a matter of practice, positions are generally managed to produce significantly lower volatility than policy guidelines would permit. Current simulations show that CoreStates' net interest income volatility over one year due to a 200 basis point change in short-term interest rates is relatively neutral. Reflecting its interest rate risk management philosophy, CoreStates' net interest margin results from strong relationship business profitability rather than a temporarily favorable interest rate environment.

 There are two key elements to CoreStates' interest rate risk. First, is the broad mismatch between the rate sensitivity of the assets and liabilities in its core businesses. Second, is the spread risk between the rates on those products and financial market rates.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET AND LIABILITY MANAGEMENT - CONTINUED

 CoreStates carries a large portfolio of prime and other short-term rate related assets generated through its core wholesale and retail businesses. As a regional banking company, CoreStates has a significant funding base of consumer deposits with indefinite maturities and non-contractual rates such as savings, NOW and money market accounts. Traditionally, consumer deposits have had a longer term rate sensitivity; pricing has been relatively stable for long periods and pricing changes lag changes in financial market rates. While this mix of relationship assets and liabilities provides excellent liquidity, it results in considerable interest rate risk. This inherent mismatch (the "relationship gap") of longer term fixed-rate liabilities funding short-term rate sensitive assets would generate significant exposure to declining interest rates if not hedged.

   CoreStates hedges this relationship gap through the use of both on and off-balance sheet discretionary assets and liabilities. The typical offsetting position is created by purchasing fixed-rate investment securities funded by short-term liabilities, and entering into interest rate swaps in which CoreStates receives a fixed rate and pays a variable rate. The following excerpts from the Interest Sensitivity Analysis shown on page 78 demonstrates the basic mismatch of the relationship portfolios and the offsetting discretionary position. The adjustments and the placement of indefinite maturity products within the table reflect the lagged pricing effects of those products, as identified through simulations.


SELECTED INTEREST SENSITIVITY BALANCES
- --------------------------------------
AT DECEMBER 31, 1993
- --------------------
(IN MILLIONS)
                                       Months                        Years
                             ---------------------------   --------------------------
                               0-3       4-6      7-12       1-2       3-5       >5      Total
                             -------   -------   -------   -------   -------   ------   -------
Relationship Portfolios:

Total loans................  $13,026   $ 1,450   $ 1,232   $ 1,510   $ 2,175   $  383   $19,776
 Total consumer
 deposits, net non-
 interest funding..........    8,631     1,784     1,916     2,366     2,974    2,681    20,352
Adjustments................      767      (671)     (347)     (447)   (1,437)   2,134       -0-
                             -------   -------   -------   -------   -------   ------   -------
  Relationship gap.........    5,162    (1,005)   (1,031)   (1,303)   (2,236)    (164)     (576)
                             -------   -------   -------   -------   -------   ------   -------

Discretionary Portfolios:

Assets.....................    2,711     1,168     1,200     1,427     2,630    1,152    10,288
Liabilities................    7,983       145        91       322       437      734     9,712
                             -------   -------   -------   -------   -------   ------   -------
  Discretionary gap........   (5,272)    1,023     1,109     1,105     2,193      418       576
                             -------   -------   -------   -------   -------   ------   -------

  Combined gap.............  $  (110)  $    18   $    78   $  (198)  $   (43)  $  254   $   -0-
                             =======   =======   =======   =======   =======   ======   =======

  The second major element of CoreStates' interest rate risk is the spread risk between product rates and financial market rates. CoreStates simulates the behavior of individual products under various rate scenarios to determine an appropriate investment or funding strategy to provide a stable spread.

  Declining interest rates in 1993 provided the opportunity to reprice consumer savings, NOW and money market accounts. This contributed to a wider net interest margin in 1993 to the extent that these deposit balances funded fixed-rate assets. Assuming a stable rate environment, spreads are expected to narrow as the fixed-rate assets mature and are replaced at market rates. There was also growth in those deposit balances in 1993, increasing the significance of the repricing of those products to net interest income. CoreStates has simulated potential changes in pricing and the resultant impact on deposit volumes under a multitude of rate environments. The key simulation assumptions revolve around the ability to reprice those products if rates fall, and the extent to which balances will be maintained and repricing will lag market rates if rates rise. Recognizing that much of the growth in these products represents a temporary liquidity preference, CoreStates has invested additional balances for a shorter term than for those considered to be more permanent.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS:CONTINUED

ASSET AND LIABILITY MANAGEMENT - CONTINUED

  The spread between the prime rate and short-term market rates is also an important component of net interest income. In 1993, that spread averaged well above prior years' experience and, while management does not expect a return to historic levels, some compression of the prime spread is anticipated. CoreStates has approximately $7.4 billion in loans subject to changes in prime, excluding the credit card portfolio which floats with prime only at higher rate levels.

  The low rate environment of 1993 provided refinancing opportunities for many consumers and raised questions concerning the level of prepayment risk in many financial institutions. CoreStates' interest rate risk discipline has been to minimize prepayment risk by selling fixed-rate mortgages as created, and restricting purchases of mortgage related securities to short-term collateralized mortgage obligations, with limited cash flow variability. In 1993, CoreStates completed two transactions in which $207 million in longer term fixed-rate home equity loans were sold and securitized. These securitizations served both CoreStates' customers and shareholders by providing long-term fixed-rate financing to consumers, while reducing both credit and interest rate risk on the balance sheet.

  OFF-BALANCE SHEET INSTRUMENTS - CoreStates uses off-balance sheet instruments to hedge interest rate risk. Most activities are designed to be a substitute for the fixed rate assets which are necessary to balance the sensitivity of relationship business portfolios.

  CoreStates believes the management of interest rate risk must be balanced with the management of liquidity and capital and, therefore, off-balance sheet instruments are used to hedge interest rate risk and avoid unnecessary leverage and liquidity impairment. The required level of fixed-rate asset sensitivity could be achieved principally with on-balance sheet investment securities. The amount recorded in net interest income related to interest rate swaps was income of $116.2 million in 1993, $127.1 million in 1992 and $72.1 million in 1991. If the alternative approach of on-balance sheet assets were used, it would not materially affect net interest income.

  CoreStates' use of financial futures is concentrated in short-term LIBOR and Eurodollar contracts although longer term contracts are occasionally used to hedge anticipatory transactions. CoreStates uses interest rate swaps in both short and longer term maturities to offset on-balance sheet interest rate risk and, as of December 31, 1993, does not use index amortizing swaps. In addition to its hedging portfolio; CoreStates also offers interest rate swaps as a risk management tool to commercial customers; however, customer transactions represent only 10% of the portfolio and are generally offset with swaps of similar terms. The following table reflects the future repricing schedule of CoreStates' interest rate swap portfolio at December 31, 1993:


REPRICING SCHEDULE OF INTEREST RATE SWAPS
- -----------------------------------------
AT DECEMBER 31, 1993
- --------------------
(IN MILLIONS)

                          CoreStates receives   CoreStates pays
                          --------------------  ---------------
                          Notional              Notional
                           amount       Rate     amount    Rate
                          --------      ----    --------   ----
0-1 year                  $1,264        5.63%    $4,069    3.50%
1-2 years                    736        6.54        164    6.37
2-3 years                    930        7.21        250    6.20
3-4 years                    531        5.98         65    4.59
4-5 years                    441        5.87         24    4.54
over 5 years                 695        6.23         25    9.11
                          ------                 ------
    Total                 $4,597        6.25%    $4,597    3.80%
                          ======        ====     ======    ====

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS:CONTINUED

ASSET AND LIABILITY MANAGEMENT - CONTINUED

    In addition to using interest rate swaps to hedge the relationship gap, interest rate swaps have also been used to convert long-term fixed rate debt to a floating rate sensitivity, accounting for most of the swaps maturing beyond five years in the preceding table.

    CoreStates evaluates the credit worthiness of all off-balance sheet counterparties using the same standards applied in any other loan or credit transaction, and credit risk in these positions is centrally managed and controlled by the Credit Policy Group. The current credit exposure in a derivative transaction is the cost to replace the transaction at current market rates, while potential exposure is the estimated cost to replace the transaction at future rates. CoreStates continually monitors both current and potential risk. As of December 31, 1993, the current cost to replace CoreStates' interest rate swap portfolio was $161 million.

  LIQUIDITY - Liquidity management allows a financial institution to meet potential cash needs at a reasonable price under various operating conditions. Liquidity comes from a variety of sources: the maturing of short-term assets, readily marketable unpledged securities, and the ability to attract new funds. The ability to securitize or sell other assets, such as loans, also enhances liquidity, as does the structure and stability of existing funding sources.

  CoreStates maintains sufficient liquidity to meet its obligations in a timely and cost-effective manner. Management monitors current and projected cash flows, and adjusts positions as necessary to maintain adequate levels of liquidity. CoreStates emphasizes diversification of funding sources. By using a variety of markets, limiting funds borrowed from a single investor, and staggering maturities, the risk of potential funding pressure is significantly reduced. Management also maintains a detailed liquidity contingency plan designed to adequately respond to situations such as a decline in asset quality or credit ratings, which could lead to liquidity concerns. Management analyzes potential changes in major funding sources during difficult times, the amount of runoff that may be expected, as well as available options to replace those funds. The plan includes specific action steps to be taken in the event of funding disturbances.

  The cornerstone of CoreStates' liquidity position is a sizable and stable base of core deposits acquired through customer relationships. Core deposits are comprised of interest bearing consumer savings products as well as non-interest bearing consumer and commercial deposits. Core deposits averaged 70.4% of assets in 1993 compared to 71.6% in 1992. This decline is a result of increased loan volumes and relatively no growth in core deposits.

  Core deposits are supplemented by discretionary funding sources from direct customer contacts in both the domestic and international markets. These sources include large denomination certificates of deposit, deposits in foreign branches as well as federal funds, repurchase agreements, commercial paper and long-term debt. Commercial paper is used primarily to fund Congress, the non-bank commercial finance subsidiary. In addition to commercial paper, Congress is funded through the issuance of medium-term notes and long-term debt. Growth in loans at Congress during 1993 resulted in increases in these funding sources while loan growth in the banking subsidiaries accounted for the growth in other discretionary sources. CoreStates' liquidity is further enhanced by its ability to raise funds in a variety of domestic and international money and capital markets. During 1993, CoreStates issued $375 million in new subordinated long-term debt with maturities of 10 to 12 years.

  Under existing shelf registration statements filed with the Securities and Exchange Commission ("SEC"), CoreStates had debt and capital securities that were registered but unissued of approximately $177 million at December 31, 1993. In February 1994, CoreStates' Board of Directors approved the filing of a shelf registration with the SEC that will, when effective, cover the issuance of a broad range of debt and equity securities that will increase available registered but unissued securities to $1 billion.

  The tables on pages 77 and 79 illustrate the maturity characteristics of CoreStates' domestic certificates of deposit over $100 thousand and investment portfolio, respectively. For information regarding the maturity characteristics of CoreStates' short-term funds borrowed and long-term debt, see notes 10 and 11 to the financial statements.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET AND LIABILITY MANAGEMENT - CONTINUED

  INVESTMENT PORTFOLIO - Within the context of the policies and practices previously outlined, CoreStates maintains a portfolio of marketable debt securities to contribute to a balanced interest rate risk position and to provide liquidity reserves. Interest rate risk management disciplines require strict matching of interest rate sensitivities and, therefore, CoreStates generally does not consider changes in the market value of individual portfolios as significant to the management of its interest sensitivity. CoreStates generally has both the ability and the intent to hold these securities until maturity.

  In 1993, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). As a result of adopting FAS 115 on December 31, 1993, CoreStates has reclassified $1,272 million of investment securities as "Available-for-Sale". These investment securities were marked to fair value, adding $64.3 million after-tax to shareholders' equity as of December 31, 1993. These securities include a bank stock portfolio and other marketable equity securities, as well as certain debt securities which CoreStates foresees as potential candidates for sale prior to maturity. Constellation's and Independence's classifications will be reviewed in the quarter following the consummations of their respective acquisitions and reclassifications will be made as appropriate.

  CoreStates' Available-for-Sale account guidelines establish a minimum and maximum amount of debt and equity securities which can be carried as Available-for-Sale. The intent of the minimum guideline is to establish an amount of debt securities as Available-for-Sale to meet liquidity and balance sheet management concerns. The maximum is established to protect against capital ratio deterioration, while providing portfolio management flexibility.


SOURCES AND USES OF FUNDS

    Total assets were $28.4 billion at year-end 1993, down $298 million or 1.0% from year-end 1992. However, comparing specific asset categories to year-end 1992 balances reflects recovering loan demand, as loans increased $836 million or 4.4%. The increase in loans was primarily due to improved demand across CoreStates' lending products. Time deposits declined $496 million or 27.3%. A $729 million, or 4.8%, decline in interest bearing deposits, principally the result of the September 30, 1993 sale of the five Virgin Islands branches, was partially offset by growth of $189 million, or 2.9% in demand deposits, and an increase of $232 million, or 17.1% in long-term debt.

  Total assets averaged $27.7 billion in 1993, an increase of $146 million or 0.5% from 1992. Average loans increased $167 million, or 0.9% and average investment securities increased $289 million or 8.8%. As reflected in the table on Earning Asset Mix, loans comprised 78.8% of CoreStates' average earning assets in 1993, compared to 78.3% in 1992, ending two consecutive years of declining average loan outstandings. Funding for the increase in average assets was provided by non-interest bearing funding sources.


  Earning Asset Mix
  -----------------
  (Percentage of average earning assets)


               Earning Asset Mix
          ----------------------------
           Money   Investment
          Market   Securities   Loans
          -------  -----------  ------
  1993    6.4%     14.8%        78.8%
  1992    8.1      13.6         78.3
  1991    6.5      12.6         80.9
  1990    4.2      11.8         84.0
  1989    6.0      14.2         79.8


CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

ASSET AND LIABILITY MANAGEMENT - CONTINUED

SOURCES AND USES OF FUNDS - continued


  The accompanying table on Funding Mix illustrates that 59.3% of CoreStates' funds were derived from consumer deposits in 1993, compared with 63.0% in 1992. Funding to accommodate current business needs and future growth at non-bank subsidiaries will continue to be supported by the previously discussed SEC shelf registration.


  Funding Mix
  -----------
  (Percentage of average earnings assets*)

                    Funding Mix
          -------------------------------
                       Other      Non-
           Retail    Interest   Interest
          Deposits    Bearing    Bearing
          ---------  ---------  ---------
  1993        59.3%      13.3%      27.4%
  1992        63.0       11.6       25.4
  1991        58.3       21.1       20.6
  1990        52.4       27.5       20.1
  1989        49.6       29.0       21.4

  * excluding short-term money market investments


REVIEW AND ANALYSIS OF EARNINGS

OPERATING REVENUE

  Although operating revenue for 1993 was significantly impacted by the December 1992 EPS transaction and other significant items, CoreStates' operating revenue reflected strong growth in revenues in Wholesale Banking and in fee-based businesses. Excluding EPS related revenues in 1993 and 1992, net gains on investment securities transactions, pre-tax gains of $11.0 million from the Virgin Islands branch sale and $9.1 million on prepayments of long-term debt in 1993, and the $41.1 million pre-tax gain recorded on the December 1992 EPS transaction, operating revenue increased 7.4% for 1993.

  Operating revenue has three major components and, as illustrated on the accompanying table ("Operating Revenue"), net interest income from loans and investments is the largest component. Net interest income is presented excluding the earnings benefit of balances maintained by commercial customers as compensation for transaction oriented non-credit products.

  The two other components of operating revenue are non-interest income and the previously mentioned earnings benefit of balances maintained as compensation for non-credit products. Net interest income and non-interest income are discussed in further detail on the following pages.


  Operating Revenue
  -----------------

  (tax equivalent net interest income plus non-interest income-in millions)
                                  Operating Revenue
                  -------------------------------------------
                               Derived
                  Loan  &       from        Non-
                  Investment  Non-credit  Interest
                   Interest    Balances    Income    Total
                  ----------  ----------  --------  --------
  1993              $1,230.4      $121.4    $574.0  $1,925.8
  1992               1,150.1       133.4     610.7   1,894.2
  1991               1,167.3       146.4     615.6   1,929.3
  1990               1,187.0       132.4     475.0   1,794.4
  1989               1,163.4       126.1     430.9   1,720.4

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

NET INTEREST INCOME

Taxable Equivalent Net Interest Income                           Percentage
(in millions)                                                 increase(decrease)
                                                              ------------------
                               1993       1992       1991      '93/'92   '92/'91
                             --------   --------   --------     ------    ------
Total interest income        $1,841.9   $1,961.8   $2,485.3       (6.1)%   (21.1)%
Tax equivalent adjustment        26.5       31.0       40.7      (14.5)    (23.8)
                             --------   --------   --------
Tax equivalent interest
     income                   1,868.4    1,992.8    2,526.0       (6.2)    (21.1)
Total interest expense          516.6      709.3    1,212.3      (27.2)    (41.5)
                             --------   --------   --------
Tax equivalent net
 interest income             $1,351.8   $1,283.5   $1,313.7        5.3      (2.3)
                             ========   ========   ========

Interest rate spread             4.83%      4.43%      4.03%
                                 ====       ====       ====
Net interest margin              5.59%      5.32%      5.16%
                                 ====       ====       ====


     For analytical purposes, net interest income is adjusted to a taxable equivalent basis to recognize the income from tax exempt assets as if the interest were taxable. Net interest income on a taxable equivalent basis increased $68.3 million, or 5.3% in 1993, following a decrease of $30.2 million, or 2.3% in 1992.

   The increase in net interest income in 1993 principally reflects the impact of wider interest rate spreads. Also contributing to the increase in net interest income were a $59 million increase in average interest earning assets, a $.6 billion increase in non-interest bearing funding sources, the earnings impact of lower levels of non-performing loans and cash basis interest received on non-performing loans. The interest rate spread increased in 1993 mostly due to a decline in the rates paid on domestic deposits of 131 basis points, while the rates earned on domestic loans decreased 38 basis points.

     The decrease in net interest income for 1992 was the result of reduced domestic loan volume. On average, domestic loans decreased $1.7 billion from 1991, mostly due to the $1 billion October 1991 credit card sale and the $300 million May 1992 consumer installment loan sale. Partially offsetting the decline in interest income attributable to lower domestic loan volume was the impact of a $.7 billion increase in non-interest bearing funding sources.

     The net interest margin is a key measure of net interest income performance. It represents the difference between tax equivalent interest income, including net loan fees earned, and interest expense, reflected as a percentage of average earning assets. The net interest margin increased 27 basis points in 1993 to 5.59%. This increase was principally related to improved interest rate spreads which resulted from the continued decline of interest rates in 1993 and from the shift in funding mix to lower cost funding. The migration of consumer deposits from certificates of deposit to more liquid and less costly deposit products contributed to the reduction in 1993 funding costs. The low rate environment in 1993 also provided CoreStates with the opportunity to reprice these deposit products at lower rates and to refinance $325 million in long-term debt.

     For further detailed information regarding average balances, yields and costs, see the consolidated average balance sheet on pages 65-68, and the rate/volume analysis on page 72.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

NON-INTEREST INCOME
                                                                  Percentage
(in millions)                                                  increase(decrease)
                                                              --------------------
                                 1993    1992    1991         '93/'92      '92/'91
                               ------  ------   ------         ------       ------
Basic banking transactional
  services(1)                  $412.4   $379.7    $354.1          8.6%         7.2%
EPS related revenues (2)         13.2     92.5     101.6        (85.7)        (9.0)
Securities gains (losses)        16.1     13.8     (13.9)
Other non-interest income       110.8     81.8      80.6         35.5          1.5
                               ------    ------   ------
Non-interest income before
    non-recurring items         552.5    567.8     522.4         (2.7)         8.7

Non-recurring items              21.5(3)  42.9(4)   93.2(5)     (49.9)       (54.0)
                               ------    -----      ----
Total non-interest income     $574.0     $610.7   $615.6         (6.0)         (.8)
                              ======     ======   ======

- ----------------------------------------

(1) Comprised of debit and credit card fees, service charges on deposit accounts, trust income, and fees for international services.
(2) Includes EPS joint venture preferred dividends and CoreStates' share in the net income of the EPS joint venture in 1993, and for 1992 and 1991, MAC and POS revenues, the businesses contributed to the joint venture in December 1992.
(3) Includes pre-tax gains of $11.0 million recorded on the sale of five
    Virgin Islands branches, $9.1 million on prepayments of long-term debt and $1.4 million in excess recoveries from the settlement of a previously charged off loan at Independence.
(4) Includes a $41.1 million pre-tax gain recorded on the EPS transaction, and a $1.8 million gain on the sale of a Constellation branch.
(5) Includes an $89.1 million pre-tax gain recorded on the sale of approximately $1 billion of credit card receivables, and a recovery of $4.1 million on the settlement of litigation concerning certain asset-backed bonds at Independence.

   While reported total non-interest income decreased $36.7 million or 6.0% in 1993, following a slight decline of $4.9 million, or .8% in 1992, total non-interest income in 1993 before non-recurring items and EPS related revenues increased more than $64.0 million or 13.5% over 1992. Comparability between 1993 and 1992 was affected by the following items: the $11.0 million gain on the sale of five Virgin Islands branches in 1993; gains of $9.1 million on prepayments of long-term debt in 1993; $1.4 million in excess recoveries from the settlement of a previously charged off loan at Independence; securities gains; the $1.8 million gain on the sale of a Constellation branch in 1992; and the December 1992 restructuring of CoreStates' MAC and POS consumer electronic payment business into EPS. As a result of the EPS restructuring, CoreStates' Statement of Income in 1993 reflects a significant decline in debit and credit card fees and includes $13.2 million, reflecting EPS' preferred stock dividends and CoreStates' 31% equity share in the net income of the EPS joint venture.
For analytical purposes, fees generated by the MAC and POS businesses have been reclassified from the debit and credit card fee category in the preceding table in 1992 and 1991. POS and MAC revenues in 1993 were recorded by EPS. Included in other non-interest income in 1993 was $17.5 million of fees earned by Financial Telesis, a third-party provider of lockbox processing and data management services, which was acquired by CoreStates on December 31, 1992. Non-recurring non-interest income in 1992 included the $41.1 million pre-tax gain recorded on the EPS transaction and a $1.8 million gain on the sale of a Constellation branch. Excluding the impact of securities gains and losses, EPS related revenues and the $89.1 million pre-tax gain recorded on the October 1991 credit card sale and Independence credit card sale; and the $4.1 recovery on the asset-backed bonds at Independence, total non-interest income in 1992 increased more than 5% over 1991.

   CoreStates recorded net securities gains of $16.1 million in 1993 and $13.8 million in 1992, compared with net securities losses of $13.9 million in 1991. Investment securities gains for 1993 included $13.6 million on sales of domestic equity securities and $8.6 million on sales of foreign equity securities, partially offset by $6.1 million for partial writedowns of foreign equity securities. Investment securities gains for 1992 were $2.6 million, including $3.6 million of gains recorded on sales of certain investments acquired with First Peoples Corporation in September 1992, $5.3 million of gains recorded on the partial sale of a foreign equity investment, and $1.7 million of gains recorded on sales of certain investments in a portfolio of bank stocks.
Included in 1991 securities losses were $22.8 million of pre-tax write-downs taken against the portfolio of bank stocks.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

NON-INTEREST INCOME - CONTINUED

   Income from basic banking transactional services increased 8.6% in 1993, following growth of 7.2% in 1992. The components of basic banking transactional services are discussed in detail below.

. Service charges on deposit accounts, paid in fees, increased $16.3 million, or 10.0%, in 1993 and $20.1 million, or 14.1%, in 1992 reflecting added volume and many commercial and correspondent customers' decisions to pay fees for banking services in place of maintaining deposit balances. After adding the value of service charges paid through the maintenance of deposit balances by commercial and correspondent customers, which is included in net interest income, total service charge compensation for 1993 was $292.2 million, up $4.1 million, or 1.4%, from 1992. The benefit derived from deposit balances maintained by commercial and correspondent customers decreased $12.0 million from 1992 due to the decline in the value of maintaining balances in the lower 1993 interest rate environment. Total service charge compensation on this basis for 1992 was $288.1 million, an increase of $6.6 million or 2.3% over 1991.

. Fees for international services increased $9.2 million, or 15.2%, in 1993, as compared with an increase of $13.0 million, or 27.4%, in 1992. The high growth in revenues for 1993 was principally due to increased volume from new branch offices opened over the past year. The prior period increase was primarily related to product volume growth for traditional cash management products including: funds transfer; trade payment services; and reimbursement collection services. International non-credit product volume growth, particularly foreign exchange fees, continued to be responsible for high gross revenue increases in 1993 and 1992.

. Trust income increased $5.1 million, or 5.2%, in 1993 following a slight decline of $.6 million, or .6%, in 1992. Growth in assets and related fees in the Personal Trust, Investment Services, and Employee Benefit areas contributed to 1993 fee growth. The decline in 1992 trust income was principally attributable to the loss of several large customers and the impact of lower interest rates.

. Debit and credit card fees increased $2.1 million, or 3.6% in 1993, following a decrease of $6.9 million, or 10.4%, in 1992. For analytical purposes, fees generated by the MAC and POS businesses, which were contributed to the EPS joint venture in December 1992, have been reclassfied from the debit and credit card fee category in the table on page 62 in 1992 and 1991.
  Credit card fees were up $.9   million, or 3.4%, for 1993 following a decline
  of $14.1 million, or 36.2%, for 1992. The 1992 decline was mostly due to the sale of approximately 560,000 accounts in the fourth quarter of 1991. At year-end 1993, CoreStates' credit card portfolio included approximately 575,000 active accounts, compared to 546,000 active accounts at year-end 1992. Merchant processing services fees in 1993 were level with 1992, following growth of $3.6 million or 25.5% in 1992.

  Other operating income, excluding the non-recurring pre-tax gains of $11.0 million on the Virgin Islands branch sale, $9.1 million on prepayments of long-term debt and $1.4 million recovery on Independence loan previously charged off, increased $29.0 million in 1993, following an increase of $1.2 million in 1992. Other operating income in 1993 included $17.5 million of fees earned by Financial Telesis. Gains on trading account securities were $2.3 million in 1993, as compared with $1.8 million in 1992 and $2.6 million in 1991.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS: CONTINUED

NON-FINANCIAL EXPENSES                                              Percentage
(in millions)                                                   increase(decrease)
                                                               ---------------------

                                   1993      1992      1991    '93/'92      '92/'91
                                 --------  --------  --------   ------       ------
Salaries, wages and benefits     $  614.0  $  611.4  $  606.6      0.4%         0.8%
Net occupancy expense               111.6     112.8     118.3     (1.1)        (4.7)
Equipment expense                    73.9      85.6      84.3    (13.7)        (1.5)
Other operating expenses            420.3     417.1     389.1      0.8          7.2
                                 --------  --------  --------
Non-financial expenses before     1,219.8   1,226.9   1,198.3     (0.6)         2.4
   significant and unusual
   items
Significant and unusual items        22.1      79.7     121.2
                                 --------  --------  --------
Total non-financial expenses     $1,241.9  $1,306.6  $1,319.5     (5.0)        (1.0)
                                 ========  ========  ========

   While reported total non-financial expenses in 1993 of $1,241.9 million reflected a decrease of 5.0% from 1992, excluding significant and unusual items as noted below for both years, non-financial expenses for 1993 decreased 0.6% from 1992. Comparability of 1993 and 1992 total non-financial expenses is affected by certain significant expenses recorded in each year. In 1993, total non-financial expenses included: a $10.0 million restructuring charge related to the formation of Transys and $12.1 million for reserves and write-downs against other real estate owned. In 1992, total non-financial expenses included: $16.2 million for systems enhancements and operations consolidations; $40.0 million for reserves and write-downs against other real estate owned; $7.4 million of expenses associated with personnel related initiatives; $9.3 million impact of adopting FAS 106; $4.5 million for streamlining business operations; and a $2.5 million reserve for PMSR write-downs. Comparability of 1993 and 1992 is also impacted by the formation of EPS, as total non-financial expenses for 1992 included eleven months of expenses related to the MAC and POS businesses which were contributed to EPS in December 1992.

   Comparability for 1992 and 1991 is also affected by the significant 1992 operating costs, as described above, by the EPS transaction, as an additional month's expenses for MAC and POS would have added approximately $8.6 million to 1992 non-financial expenses, and by several significant expenses recorded in 1991. In 1991, non-financial expenses included the following items: $44.3 million of write-offs against other real estate owned; $27.1 million associated with the costs of systems enhancements and conversions, streamlining business operations, and write-downs of certain assets no longer required in the streamlined operations; and $6.6 million in charges related to branch consolidations. Excluding these items for both years, non-financial expenses for 1992 were 2.4% above 1991.

    Salaries, wages and benefits increased 0.4% in 1993, compared to an increase of 0.8% in 1992. A decrease in 1993 salary expense attributable to the transfer of employees in the MAC and POS businesses to EPS, was partially offset by an increase in employee related expenses of $11.7 million due to the acquisition of Financial Telesis. The number of full-time equivalent employees at December 31, 1993, 1992 and 1991 was: 16,017; 16,271; and 16,571, respectively.

    Net occupancy expense decreased 1.1% in 1993, compared to a decline of 4.7% in 1992. Equipment expenses declined 13.7% in 1993, compared to a slight decrease of 1.5% in 1992. The decline in combined 1993 net occupancy and equipment expense was primarily due to the formation of the EPS joint venture. Other operating expenses increased slightly 0.7% in 1993, following an increase of 7.2% in 1992 compared to 1991.


PROVISION FOR INCOME TAXES

    The provision for income taxes was $173.8 million in 1993 compared to $128.2 million in 1992 and $97.4 million in 1991. The $45.6 million increase in 1993 total tax expense was primarily the result of higher pre-tax book income of $139.9 million. The provision for income taxes for 1993, 1992 and 1991 were at effective rates of 32.4%, 32.3% and 35.1%, respectively. The 1% retroactive increase in the 1993 Federal corporate tax rate, higher state tax expense and lower tax exempt income were offset by the FAS 109 revaluation of the net deferred tax asset, reflecting the increased Federal tax rate and a higher dividends received deduction.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
CONSOLIDATED AVERAGE BALANCE SHEET AND TAXABLE EQUIVALENT INCOME/EXPENSE AND
RATES

                                                  1993                             1992                          1991
                                      -----------------------------    ------------------------------  -----------------------------
                                      Average              Income/     Average              Income/     Average             Income/
                                      balance     Rate     expense     balance     Rate     expense     balance     Rate    expense
                                     ----------  ------  ----------   ----------  ------  -----------  ----------  ------ ----------
                                      (000,000)           (000)        (000,000)           (000)        (000,000)             (000)
INTEREST EARNING ASSETS

Time deposits, principally
 Eurodollars (a)...................  $   1,312   3.38%  $   44,336   $   1,435    4.08%  $   58,612   $   1,213    6.52%  $   79,125
Investment securities (b):
  U.S. Government..................      2,759   5.80      159,950       2,321    6.97      161,760       2,061    8.04      165,700
  State and municipal..............        414   8.28       34,261         423    9.40       39,766         466   10.44       48,664
  Other............................        410   5.21       21,348         550    7.82       43,025         671    9.23       61,945
                                     ---------          ----------   ---------           ----------   ---------           ----------
         Total investment
          securities...............      3,583   6.02      215,559       3,294    7.42      244,551       3,198    8.64      276,309
Federal funds sold.................        235   3.10        7,284         510    4.43       22,611         450    6.40       28,813
Trading account securities.........          2   4.15           83           1    7.20           72           1    5.10           51

Loans (b)(c)(d):
  Domestic:
    Commercial, industrial and
     other.........................      7,378   8.07      595,115       7,234    8.31      601,294       7,993    9.71      776,261
    Real estate....................      6,795   7.89      536,234       6,854    8.51      583,562       6,571    9.47      622,340
    Consumer.......................      2,399  11.93      286,134       2,471   12.35      305,193       3,653   14.35      524,058
    Financial institutions.........        707   6.15       43,475         832    6.24       51,903         900    8.71       78,420
    Factoring receivables..........        554   9.62       53,312         486    9.70       47,154         480   10.69       51,327
    Lease financing................        658   9.06       59,609         562    8.87       49,848         546    9.50       51,876
  Foreign..........................        544   5.01       27,258         429    6.53       28,018         431    8.68       37,429
                                     ---------          ----------   ---------           ----------   ---------           ----------
          Total loans, net of
           discounts...............     19,035   8.41    1,601,137      18,868    8.83    1,666,972      20,574   10.41    2,141,711
                                     ---------          ----------   ---------           ----------   ---------           ----------
          Total interest earning
           assets (d)(e)             $  24,167   7.73    1,868,399   $  24,108    8.27    1,992,818   $  25,436    9.93    2,526,009
                                     =========  -----   ----------   =========   -----   ----------   =========   -----   ----------

FUNDING SOURCES
Interest bearing liabilities (b):
  Deposits in domestic offices (f):
    Commercial.....................  $     419   3.74       15,656   $     796    4.40       34,996   $   1,466    6.42       94,181
    NOW accounts...................      1,793    .95       15,442       1,671    2.44       36,858       1,444    4.54       58,450
    Money Market Accounts..........      4,142   2.13       88,061       4,225    2.89      122,085       3,947    4.91      193,621
    Consumer savings...............      2,982   1.54       45,792       2,612    2.74       71,495       2,024    4.62       93,408
    Consumer certificates..........      4,499   4.37      196,614       5,446    5.08      276,701       6,449    6.73      433,790
  Time deposits of overseas
   branches
    and subsidiaries...............        711   2.57       18,248         756    3.75       28,319       1,227    6.27       76,929
                                     ---------          ----------   ---------           ----------   ---------           ----------
          Total interest bearing
           deposits................     14,545   2.64      379,813      15,506    3.72      570,454      16,557    5.79      950,379
  Short-term funds borrowed:
    Federal funds purchased........      1,129   3.05       34,444         990    3.41       33,735       1,321    5.58       73,742
    Commercial paper...............        604   3.14       18,982         539    3.72       20,030         791    6.28       49,657
    Other..........................        229   5.93       13,579         128    5.25        6,715         700    6.89       48,206
                                     ---------          ----------   ---------           ----------   ---------           ----------
          Total short-term funds
           borrowed................      1,962   3.42       67,005       1,657    3.65       60,480       2,812    6.10      171,605
  Long-term debt (g)...............      1,455   4.80       69,776       1,312    6.06       78,426       1,168    7.86       90,363
                                     ---------          ----------   ---------           ----------   ---------           ----------
          Total interest bearing
           liabilities.............     17,962   2.90      516,594      18,475    3.84      709,360      20,537    5.90    1,212,347
Portion of non-interest bearing
 funding sources...................      6,205                           5,633                           4,899
                                     ---------          ----------   ---------           ----------   ---------
          Total funding sources (e)  $  24,167   2.14      516,594   $  24,108    2.94      709,360   $  25,436    4.77    1,212,347
                                     =========  -----   ----------   =========   -----   ----------   =========   -----   ----------
Net interest income and net
 interest margin...................              5.59%  $1,351,805                5.32%  $1,283,458                5.16%  $1,313,662
                                                =====   ==========               =====   ==========               =====   ==========


                                      65

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
CONSOLIDATED AVERAGE BALANCE SHEET AND TAXABLE EQUIVALENT INCOME/EXPENSE AND
RATES

                                                           1993                         1992                         1991
                                                -------------------------   ---------------------------  ---------------------------

                                                AVERAGE           INCOME/    AVERAGE           INCOME/    AVERAGE           INCOME/
                                                BALANCE    RATE   EXPENSE    BALANCE    RATE   EXPENSE    BALANCE    RATE   EXPENSE
                                               ----------  -----  --------  ----------  -----  --------  ----------  -----  --------

                                                (000,000)            (000)   (000,000)            (000)   (000,000)            (000)

NON-INTEREST EARNING ASSETS
Cash.........................................  $   2,263                    $   2,114                    $   1,973
Allowance for loan losses....................       (457)                        (463)                        (512)
Other assets.................................      1,727                        1,795                        1,746
                                               ---------                    ---------                    ---------
     Total non-interest earning assets.......  $   3,533                    $   3,446                    $   3,207
                                               =========                    =========                    =========
NON-INTEREST BEARING FUNDING SOURCES
Demand deposits:
  Domestic...................................  $   5,714                    $   5,437                    $   4,752
  Foreign....................................        369                          324                          308
Other liabilities............................      1,457                        1,368                        1,184
Shareholders' equity.........................      2,198                        1,950                        1,862
Non-interest bearing funding sources used
  to fund earning assets.....................     (6,205)                      (5,633)                      (4,899)
                                               ---------                    ---------                    ---------
     Total net non-interest bearing
         funding sources.....................  $   3,533                    $   3,446                    $   3,207
                                               =========                    =========                    =========
SUPPLEMENTARY AVERAGES
Net demand deposits..........................  $   4,579                    $   3,998                    $   3,306
Net Federal funds purchased..................        894   3.04%  $27,160         479   2.32%  $11,124         807   5.24%  $45,558
Certificates of deposit in domestic offices
  over $100,000..............................        360   3.61    13,008         681   4.33    29,492       1,310   6.47    84,812
Average prime rate...........................              6.00                         6.25                         8.46

(a) Yields and income on time deposits include net Eurodollar trading profits.
(b) The net impact of interest rate swaps is recognized as an adjustment to interest income or expense of the related hedged asset or liability.
(c) Yields and income on loans include fees on loans.
(d) Non-performing loans are included in interest earning assets.
(e) For the years 1993-1988, 8%, 10%, 9%, 8%, 7% and 12%,
    respectively, of total average assets and liabilities are attributed to foreign operations.
(f) Average balances on time deposits in domestic offices are reduced by specified reserve amounts for purposes of rate calculations.
(g) Rates on long-term debt are based on average balances excluding capital lease obligations.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
CONSOLIDATED AVERAGE BALANCE SHEET AND TAXABLE EQUIVALENT INCOME/EXPENSE AND
RATES: CONTINUED

                                                                 1990                            1989
                                                   -------------------------------  -------------------------------
                                                    Average              Income/         Average          Income/
                                                    balance     Rate     expense     balance     Rate     expense
                                                   ----------  ------  -----------  ----------  ------  -----------
                                                    (000,000)                (000)   (000,000)                (000)

INTEREST EARNING ASSETS

Time deposits, principally Eurodollars (a).......  $     744    8.43%  $   62,706   $   1,043    9.17%  $   95,592
Investment securities (b):
  U.S. Government................................      1,761    8.73      153,707       2,144    8.71      186,756
  State and municipal............................        560   10.74       60,151         576   10.64       61,279
  Other..........................................        752    9.17       68,931         974    9.33       90,827
                                                   ---------           ----------   ---------           ----------
          Total investment securities............      3,073    9.20      282,789       3,694    9.17      338,862
Federal funds sold...............................        328    8.47       27,787         499    8.77       43,766
Trading account securities.......................          7    8.66          606          38    8.26        3,138

Loans (b)(c)(d):
  Domestic:
    Commercial, industrial and other.............      8,436   10.91      920,406       8,061   11.69      942,247
    Real estate..................................      6,563   10.77      707,084       6,165   11.43      704,631
    Consumer.....................................      4,159   14.06      584,594       3,773   13.60      513,167
    Financial institutions.......................      1,025   10.08      103,306         966   10.38      100,285
    Factoring receivable.........................        478   10.42       49,829         458   11.79       53,983
    Lease financing..............................        566    9.92       56,175         496   10.97       54,392
Foreign..........................................        582    9.77       56,876         874    9.23       80,670
                                                   ---------           ----------   ---------           ----------
          Total loans, net of discounts..........     21,809   11.36    2,478,270      20,793   11.78    2,449,375
                                                   ---------           ----------   ---------           ----------
          Total interest earning assets (d)(e)     $  25,961   10.99    2,852,158   $  26,067   11.24    2,930,733
                                                   =========   -----   ----------   =========   -----   ----------

FUNDING SOURCES
Interest bearing liabilities (b):
 Deposits in domestic offices (f):
    Commercial...................................  $   1,976    8.23      159,832   $   2,387    8.96      210,408
    NOW accounts.................................      1,327    5.25       62,115       1,272    5.27       61,062
    Money Market Accounts........................      3,520    6.09      213,098       3,387    6.11      206,564
    Consumer savings.............................      1,854    5.03       93,049       1,854    5.07       93,769
    Consumer certificates........................      6,337    8.15      516,574       5,628    8.59      483,381
 Time deposits of overseas branches
    and subsidiaries.............................        943    8.59       81,039       1,439    9.57      137,653
                                                   ---------           ----------   ---------           ----------
          Total interest bearing deposits........     15,957    7.14    1,125,707      15,967    7.55    1,192,837
 Short-term funds borrowed:
    Federal funds purchased......................      1,993    8.11      161,588       2,500    9.24      230,991
    Commercial paper.............................      1,179    8.18       96,435         947    9.24       87,529
    Other........................................      1,016    7.37       74,843         617    9.48       58,502
                                                   ---------           ----------   ---------           ----------
          Total short-term funds borrowed........      4,188    7.95      332,866       4,064    9.28      377,022
 Long-term debt (g)..............................        825    9.20       74,162         798    9.17       71,380
                                                   ---------           ----------   ---------           ----------
          Total interest bearing liabilities.....     20,970    7.31    1,532,735      20,829    7.88    1,641,239
Portion of non-interest bearing funding sources        4,991                            5,239
                                                   ---------                        ---------
          Total funding sources (e)..............  $  25,961    5.90    1,532,735   $  26,068    6.30    1,641,239
                                                   =========   -----   ----------   =========   -----   ----------
Net interest income and net interest margin......               5.08%  $1,319,423                4.95%  $1,289,494
                                                               =====   ==========               =====   ==========

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
CONSOLIDATED AVERAGE BALANCE SHEET AND TAXABLE EQUIVALENT INCOME/EXPENSE AND
RATES: CONTINUED

                                                             1990                           1989
                                                 ----------------------------  -----------------------------
                                                 AVERAGE             INCOME/    AVERAGE             INCOME/
                                                 BALANCE     RATE    EXPENSE    BALANCE     RATE    EXPENSE
                                                ----------  ------  ---------  ----------  ------  ---------
                                                 (000,000)              (000)   (000,000)              (000)
NON-INTEREST EARNINGS ASSETS
Cash..........................................  $   2,136                      $   2,113
Allowance for loan losses.....................       (358)                          (405)
Other assets..................................      1,573                          1,600
                                                ---------                      ---------
          Total non-interest earning assets...  $   3,351                      $   3,308
                                                =========                      =========
NON-INTEREST BEARING FUNDING SOURCES
Demand deposits:
  Domestic....................................  $   4,860                      $   4,839
  Foreign.....................................        273                            275
Other liabilities.............................      1,231                          1,387
Shareholders' equity..........................      1,978                          2,046
Non-interest bearing funding sources used to
  fund earning assets.........................     (4,991)                        (5,239)
                                                ---------                      ---------
          Total net non-interest bearing
            funding sources...................  $   3,351                      $   3,308
                                                =========                      =========
SUPPLEMENTARY AVERAGES
Net demand deposits...........................  $   3,228                      $   3,193
Net Federal funds purchased...................      1,664    8.04%  $133,801       1,999    9.37%  $187,225
Certificates of deposit in domestic offices
  over $100,000...............................      1,700    8.24    140,084       2,253    8.93    201,124
Average prime rate............................              10.01                          10.87


(a) Yields and income on time deposits include net Eurodollar trading profits.
(b) The net impact of interest rate swaps is recognized as an adjustment to interest income or expense of the related hedged asset or liability.
(c) Yields and income on loans include fees on loans.
(d) Non-performing loans are included in interest earning assets.
(e) For the years 1993-1988, 8%, 10%, 9%, 8%, 7% and 12%, respectively, of total average assets and liabilities are attributed to foreign operations.
(f) Average balances on time deposits in domestic offices are reduced by specified reserve amounts for purposes of rate calculations.
(g) Rates on long-term debt are based on average balances excluding capital lease obligations.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA: CONTINUED
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------------
                                               1993         1992         1991        1990        1989        1988
                                            -----------  -----------  ----------  ----------  ----------  ----------
Interest income and fees..................  $1,841,864   $1,961,838   $2,485,277  $2,799,141  $2,870,616  $2,482,410
Interest expense..........................     516,593      709,360    1,212,367   1,532,735   1,641,239   1,343,516
                                            ----------   ----------   ----------  ----------  ----------  ----------
 Net interest income......................   1,325,271    1,252,478    1,272,910   1,266,406   1,229,377   1,138,894
Provision for losses on loans.............     121,201      160,250      291,261     437,860     327,181     137,619
                                            ----------   ----------   ----------  ----------  ----------  ----------
   Net interest income after
          provision for losses on loans...   1,204,070    1,092,228      981,649     828,546     902,196   1,001,275
Non-interest income.......................     574,030      610,664      615,565     474,971     430,915     359,264
Non-financial expenses....................   1,241,862    1,306,593    1,319,465   1,186,319   1,156,107   1,024,045
                                            ----------   ----------   ----------  ----------  ----------  ----------
Income from continuing operations before
  income taxes............................     536,238      396,299      277,749     117,198     177,004     336,494
Provision for income taxes................     173,809      128,165       97,432      11,998      18,708      34,800
                                            ----------   ----------   ----------  ----------  ----------  ----------
Income before cumulative effect of a
  change in accounting principle..........     362,429      268,134      180,317     105,200     158,296     301,694
Cumulative effect of a change in
  accounting principle, net of tax........     (13,010)     (84,946)           -           -           -           -
                                            ----------   ----------   ----------  ----------  ----------  ----------
Net income................................     349,419      183,188      180,317     105,200     158,296     301,694
Dividends on preferred stock..............           -            -            -       1,662      20,973       9,350
                                            ----------   ----------   ----------  ----------  ----------  ----------
Net income applicable to common stock.....  $  349,419   $  183,188   $  180,317  $  103,538  $  137,323  $  292,344
                                            ==========   ==========   ==========  ==========  ==========  ==========

Per common share data:
   Income before cumulative effect of a
     change in accounting principle.......       $2.49        $1.97        $1.35       $0.78       $1.02       $2.19
   Net income.............................       $2.40        $1.35        $1.35       $0.78       $1.02       $2.19
Average common shares outstanding.........     145,398      135,813      133,237     133,525     134,066     133,249

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA: CONTINUED
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)
                                                                                December 31,
                                              ---------------------------------------------------------------------------------
                                                  1993          1992          1991          1990          1989          1988
                                              -----------   -----------   -----------   -----------   -----------   -----------
ASSETS
Cash and due from banks.....................  $ 2,521,676   $ 2,510,001   $ 2,210,383   $ 2,642,911   $ 2,743,216   $ 2,422,615
Time deposits, principally Eurodollars......    1,319,457     1,815,394     1,673,553     1,289,925       815,125     1,578,189
Investment securities.......................    3,599,166     3,588,348     3,298,107     3,086,687     3,579,390     4,037,091
Loans.......................................   19,776,258    18,940,402    19,418,084    21,543,536    21,548,468    19,681,419
Allowance for loan losses...................     (450,823)     (442,267)     (473,301)     (512,288)     (555,427)     (386,454)
Funds sold..................................      161,527       266,890       376,300       234,298       260,226       497,766
Trading account securities..................        6,393         2,796         1,255         3,883        18,691         3,245
Due from customers on acceptances...........      332,234       632,976       212,024       499,690       371,883       551,516
Premises, equipment and other assets........    1,168,729     1,418,177     1,467,492     1,514,522     1,502,717     1,203,137
                                              -----------   -----------   -----------   -----------   -----------   -----------
        Total assets........................  $28,434,617   $28,732,717   $28,183,897   $30,303,164   $30,284,289   $29,588,524
                                              ===========   ===========   ===========   ===========   ===========   ===========

LIABILITIES
Deposits:
  Domestic:
    Non-interest bearing....................  $ 6,649,367   $ 6,460,415   $ 5,930,296   $ 5,813,027   $ 5,857,767   $ 5,821,404
    Interest bearing........................   13,686,027    14,446,043    15,147,941    15,616,028    15,100,264    14,096,472
  Overseas branches and subsidiaries........      796,902       766,119       839,327     1,181,341     1,296,926     1,709,970
                                              -----------   -----------   -----------   -----------   -----------   -----------
        Total deposits......................   21,132,296    21,672,577    21,917,564    22,610,396    22,254,957    21,627,846
Short-term funds borrowed...................    1,884,125     1,904,044     2,069,451     3,628,797     3,860,900     3,743,172
Bank acceptances outstanding................      337,180       635,544       213,613       503,049       376,213       567,097
Other liabilities...........................    1,123,342     1,068,395       814,888       849,085     1,017,493       928,687
Long-term debt..............................    1,589,290     1,357,598     1,240,970       882,271       781,187       817,279
                                              -----------   -----------   -----------   -----------   -----------   -----------
        Total liabilities...................   26,066,233    26,638,158    26,256,486    28,473,598    28,290,750    27,684,081
                                              -----------   -----------   -----------   -----------   -----------   -----------

SHAREHOLDERS' EQUITY
Preferred...................................            -             -             -             -       100,000       100,000
Common......................................    2,368,384     2,094,559     1,927,411     1,829,566     1,893,539     1,804,443
                                              -----------   -----------   -----------   -----------   -----------   -----------
        Total shareholders' equity..........    2,368,384     2,094,559     1,927,411     1,829,566     1,993,539     1,904,443
                                              -----------   -----------   -----------   -----------   -----------   -----------
        Total liabilities and
          shareholders' equity..............  $28,434,617   $28,732,717   $28,183,897   $30,303,164   $30,284,289   $29,588,524
                                              ===========   ===========   ===========   ===========   ===========   ===========

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA: CONTINUED
SHAREHOLDERS' DATA
                                                  1993      1992      1991      1990      1989
                                               -------   -------   -------   -------   -------
EARNINGS AND DIVIDENDS PER SHARE APPLICABLE
  TO COMMON SHARES
Income before cumulative effect of a
  change in accounting principle.............  $  2.49   $  1.97   $  1.35   $   .78   $  1.02
Dividends paid...............................     1.11      1.00       .96       .96       .84
Dividends declared...........................     1.14      1.02       .97       .96       .87

COMMON STOCK MARKET BID INFORMATION
First quarter:
  High.......................................  $29 3/4   $25 1/8   $18 3/8   $21 5/8   $21 3/4
  Low........................................   26 3/8    21 7/8    12        18 5/8    20
Second quarter:
  High.......................................   30 1/8    27        20 3/4    22        24 1/8
  Low........................................   25 1/8    21        17 3/4    18 3/8    21 1/2
Third quarter:
  High.......................................   29 3/4    26 1/4    23 1/2    20 3/4    25
  Low........................................   26 3/4    23 5/8    19 1/4    13        23 1/8
Fourth quarter:
  High.......................................   29 3/4    28 7/8    24 3/8    15 7/8    23 1/2
  Low........................................   25 1/8    24 1/8    20 7/8    11 3/4    19 1/4
Year-end.....................................   26 1/8    28 1/2    24        15 5/8    21 3/8

Year-end bid/net income......................   10.5x     14.5x     17.8x     20.0x     21.0x
Book value per share at year-end.............  $16.29    $14.48    $14.40    $13.77    $14.13

OTHER SELECTED DATA

OPERATING RATIOS:
Income from continuing operations
  applicable to common stock
  as a percent of:
    Operating income.........................    15.00%    10.42%     5.82%     3.16%     4.16%
    Average common shareholders' equity......    16.49     13.75      9.68      5.28      7.06
    Average total assets.....................     1.31       .97       .63       .35       .47
Average total shareholders' equity as a
  percent of average total assets............     7.94      7.08      6.50      6.75      6.96
Dividends declared as a percent of
  income from continuing operations..........    45.78     51.78     71.85    123.08     85.29

FULL TIME EQUIVALENT STAFF AT YEAR-END.......   16,017    16,271    16,571    17,144    17,572

NUMBER OF LOCATIONS..........................      483       482       540       554       573


NUMBER OF REGISTERED COMMON SHAREHOLDERS.....   44,128    45,209    48,701    51,076    55,512

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA: CONTINUED

Rate/Volume Analysis Taxable Equivalent Basis - (in thousands)
                                              1993 vs. 1992                               1992 vs. 1991
                                     -------------------------------            ---------------------------------
                                     Increase (decrease) in interest            Increase (decrease) in interest
                                     -------------------------------            ---------------------------------
                                     Income /  Change attributable to           Income/    Change attributable to
                                               ----------------------                      ----------------------
                                     expense     Volume      Rate               expense      Volume       Rate
                                     -------   ----------  ----------           -------    ----------   ---------
Interest earning assets
- ---------------------------

Time deposits, principally
  Eurodollars..............          $ (14,276)   $ (5,018)     (9,258)       $ (20,513)   $  14,474   $ (34,987)
Investment securities......            (28,992)     21,444     (50,436)         (31,758)       8,294     (40,052)
Federal funds sold.........            (15,327)    (12,183)     (3,144)          (6,202)       3,840     (10,042)
Trading account securities.                 11          72         (61)              21            -          21
Loans:
   Domestic................            (65,076)      4,623     (69,699)        (465,328)    (178,068)   (287,260)
   Foreign.................               (760)      7,510      (8,270)          (9,411)        (174)     (9,237)
                                     ---------    --------   ---------        ---------    ---------   ---------
      Total interest income           (124,420)     16,448    (140,868)        (533,191)    (151,634)   (381,557)
                                     ---------    --------   ---------        ---------    ---------   ---------

Interest bearing funds
- ---------------------------

Deposits:
  Domestic.................           (180,570)    (34,484)   (146,086)        (331,315)     (33,754)   (297,561)
  Overseas.................            (10,071)     (1,688)     (8,383)         (48,610)     (29,532)    (19,078)
Short-term funds borrowed:
  Federal funds purchased..                709       4,740      (4,031)         (40,007)     (18,470)    (21,537)
  Other....................              5,816       6,657        (841)         (71,118)     (54,054)    (17,064)
Long-term debt.............             (8,650)      9,696     (18,346)         (11,937)      11,397     (23,334)
                                     ---------    --------   ---------        ---------    ---------   ---------
      Total interest
       expense.............           (192,766)    (15,079)   (177,687)        (502,987)    (124,413)   (378,574)
                                     ---------    --------   ---------        ---------    ---------   ---------

Net interest income........          $  68,346    $ 31,527   $  36,819        $ (30,204)   $ (27,221)  $  (2,983)
- ---------------------------          =========    ========   =========        =========    =========   =========

Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of consolidated assets and liabilities.

Included in interest income is $62.1 million, $57.2 million and $57.3 million of loan fees for the years ended 1993, 1992 and 1991, respectively.

Non-performing loans are included in interest earning assets.

The changes in interest expense on domestic time deposits attributable to volume and rate are adjusted by specific reserves as average balances are reduced by such reserve amounts for purposes of rate calculations.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA:  CONTINUED


LOAN PORTFOLIO

The following are summaries of certain loan categories, net of unearned discounts, for the five years ended December 31, 1993 (in thousands):

                                                1993         1992         1991         1990         1989
                                             -----------  -----------  -----------  -----------  -----------
Domestic loans:
  Commercial, industrial and other.........  $ 7,879,451  $ 7,354,666  $ 7,503,223  $ 8,002,759  $ 8,140,936
                                             -----------  -----------  -----------  -----------  -----------
  Real estate loans:
    Construction and development...........      367,364      501,404      754,089    1,016,830    1,196,497
    Residential............................    3,121,008    3,314,111    3,106,984    3,065,826    2,738,090
    Other, primarily commercial mortgages
      and commercial loans secured by
      owner-occupied real estate...........    3,175,284    3,212,582    2,984,798    2,954,493    2,759,689
                                             -----------  -----------  -----------  -----------  -----------
        Total real estate loans............    6,663,656    7,028,097    6,845,871    7,037,149    6,694,276
                                             -----------  -----------  -----------  -----------  -----------
  Consumer loans:
    Installment............................    1,356,633    1,379,760    1,762,210    1,998,889    2,194,159
    Credit card............................    1,178,972      957,168      979,327    2,000,941    1,724,982
                                             -----------  -----------  -----------  -----------  -----------
Total consumer loans.......................    2,535,605    2,336,928    2,741,537    3,999,830    3,919,141
                                             -----------  -----------  -----------  -----------  -----------
  Financial institutions...................      870,489      783,125      996,500    1,077,419    1,062,095
  Factoring receivables....................      555,211      454,244      402,752      418,129      420,565
  Lease financing..........................      728,764      583,187      536,836      546,203      522,475
                                             -----------  -----------  -----------  -----------  -----------
         Total domestic loans..............   19,233,176   18,540,247   19,026,719   21,081,489   20,759,488
                                             -----------  -----------  -----------  -----------  -----------
Foreign loans:
  Loans to or guaranteed by foreign
    banks:
      Government owned and central
        banks..............................                       257        1,506        7,725        6,778
      Other foreign banks..................      332,149      203,103      130,308      154,158      184,622
                                             -----------  -----------  -----------  -----------  -----------

  Commercial and industrial................      210,573      196,795      242,098      300,164      234,171
  Loans to other financial institutions....          360                    17,453                     3,950
  Loans to or guaranteed by foreign
    governments/agencies excluding
    banks..................................                                                          359,459
                                             -----------  -----------  -----------  -----------  -----------
        Total foreign loans................      543,082      400,155      391,365      462,067      788,980
                                             -----------  -----------  -----------  -----------  -----------
        Total loans........................  $19,776,258  $18,940,402  $19,418,084  $21,543,536  $21,548,468
                                             ===========  ===========  ===========  ===========  ===========

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA: CONTINUED

RISK ELEMENT DATA:

FOREIGN OUTSTANDINGS

At December 31, 1993 there were no aggregate foreign outstandings (defined as loans, investments, acceptances and time deposits) to borrowers in a foreign country that exceeded 1% of total assets. At December 31, 1992 and 1991, countries where such outstandings exceeded 1% of total assets were as follows (in thousands):

                       Banks
                     and other  Governments  Commercial
                     financial      and         and
                   institutions   agencies   industrial     Total
                   ------------ -----------  ----------   --------

DECEMBER 31, 1992
United Kingdom.....   $180,114               $106,303     $286,417
DECEMBER 31, 1991
United Kingdom.....    204,300                123,707      328,007


While the associated risks are clearly recognized, international lending is a part of the Corporation's wide range of international services. It is the Corporation's intent to remain involved in providing the international financial services needed for the increasingly global competition faced by customers. Outstandings below 1%, but over .75% of total assets were $197,974 in Germany at December 31, 1992.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA:  CONTINUED

NON-PERFORMING ASSETS

The following represents the Corporation's non-accrual loans, renegotiated loans and other real estate owned for the five years ended December 31, 1993 (in thousands):

                                      1993       1992       1991       1990       1989
                                    ---------  ---------  ---------  ---------  ---------
NON-ACCRUAL LOANS
Domestic..........................  $246,512   $411,120   $565,644   $539,766   $170,053
Foreign...........................       171      3,047      8,797     29,139    217,465
                                    --------   --------   --------   --------   --------
     Total non-accrual loans......   246,683    414,167    574,441    568,905    387,518
                                    --------   --------   --------   --------   --------
RENEGOTIATED LOANS
Domestic..........................    56,457     63,074     46,611      6,547      8,358
                                    --------   --------   --------   --------   --------
     Total renegotiated loans.....    56,457     63,074     46,611      6,547      8,358
                                    --------   --------   --------   --------   --------
     Total non-performing loans...   303,140    477,241    621,052    575,452    395,876
                                    --------   --------   --------   --------   --------
Other real estate owned (OREO)
Acquired through foreclosure
  or exchange.....................    72,907     72,140     76,138     58,213     19,993
In-substance foreclosure..........    56,419    118,264    103,386     31,853
Property formerly used in
  banking operations..............     6,202      3,908      2,022
                                    --------   --------   --------   --------   --------
     Total OREO...................   135,528    194,312    181,546     90,066     19,993
                                    --------   --------   --------   --------   --------
     Total non-performing assets..  $438,668   $671,553   $802,598   $665,518   $415,869
                                    ========   ========   ========   ========   ========
Non-performing assets as a
  percentage of loans plus OREO...      2.20%      3.51%      4.09%      3.08%      1.93%
                                    ========   ========   ========   ========   ========
Non-performing assets as a
  percentage of total assets......      1.54%      2.34%      2.85%      2.20%      1.37%
                                    ========   ========   ========   ========   ========

The following reflects the effect of non-accrual and renegotiated loans on both interest income and net interest income for the three years ended December 31, 1993 (in thousands):

                                                          1993     1992      1991
                                                         -------  -------  --------
Interest income which would have
  been recorded in accordance
  with original terms:
    Domestic..............................               $30,838  $38,375  $ 62,151
    Foreign...............................                    38      324     1,462
                                                         -------  -------  --------
         Total............................                30,876   38,699    63,613
                                                         -------  -------  --------
Interest income reflected in
  total operating income:
    Domestic..............................                17,300   20,479    16,216
    Foreign...............................
                                                         -------  -------  --------
         Total............................                17,300   20,479    16,216
                                                         -------  -------  --------

Net reduction in interest income
and net interest income...................              $13,576  $18,220  $ 47,397
                                                         =======  =======  ========

ACCRUING LOANS PAST DUE 90 DAYS OR MORE

Accruing loans 90 days or more past due as to payment of interest or principal for the five years ended December 31, 1993 were as follows (in thousands):


                                                                1993     1992      1991      1990     1989
                                                               -------  -------  --------  --------  -------
Domestic..................................                     $52,665  $95,866  $110,143  $147,218  $88,916
                                                               -------  -------  --------  --------  -------
  Total...................................                     $52,665  $95,866  $110,143  $147,218  $88,916
                                                               =======  =======  ========  ========  =======

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA:  CONTINUED


CONSOLIDATED ALLOWANCE FOR LOAN LOSSES

The following table summarizes the distribution of loan charge-offs and recoveries by type of loan for the five years ended December 31, 1993 (in thousands):

                                     1993          1992          1991         1990           1989
                                   ---------    ---------     ---------    ---------      ---------

Balance at beginning of year:
 Domestic........................  $432,267      $463,301     $495,775      $268,660       $228,761
 Foreign.........................    10,000        10,000       16,513       286,767        157,693
                                   --------      --------     --------      --------       --------
                                    442,267       473,301      512,288       555,427        386,454

Allowance for loans purchased
  at date of purchase
    Domestic.....................     2,703         1,028        6,146         6,415

Allowance for loans sold
  at date of sale:
    Domestic.....................      (353)      (14,700)     (27,486)         (657)
    Foreign......................  --------      --------      --------     --------       --------
                                       (353)      (14,700)     (27,486)         (657)

Recoveries, by type of loan:
 Domestic:
   Commercial, industrial
      and other..................    45,207        25,865       26,636        30,853         15,973
   Real estate...................     8,470         6,438        5,874         8,690          1,882
   Consumer......................    18,170        21,852       20,729        11,343         12,543
   Financial institutions........     2,246         2,776        1,966         1,607             12
 Foreign.........................    12,645        13,138       26,586        17,110          1,618
                                   --------      --------      --------     --------       --------
    Total recoveries.............    86,738        70,069       81,791        69,603         32,028

Charge-offs, by type of loan:
 Domestic:
   Commercial, industrial
        and other................    91,785       103,000      136,363       105,240         49,598
   Real estate...................    59,191        69,896       99,650        87,074         11,238
   Consumer......................    49,941        71,585      130,981        92,996         64,380
   Financial institutions........       816         3,195       14,669         5,993          3,891
 Foreign.........................                       5        2,890       264,788         67,544
                                   ---------     --------     --------      --------       --------
    Total loans charged off......   201,733       247,681      384,553       556,091        196,651


Total net charge-offs............   114,995       177,612      302,762       486,488        164,623

Provision charged to operating
expense:
 Domestic........................   133,846       173,383      321,470       460,436        132,181
 Foreign.........................   (12,645)(a)   (13,133)(a)  (30,209)(a)   (22,576)(a)    195,000
                                   --------      --------     --------      --------       --------
                                    121,201       160,250      291,261       437,860        327,181
Balance at end of year:
 Domestic........................   440,823       432,267      463,301       495,775        268,660
 Foreign.........................    10,000        10,000       10,000        16,513        286,767
                                   --------      --------     --------      --------       --------
                                   $450,823      $442,267     $473,301      $512,288       $555,427
                                   ========      ========     ========      ========       ========

RATIOS
Net charge-offs as a percentage
 of average loans outstanding....      0.60%         0.94%        1.47%         2.23%          0.79%
                                   ========      ========     ========      ========       ========

Allowance for loan losses as a
 percentage of year-end loans....      2.28%         2.34%        2.44%         2.38%          2.58%
                                   ========      ========      =======      ========       ========

(a) Reflects reallocation of the foreign allowance for loan losses to the domestic allowance for loan losses.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FIANNCIAL DATA:  CONTINUED

DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES (a)

The distribution of the allowance for loan losses and the percentage of such distributions to each loan type at December 31, 1993, 1992, 1991 and 1990 is illustrated in the table below (in millions):



                                      1993                 1992                 1991                 1990
                               ------------------   ------------------   ------------------   -------------------
                                             %                    %                    %                    %
                                          of Loan              of Loan              of Loan              of Loan
                               Allowance    type    Allowance    type    Allowance    type    Allowance    type
                               ---------  --------  ---------  --------  ---------  --------  ---------  --------
Loan type
- ---------
Domestic:
  Commercial and industrial..     $208.3      2.5%     $206.6      2.6%     $238.1      3.0%     $173.2      2.1%
  Real estate:
    Construction.............       69.0     18.8        94.7     18.9        88.0     11.7       134.3     13.2
    Other....................       63.4      1.0        36.9       .6        45.5       .7        65.3      1.1
  Consumer...................       83.1      3.3        73.8      3.2        79.6      2.9       111.0      2.8
  Other domestic loans.......       17.0      1.1        20.2      1.5        12.1       .8        12.0       .7
Foreign......................       10.0      1.8        10.0      2.5        10.0      2.6        16.5      3.6
                               ---------            ---------            ---------            ---------
     Total...................     $450.8      2.3%     $442.2      2.3%     $473.3      2.4%     $512.3      2.4%
                               =========  =======   =========  =======   =========  =======   =========  =======

- ----------------------------------

(a) This distribution is made for analytical purposes. It does not represent specific allocations of the allowance. The total allowance is available to absorb losses from any segment of the portfolio.



CERTIFICATES OF DEPOSIT OVER $100,000 ISSUED BY DOMESTIC OFFICES
(in thousands)
                                                                     December 31,
                                                           ---------------------------------
                                                                1993              1992
                                                           ---------------   ---------------
                                                           Amount  Percent   Amount  Percent
                                                           ------  -------   ------  -------
MATURITY DISTRIBUTION
3 months or less.......................................   $210,558   63.6%  $355,868   51.8%
3 through 6 months.....................................     51,783   15.6    136,363   19.8
6 through 12 months....................................     29,022    8.8     78,688   11.5
Over 12 months.........................................     39,552   12.0    116,489   16.9
                                                          --------  -----   --------  -----
                                                          $330,915  100.0%  $687,408  100.0%
                                                          ========  =====   ========  =====
                                      77

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA:  CONTINUED

INTEREST SENSITIVITY ANALYSIS AT DECEMBER 31, 1993
(in millions)


                                                                        Rate Maturity Period
                                                     -------------------------------------------------------------------
                                                       1-90    91-181    182-365      1-2       3-5       > 5
                                                       Days     Days       Days      Years     Years     Years     Total
                                                     -------   -------   --------   ------   -------   -------   -------
EARNING ASSETS
Federal funds sold, resale agreements and trading
   account securities..............................  $   168                                                     $   168
Time deposits......................................      624   $   533   $    162                                  1,319
Investment securities..............................      861       396        453   $  686   $   746   $   457     3,599
Interest rate swaps................................      762       160        390      721     1,869       695     4,597
 Asset financial futures...........................      296        79        195       20        15                 605
                                                     -------   -------   --------   ------   -------   -------   -------
     Total discretionary assets....................    2,711     1,168      1,200    1,427     2,630     1,152    10,288
Total loans(a).....................................   13,026     1,450      1,232    1,510     2,175       383    19,776
                                                     -------   -------   --------   ------   -------   -------   -------

     Total earning assets..........................   15,737     2,618      2,432    2,937     4,805     1,535    30,064
                                                     -------   -------   --------   ------   -------   -------   -------

FUNDING SOURCES
Federal funds purchased, repurchase
   agreements and other short-term funds
   borrowed........................................    1,873        11                                             1,884
Domestic and foreign time deposits(b)..............      913        35          8        6         5        70     1,037
Long-term debt.....................................      704        19         30      137        60       639     1,589
Interest rate swaps................................    3,963        25         33      179       372        25     4,597
Liability financial futures........................      530        55         20                                    605
                                                     -------   -------   --------   ------   -------   -------   -------
     Total discretionary liabilities...............    7,983       145         91      322       437       734     9,712
                                                     -------   -------   --------   ------   -------   -------   -------

Savings certificates...............................    1,274       915        722      498       489       303     4,201
Money market, savings and NOW accounts.............    2,830       869      1,194    1,868     2,485               9,246
Net non-interest bearing funds(c)(d)...............    4,527                                             2,378     6,905
                                                     -------   -------   --------   ------   -------   -------   -------
     Total savings certificates and indefinite
        maturity liabilities.......................    8,631     1,784      1,916    2,366     2,974     2,681    20,352
                                                     -------   -------   --------   ------   -------   -------   -------
     Total net funding sources.....................   16,614     1,929      2,007    2,688     3,411     3,415    30,064
                                                     -------   -------   --------   ------   -------   -------   -------

     Period gap....................................     (877)      689        425      249     1,394    (1,880)      -0-
     Cumulative gap................................     (877)     (188)       237      486     1,880                 -0-
     Adjustments(e)................................      767      (671)      (347)    (447)   (1,437)    2,134       -0-
                                                     -------   -------   --------   ------   -------   -------   -------

     Adjusted period gap...........................  $  (110)  $    18   $     78   $ (198)  $   (43)  $   254   $   -0-
                                                     =======   =======   ========   ======   =======   =======   =======
     Cumulative gap................................  $  (110)  $   (92)  $    (14)  $ (211)  $  (254)  $   -0-   $   -0-
                                                     =======   =======   ========   ======   =======   =======   =======


Notes to interest sensitivity analysis:

(a) Non-performing loans are included in 1-90 days.
(b) Deposit volumes exclude time deposits not at interest.
(c) Net non-interest bearing funds is the sum of non-interest bearing liabilities and shareholders' equity minus non-interest earning assets.
(d) The estimated volume of stable net non-interest bearing funds is allocated to the over 1 year interest sensitivity period. Allocations to the under 1 year periods include: estimated volumes that are expected to vary inversely with interest rates; and the temporary difference between the actual volume of total net non-interest bearing funds on December 31, 1993 and the trend volume at the current level of interest rates.
(e) Adjustments reflect managerial assumptions as to the appropriate investment maturities for non-interest bearing funding sources, along with the funding of current investment and loan commitments.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA: CONTINUED

INVESTMENT SECURITIES
(in thousands)
CARRYING VALUE AT DECEMBER 31,
                                                                         1993(a)         1992        1991
                                                                       ----------     ----------  ----------
U.S. Treasury...................................                       $  972,076     $  887,055  $  880,154
U.S. Government agencies and
     corporations...............................                        1,767,212      1,848,837   1,391,353
State and municipal.............................                          356,438        419,303     380,944
Other...........................................                          503,440        433,153     645,656
                                                                       ----------     ----------  ----------
                                                                       $3,599,166     $3,588,348  $3,298,107
                                                                       ==========     ==========  ==========

(a) Held-to-maturity and available-for-sale portfolios.

MATURITY DISTRIBUTION AND WEIGHTED AVERAGE
 YIELD AT DECEMBER 31, 1993(a)

                                                                 U.S. Government
                                                                  Agencies and    State and                         Total
                                                                                                             -------------------
                                                  U.S. Treasury   Corporations    Municipal        Other       Amount    Yield(b)
                                                  -------------  ---------------  ----------     ----------  ----------  -------
1 year or less..................................       $298,233       $  235,053  $   88,837     $  158,552  $  780,675   4.98%
1 year through 5 years..........................        402,895        1,200,184     194,975        155,865   1,953,919   5.45
5 years through 10 years........................        270,901          109,321      38,133         17,689     436,044   6.44
After 10 years..................................             47          222,654      34,493        171,334     428,528   7.45
                                                       --------       ----------  ----------     ----------  ----------  -----
                                                       $972,076       $1,767,212  $  356,438     $  503,440  $3,599,166   5.71%
                                                       ========       ==========  ==========     ==========  ==========  =====

(a) Held-to-maturity and available-for-sale portfolios.

(b) The weighted average yield has been computed on a tax equivalent basis using an effective tax rate of 35%. The amount of the tax equivalent adjustment by range of maturity is as follows: 1 year or less - $2,196; 1 year to 5 years - $5,009; 5 years to 10 years - $1,050 and after 10 years - $2,240.

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